Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of May 5, 2019

among

PARK HOTELS & RESORTS INC.

PK DOMESTIC PROPERTY LLC,

PK DOMESTIC SUB LLC,

and

CHESAPEAKE LODGING TRUST

i

Exhibits and Schedules

Exhibit A	Form of Polsinelli PC Tax Opinion
Exhibit B	Form of Hogan Lovells US LLP Tax Opinion

Schedule I	Knowledge of the Company
Schedule II	Knowledge of Park Parties

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 5, 2019, is made by and among Park Hotels & Resorts Inc., a Delaware corporation (“Park”), PK Domestic Property LLC, a Delaware limited liability company and an indirect Subsidiary of Park (“Parent”), PK Domestic Sub LLC, a Delaware limited liability company and a direct Subsidiary of Parent (“Merger Sub” and, together with Park and Parent, the “Park Parties”), and Chesapeake Lodging Trust, a Maryland real estate investment trust (the “Company”). Park, Parent, Merger Sub, and the Company are each sometimes referred to herein as a “Party” and, collectively, as the “Parties”.

WHEREAS, the board of trustees of the Company (the “Company Board”) has unanimously (i) declared advisable and approved the merger of the Company with and into Merger Sub (the “Merger”), with Merger Sub being the surviving entity (the “Surviving Entity”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland REIT Law (the “MRL”) and the Delaware Limited Liability Company Act (the “DLLCA”), whereby, among other matters, each issued and outstanding common share of beneficial interest, par value $0.01 per share, of the Company (the “Company Common Shares”) as of immediately prior to the Effective Time, other than the Excluded Shares, will be converted into the right to receive the Merger Consideration from Parent, (ii) authorized the Company to execute, deliver and perform this Agreement, (iii) directed that the Merger be submitted for consideration at a meeting of the shareholders of the Company, (iv) subject to Section 7.3(b)(iv), resolved to recommend that the shareholders of the Company vote in favor of the approval of the Merger and to include such recommendation in the Proxy Statement, and (v) taken all actions required for the execution of this Agreement by the Company;

WHEREAS, the members of Parent have (i) approved this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement, (ii) authorized Parent to execute, deliver and perform this Agreement and (iii) taken all actions required for the execution of this Agreement by Parent;

WHEREAS, Parent, in its capacity as sole member of Merger Sub, has (i) approved this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement, (ii) authorized Merger Sub to execute, deliver and perform this Agreement, and (iii) taken all actions required for the execution of this Agreement by Merger Sub;

WHEREAS, the board of directors of Park (the “Park Board”) has (i) declared advisable and approved this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement, (ii) authorized Park to execute, deliver and perform this Agreement, (iii) taken all actions required for the execution of this Agreement by Park and (iv) approved the issuance of Park Common Stock contemplated by this Agreement;

WHEREAS, prior to the Effective Time, Park shall cause to be contributed to Parent the shares of Park Common Stock to be delivered by Parent as the Common Stock Consideration pursuant to the Merger;

WHEREAS, for U.S. federal income tax purposes (and, where applicable, state and local income tax purposes), the Parties intend that the Merger will be treated as a taxable sale by the Company of all of the Company’s assets to Parent in exchange for the Merger Consideration and the assumption of all of the Company’s liabilities immediately followed by a distribution of such Merger Consideration by the Company to the holders of equity interests in the Company in liquidation of the Company pursuant to Section 331 and Section 562 of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of liquidation” of the Company for U.S. federal income tax purposes; and

WHEREAS, each of the Parties desires to make certain representations, warranties, covenants and agreements in connection with the execution of this Agreement and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of foregoing and the respective representations, warranties, covenants and agreements, and subject to the conditions set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions.

“Action” means any claim, action, suit, litigation, proceeding, arbitration, mediation or other investigation or audit (in each case, whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before, or otherwise involving, any Person (including any Governmental Authority)).

“Affiliate” of any Person means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York, New York.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., as amended.

“Claim” means any threatened, asserted, pending or completed Action or inquiry, whether civil, criminal, administrative, investigative or otherwise, including any arbitration or other alternative dispute resolution mechanism, and whether instituted by any Party hereto, any Governmental Authority or any other Person arising out of or pertaining to matters that relate to any Indemnified Party’s duties (including with respect to any acts or omissions occurring in connection with the approval of this Agreement, the Merger and the consummation of the other transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith) or service as a manager, director, officer, trustee, employee, agent or fiduciary of the Company or any of the Company Subsidiaries or, to the extent such Person is or was serving at the request or for the benefit of the Company or any of the Company Subsidiaries, any other entity or any Company Employee Program maintained by any of the foregoing at or prior to the Effective Time.

“Claim Expenses” means reasonable documented attorneys’ fees and all other reasonable documented out-of-pocket costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim, including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party as contemplated in Section 7.4.

“Company Bylaws” means the Amended and Restated Bylaws of the Company, as amended and supplemented and in effect on the date hereof.

“Company Credit Facility” means the Fifth Amended and Restated Credit Agreement, dated May 31, 2018, by and among the Company OP, as borrower, the financial institutions party thereto and their assignees under Section 13.6 thereunder, as lenders, and Wells Fargo Bank, N.A., as administrative agent.

“Company Datasite” means that (a) certain datasite maintained by the Company at intralinks.com in connection with this Agreement and the transactions contemplated thereby, as such was in existence on the date that is one (1) calendar day prior to the date hereof and (b) the Company Board and Company Board committee minute and resolutions provided by a Representative of the Company to Park via e-mail on March 27, 2019 and April 8, 2019.

“Company Declaration of Trust” means the Articles of Amendment and Restatement of Declaration of Trust of the Company, as amended and supplemented and in effect on the date hereof.

“Company Employee Program” means each “employee benefit plan,” within the meaning of ERISA Section 3(3) (whether or not subject to ERISA), and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, separation, employment, termination, consulting, commission, change-in-control, retention, profit sharing, pension, vacation, paid time off, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, fringe benefit or other benefit or compensation plan, policy, program, agreement, arrangement or Contract, whether written or unwritten, that is currently sponsored, maintained or contributed to by the Company or any Company Subsidiary or under or with respect to which the Company or any Company Subsidiary or their respective ERISA Affiliates has any liability, whether accrued, absolute, contingent, direct or indirect.

“Company Equity Incentive Plan” means the Company’s Equity Plan, as amended and restated effective as of June 14, 2018, as amended and in effect on the date hereof.

“Company Leases” means any lease, sublease, or other right of occupancy that the Company or any Company Subsidiary is party to as landlord or sublandlord with respect to each of the applicable Company Properties.

“Company Material Adverse Effect” means an Event that (a) has had, or would reasonably be expected to have, a material adverse effect on the assets, business, liabilities, results of operations, or condition (financial or otherwise) of the Company and the Company Subsidiaries taken as a whole, or (b) will prevent the Company from consummating the Merger or the other transactions contemplated hereby on or prior to the Outside Date; provided that for purposes of clause (a), “Company Material Adverse Event” shall not include any Event to the extent arising out of or resulting from (i) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (ii) changes in general legal, regulatory or political conditions in the U.S. or in any other country or region of the world, (iii) any Events that affect the lodging industry generally, (iv) the negotiation, execution or announcement of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including the impact of any of the foregoing on relationships, contractual or otherwise, with customers, franchisors, managers, suppliers, lenders, investors, future partners or employees (provided, that the exception in this clause (iv) does not apply to the use of Company Material Adverse Effect in Section 4.5 (or Section 8.2 as it relates to Section 4.5), (v) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of a Park Party, (vi) earthquakes, hurricanes or other natural disasters, (vii) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (viii) any decline in the market price of the Company Common Shares or any failure of the Company to meet internal or publicly announced financial projections or forecasts (provided, that any Event giving rise to such decline or failure may be taken into account in determining whether there has been a Company Material Adverse Effect), (ix) changes in Law or GAAP or interpretations or enforcement thereof or (x) any stockholder or derivative litigation arising from allegations of a breach or violation of applicable Law relating to this Agreement or the Merger or the other transactions contemplated thereby, which in the case of each of the foregoing clauses (i), (ii), (iii), (vi), (vii) and (ix) to the extent they do not materially disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the lodging industry in the United States.

“Company OP” means Chesapeake Lodging, L.P., a Delaware limited partnership and an indirect wholly-owned Subsidiary of the Company.

“Company Performance Share Award” means an award of Company Common Shares granted under the Company Equity Incentive Plan that is unvested or subject to a substantial risk of forfeiture that, immediately prior to the Effective Time, is subject to performance-based vesting conditions.

“Company Protected Information” means any confidential information of the Company or the Company Subsidiaries, trade secrets of the Company or the Company Subsidiaries, information to which the Company or any Company Subsidiary or one of their management companies or franchisors, as applicable, has undertaken an obligation of confidentiality to a Third Party, or information that is related to or capable of being linked to a person that is held, used, disclosed or collected by the Company or any of the Company Subsidiaries or one of their management companies or franchisors, as applicable.

“Company Term Loan” means the term loan pursuant to the Term Loan Agreement, dated April 21, 2017, as amended by First Amendment to Term Loan Agreement, dated as of May 31, 2018, by and among Company OP, as borrower, the financial institutions party thereto and their assignees under Section 13.6 thereof, as lenders, and Wells Fargo Bank, N.A., as administrative agent.

“Company Time-Based Share Award” means an award of Company Common Shares granted under the Company Equity Incentive Plan that is unvested or subject to a substantial risk of forfeiture that, immediately prior to the Effective Time, is subject to only time-based vesting conditions.

“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement, dated March 21, 2019, between Park and the Company.

“Contract” means any written or oral agreement, contract, arrangement, subcontract, lease, understanding, instrument, bond, mortgage, indenture, deed of trust, debenture, note, option, warrant, warranty, purchase order, license, Permit, franchise, sublicense, insurance policy, benefit plan or other legally binding commitment or undertaking of any nature.

“Encumbrance” means liens, mortgages, deeds of trust, pledges, claims against title, charges, security interests, rights of first refusal, options, preemptive rights, community property rights or other adverse property rights, easements, hypothecation, encumbrance, infringement, interference, community property interest, rights of way or other similar items, or any other restriction or encumbrances on title of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environment” means soil, sediment, surface or subsurface strata, surface water, ground water, indoor ambient air and any biota living in or on such media.

“Environmental Law” means any Law (including common law), relating to the pollution, protection, regulation or restoration of the Environment or human health or safety as it relates to exposure to Hazardous Materials, including, those relating to the generation, use, handling, presence, transportation, treatment, storage, disposal, Release, threatened Release or discharge of Hazardous Materials, and including CERCLA.

“Environmental Permit” means any permit, approval, license, exemption or other authorization required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity, trade or business (whether or not incorporated) that, together with any other entity, trade or business (whether or not incorporated), is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Event” means an effect, event, change, development, circumstance, condition or occurrence.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expense Amount” means an amount equal to the sum of all documented reasonable out-of-pocket Expenses paid or payable by any of the Park Parties, as applicable, in connection with this Agreement, the Merger or any of the other transactions contemplated hereby; provided, that the Expense Amount shall not exceed seventeen million five hundred thousand dollars ($17,500,000).

“Expenses” means all expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party and its Affiliates) incurred by any of the Park Parties or on their behalf in connection with or related to (a) any due diligence in connection with the transactions contemplated by this Agreement, (b) the authorization, preparation, negotiation, execution and performance of this Agreement, (c) the preparation, printing and filing of the Form S-4 and the preparation, printing, filing and mailing of the Proxy Statement, (d) all SEC and other regulatory filing fees incurred in connection with the transactions contemplated by this Agreement, (e) the solicitation of shareholders, (f) engaging the services of the Exchange Agent, (g) obtaining third party consents and (h) any other filings with the SEC and all other matters related to the consummation of the Merger and the other transactions contemplated by this Agreement.

“FLSA” means the federal Fair Labor Standards Act of 1938, as amended, and similar state, local and foreign laws related to the payment of wages, including minimum wage and overtime wages.

“Form S-4” means the registration statement on Form S-4 to be filed with the SEC by Park pursuant to which the offer and sale of shares of Park Common Stock in the Merger will be registered pursuant to the Securities Act and in which the Proxy Statement will be included (including any amendments or supplements thereto).

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any United States (federal, state or local) or foreign government or arbitration board, panel or tribunal, or any governmental or quasi-governmental, regulatory, judicial, or administrative authority, board, bureau, agency, commission or self-regulatory organization or any United States or state court of competent jurisdiction.

“Hazardous Materials” means any substance, material or waste, whether solid, liquid or gas, that is subject to regulation, or for which liability or standards of care are imposed, under any Environmental Law, including any “hazardous substance” as defined by CERCLA, petroleum and petroleum products (including crude oil or any fraction thereof), asbestos, radioactive materials and polychlorinated biphenyls.

“Indebtedness” means, with respect to any Person, without duplication, (a) all principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations of such Person for borrowed money (including any bonds, indentures, debentures or similar instruments), whether secured or unsecured, convertible or not convertible, (b) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person or incurred as financing with respect to property acquired by such Person, (c) all obligations of such Person secured by an Encumbrance on such Person’s assets, (d) all capitalized lease obligations of such Person, (e) all obligations of such Person under interest rate, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), (f) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (g) all obligations in respect of bankers acceptances or letters of credit, (h) all obligations in respect of prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations that would arise if any of the Indebtedness described in the foregoing clauses (a) through (g) were prepaid or unwound and settled, (i) all guarantees of such Person of any such Indebtedness (as described in the foregoing clauses (a) through (h)) of any other Person, and (j) any agreement to provide any of the foregoing.

“Initial Party” means any Person or group of Persons from whom the Company or any of its Representatives has received a bona fide written Acquisition Proposal after the execution of this Agreement and prior to the thirtieth (30th) calendar day following the date hereof that did not result from a breach or violation of Section 7.3 and that the Company Board has determined in good faith (after consultation with its outside legal counsel and its financial advisors), either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal.

“Intellectual Property” means all United States and foreign (a) patents, patent applications, inventions, invention disclosures, any and all improvements thereof, and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions and extensions thereof, (b) registered and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, social media handles, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (c) works of authorship, copyrightable works, registered and unregistered copyrights and copyrightable works, (d) confidential and proprietary information, including trade secrets, customer and supplier lists, pricing, cost information, business and marketing plans and proposals, knowhow, algorithms and methodologies, (e) all rights in the foregoing, and (f) all applications and registrations for the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Knowledge” means (a) where used herein with respect to the Company, the actual knowledge of the individuals named in Schedule I, and (b) where used herein with respect to the Park Parties, the actual knowledge of the individuals named in Schedule II.

“Law” means any domestic (federal, state, or local) or foreign law, statute, code, directive, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree promulgated by any Governmental Authority.

“MGCL” means the Maryland General Corporation Law.

“New York Disposition Properties” means the Hyatt Place New York Midtown South located at 52 West 36th Street, New York, New York 10018 and the Hyatt Herald Square New York located at 30 W 31st Street, New York, New York 10001.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means, with respect to any Person, the certificate or articles of incorporation, certificate or articles of formation, declaration of trust, by-laws, limited liability company agreement, limited partnership agreement and similar organizational documents, as amended, of such Person.

“Other Disposition Properties” means Courtyard Washington Capitol Hill/Navy Yard, which is located at 140 L St SE, Washington, DC 20003 and/or any other Company Property (other than the New York Disposition Properties) identified by the Park Parties during the Interim Period as a property to be sold.

“Park Charter” means the Amended and Restated Certificate of Incorporation of Park, as amended and supplemented and in effect on the date hereof.

“Park Common Stock” means shares of common stock of Park, par value $0.01 per share.

“Park Datasite” means that certain datasite maintained by the Park Parties on Microsoft SharePoint Intranet in connection with this Agreement in connection with this Agreement and the transactions contemplated thereby, as such was in existence on the date that is one (1) calendar day prior to the date hereof.

“Park Equity Incentive Plan” means Park’s 2017 Omnibus Incentive Plan.

“Park Material Adverse Effect” means an Event that (a) has had, or would reasonably be expected to have, a material adverse effect on the assets, business, liabilities, results of operations, or condition (financial or otherwise) of the Park Parties and the other Park Subsidiaries taken as a whole, or (b) will prevent Parent and Merger Sub from consummating the Merger or the other transactions contemplated hereby on or prior to the Outside Date; provided that for purposes of clause (a), “Park Material Adverse Event” shall not include any Event to the extent arising out of or resulting from (i) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates,

(ii) changes in general legal, regulatory or political conditions in the U.S. or in any other country or region of the world, (iii) any Events that affect the lodging industry generally, (iv) the negotiation, execution or announcement of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including the impact of any of the foregoing on relationships, contractual or otherwise, with customers, franchisors, managers, suppliers, lenders, investors, future partners or employees (provided, that the exception in this clause (iii) does not apply to the use of Park Material Adverse Effect in Section 5.4 (or Section 8.3 as it relates to Section 5.4)), (v) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of the Company, (vi) earthquakes, hurricanes or other natural disasters, (vii) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (viii) any decline in the market price of the Park Common Stock or any failure of Park to meet internal or publicly announced financial projections or forecasts (provided, that any Event giving rise to such decline or failure may be taken into account in determining whether there has been a Park Material Adverse Effect), (ix) changes in Law or GAAP or interpretations or enforcement thereof or (x) any stockholder or derivative litigation arising from allegations of a breach or violation of applicable Law relating to this Agreement or the Merger or the other transactions contemplated thereby, which in the case of each of the foregoing clauses (i), (ii), (iii), (vi), (vii) and (ix) to the extent they do not materially disproportionately affect Park and the Park Subsidiaries, taken as a whole, relative to other participants in the lodging industry in the United States.

“Park Protected Information” means any confidential information of Park or the Park Subsidiaries, trade secrets of Park or the Park Subsidiaries, information to which Park or any Park Subsidiary or one of their management companies or franchisors, as applicable, has undertaken an obligation of confidentiality to a Third Party, or information that is related to or capable of being linked to a person that is held, used, disclosed or collected by Park or any of the Park Subsidiaries or one of their management companies or franchisors, as applicable.

“Park Subsidiary REIT” means the Park Subsidiary that intends to elect to be taxed as a REIT under the Code with respect to its initial taxable year ending December 31, 2019.

“Person” means an individual, corporation, limited liability company, partnership, limited partnership, association, trust, unincorporated organization, REIT, other entity, organization or group (as defined in Section 13(d) of the Exchange Act) or a Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority.

“Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the indoor or outdoor environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

“Representative” of any Person means any Affiliate, officer, director, trustee, employee or consultant of such Person or any investment banker, financial advisor, attorney, accountant or other representative retained by such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture, partnership, limited partnership, association, trust, REIT or other entity or organization, whether incorporated or unincorporated, of which (a) such Person directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (b) such Person or a Subsidiary of such Person by reason of the application of clause (a) or clause (c) of this definition of “Subsidiary” is a general partner, manager, managing member, trustee, director or the equivalent, or (c) such Person, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.

“Tax” or “Taxes” means any federal, state, local and foreign or other taxes of any kind, together with penalties, interest or additions imposed with respect to such amounts, imposed by any Governmental Authority, including taxes on or with respect to income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, net worth, abandoned property, franchise, windfall or other profits, gross receipts, premiums, employment, social security, workers’ compensation, unemployment compensation, payroll, capital stock, excise, environmental, registration and documentation fees, severance, occupation, customs duties, disability, or estimated tax.

“Tax Returns” means all reports, returns, declarations, claims for refund, estimated tax filings, statements or other information required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto, and including and amendments thereof.

“Termination Fee” means an amount equal to sixty two million five hundred thousand dollars ($62,500,000); provided, that if (i) the initial Company Change Notice in respect of a Superior Proposal received from an Initial Party has been provided to Park pursuant to Section 7.3(b)(iv) prior to the thirtieth (30th) calendar day following the date hereof and (ii) the Company terminates this Agreement pursuant to Section 9.1(e) to enter into an Acquisition Agreement with respect to such Superior Proposal with such Initial Party, then the Termination Fee shall mean an amount equal to thirty eight million five hundred thousand dollars ($38,500,000).

“Third Party” means any Person or group of Persons other than the Parties to this Agreement and their respective Affiliates.

“VWAP of Park Common Stock” means the volume weighted average price of Park Common Stock for the ten (10) trading days immediately prior to the Closing Date, as reported by Bloomberg (or, in the event Bloomberg does not report such information, such third-party service as is mutually agreed upon by the Parties).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, any state law analogs or statutes of similar effect, including any statutes that require advance notice of plant closings, mass layoffs or similar group personnel or employment actions.

Section 1.2 Other Defined Terms. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
Acceptable Confidentiality Agreement	Section 7.3(b)
Acquisition Agreement	Section 7.3(a)
Acquisition Inquiry	Section 7.3(f)(i)
Acquisition Proposal	Section 7.3(f)(ii)
Agreement	Preamble
Articles of Merger	Section 2.3
Book-Entry Share	Section 3.1(b)
Cash Consideration	Section 3.1(b)
Certificate	Section 3.1(b)
Certificate of Limited Partnership	Section 4.1(c)
Certificate of Merger	Section 2.3
Change in Company Recommendation	Section 7.3(b)(iii)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Recitals
Common Stock Consideration	Section 3.1(b)
Company	Preamble
Company 401(k) Plan	Section 7.12(b)
Company Board	Recitals
Company Change Notice	Section 7.3(b)(iv)
Company Common Shares	Recitals
Company Disclosure Letter	ARTICLE IV
Company Equity Award	Section 4.3(c)
Company Franchise Agreement	Section 4.11(g)
Company Governing Documents	Section 4.1(c)
Company Ground Lease	Section 4.11(e)
Company Major Lease	Section 4.11(d)
Company Management Agreement	Section 4.11(f)
Company Management Company Employee	Section 4.14(a)
Company Material Contract	Section 4.18(c)
Company Permitted Encumbrances	Section 4.11(b)
Company Preferred Shares	Section 4.3(a)
Company Property	Section 4.11(a)
Company Recommendation	Section 4.2(b)
Company SEC Reports	Section 4.7(a)
Company Shareholder Approval	Section 4.17
Company Shareholder Meeting	Section 7.1(c)
Company Subsidiary	Section 4.1(b)
Company Subsidiary REIT Liquidation Date	Section 2.7(a)(vii)

Company Subsidiary REIT Liquidation Transaction	Section 2.7(a)(vii)
Company Subsidiary REITs	Section 2.7(a)(vii)
Company Tax Protection Agreement	Section 6.1(b)(xxii)
Continuing Employee	Section 7.7(a)
Debt Commitment Letter	Section 10.10(b)
Debt Financing Source	Section 10.10(b)
Disposition Properties	Section 2.7(b)
Disposition Property Assistance Effort	Section 2.7(b)
DLLCA	Recitals
DSOS	Section 2.3
Effective Time	Section 2.3
Exchange Agent	Section 3.3(a)
Exchange Fund	Section 3.3(a)
Exchange Ratio	Section 3.1(b)
Excluded Shares	Section 3.1(c)
Fractional Share Consideration	Section 3.1(b)
Indemnification Agreements	Section 7.4(b)
Indemnified Parties	Section 7.4(a)
Interim Period	Section 6.1(a)
Intervening Event	Section 7.3(f)(iii)
Labor Agreement	Section 4.14(a)
Lender Designated Sections	Section 10.12
Letter of Transmittal	Section 3.3(c)
Losses	Section 7.17
Maryland Courts	Section 10.9
Maximum Premium	Section 7.4(c)
Merger	Recitals
Merger Consideration	Section 3.1(b)
Merger Sub	Preamble
MRL	Recitals
Notice Period	Section 7.3(b)(iv)
Outside Date	Section 9.1(b)(iii)
Parent	Preamble
Park	Preamble
Park Board	Recitals
Park Disclosure Letter	ARTICLE V
Park Franchise Agreement	Section 5.10(f)
Park Governing Documents	Section 5.1(e)
Park Ground Leases	Section 5.10(d)
Park Management Agreement	Section 5.10(e)
Park Material Contract	Section 5.12(c)
Park Parties	Preamble
Park Permitted Encumbrances	Section 5.10(b)
Park Plans	Section 7.7(b)
Park Preferred Stock	Section 5.3(b)
Park Property	Section 5.10(a)

Park SEC Reports	Section 5.6(a)
Park Subsidiary	Section 5.1(d)
Parties	Preamble
Partnership Agreement	Section 4.1(c)
Partnership Governing Documents	Section 4.1(c)
Payoff Letters	Section 7.19
Permit	Section 4.6
Permitted REIT Dividend	Section 7.16(c)
Proxy Statement	Section 3.3(a)
Qualified REIT Subsidiary	Section 4.10(f)
Qualifying Income	Section 9.4(a)
Registered Intellectual Property	Section 4.20(a)
REIT	Section 4.10(b)
Sarbanes-Oxley Act	Section 4.7(a)
SDAT	Section 2.3
Securities Laws	Section 4.7(a)
Specified Transactions	Section 2.7(b)
Superior Proposal	Section 7.3(f)(iv)
Surviving Entity	Recitals
Takeover Statutes	Section 4.24
Tax Protection Agreement	Section 4.10(m)
Taxable REIT Subsidiary	Section 4.10(b)
Transfer Taxes	Section 7.8(a)

Section 1.3 Interpretation. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. When a reference is made in this Agreement to an Article, a Section, or an Exhibit or a Schedule, such reference shall be to an Article or a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” unless such words (or words of similar meaning) otherwise appear. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”. Any period of time hereunder ending on a day that is not a Business Day shall be extended to the next succeeding Business Day. When a reference is made in this Agreement, the Company Disclosure Letter or the Park Disclosure Letter, to information or documents being “provided,” “made available” or “disclosed” by a Party to another Party or its Affiliates, such information or documents shall include any information or documents (a) included in the Company SEC Reports or the Park SEC Reports, as the case may be, that are publicly available at least two (2) Business Days prior to the date of this Agreement, (b) furnished at least one (1) calendar day prior to the date of this Agreement in the Company Datasite or the Park Datasite and to which access has been granted to the other Party and its Representatives at least one (1) calendar day prior to the date of this Agreement, or (c) otherwise provided in writing (including electronically) to the chief financial officer of the other Party at least one (1) calendar day prior to the date of this Agreement. Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and permitted assigns. Where this Agreement states that a Party “shall,” “will” or “must” perform in some manner, it means that the Party is legally obligated to do so under this Agreement. All references to “dollars” or “$” refer to currency of the United States of America.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MRL and the DLLCA, at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which (a) the Company shall be merged with and into Merger Sub, whereupon the separate existence of the Company shall cease and (b) Merger Sub shall continue as the Surviving Entity. The Merger shall have the effects specified in this Agreement, the Articles of Merger, the Certificate of Merger and the applicable provisions of the MRL and the DLLCA. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time, the Surviving Entity will possess all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub will become the claims, obligations, liabilities, debts and duties of the Surviving Entity.

Section 2.2 Closing. The closing of the Merger (the “Closing”) will take place at 9:00 am (New York City time) at the date and time mutually agreed upon by the Parties, but no later than the second (2nd) Business Day after the satisfaction or valid waiver (by the Party entitled to the benefit of such condition of the closing) of the conditions set forth in ARTICLE VIII (other than those conditions that by their terms are required to be satisfied at the Closing, but subject to the satisfaction or, if permissible, valid waiver of such conditions); provided, however, that if all conditions set forth in ARTICLE VIII of this Agreement (other than those conditions that by their terms are required to be satisfied at the Closing) have been satisfied or validly waived (by the Party entitled to the benefit of such condition of the Closing) but the sales of both New York Disposition Properties have not been completed in accordance with Section 2.7, then the date of the Closing shall automatically be extended, without any action on the part of the Parties, to the earlier of (a) the date that is one (1) Business Day after the date on which the sales of both New York Disposition Properties have been completed in accordance with Section 2.7 and (b) October 10, 2019. Subject to the foregoing, the Closing shall take place at the offices of Hogan Lovells US LLP, 555 Thirteenth Street, NW, Washington, DC 20004, or at such other time or place as mutually agreed in writing to by the Parties. The date on which the Closing actually occurs is referred to as the “Closing Date”.

Section 2.3 Effective Time. Concurrently with the Closing, the Parties shall cause to be filed (a) articles of merger with respect to the Merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in such form as required by, and executed in accordance with, the applicable provisions of the MRL, (b) a certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “DSOS”) in such form as required by, and executed in accordance with, the applicable provisions of the DLLCA and (c) any other filings, recordings or publications required, if any, under the MRL or the DLLCA in connection with the Merger. The Merger shall become effective upon the later of such time as the Articles of Merger have been accepted for record by the SDAT and the Certificate of Merger has been accepted for filing by the DSOS, or such date or time as shall be mutually agreed to by the Parties in writing and specified in the Articles of Merger and the Certificate of Merger (the “Effective Time”).

Section 2.4 Organizational Documents of the Surviving Entity. At the Effective Time, the certificate of formation and limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation and limited liability company agreement of the Surviving Entity, until thereafter supplemented or amended as provided therein and in accordance with applicable Law and the applicable provisions of the certificate of formation and limited liability company agreement of Merger Sub (but subject to Section 7.4(b)(ii)).

Section 2.5 Managers and Officers of the Surviving Entity.

(a) Subject to applicable Law, at the Effective Time, the sole member of Merger Sub immediately prior to the Effective Time shall continue to be the sole member of the Surviving Entity.

(b) From and after the Effective Time, the officers of Merger Sub at the Effective Time shall continue to be the officers of the Surviving Entity, each to hold office in accordance with the certificate of formation and limited liability company agreement of Merger Sub as in effect from time to time, until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of formation and limited liability company agreement of Merger Sub as in effect from time to time.

Section 2.6 Tax Consequences. It is intended that, for U.S. federal income tax purposes (and, where applicable, state and local income tax purposes), the Merger will be treated as a taxable sale by the Company of all of the Company’s assets to Merger Sub in exchange for the Merger Consideration and the assumption of all of the Company’s liabilities, immediately followed by a distribution of the Merger Consideration by the Company to the holders of equity interests in the Company in liquidation of the Company pursuant to Section 331 and Section 562 of the Code, and that this Agreement shall constitute a “plan of liquidation” of the Company for U.S. federal income tax purposes. All Tax Returns shall be prepared in a manner consistent with this Section 2.6.

Section 2.7 Specified Transactions.

(a) Subject to the terms of this Section 2.7, the Park Parties shall have the option, upon reasonable notice to the Company, to require that the Company shall (and shall cause the Company Subsidiaries and their respective officers, employees, members, partners, managers and trustees to) use reasonable best efforts to take the following actions as the Park Parties shall reasonably request:

(i) convert or cause the conversion of one or more Company Subsidiaries that are organized in a particular state to be domiciled in a different state, or convert or cause the conversion of one or more Company Subsidiaries that are organized as corporations into limited liability companies (or other entities) and one or more Company Subsidiaries that are organized as limited partnerships or limited liability companies into other entities or merge or cause the merger of one or more Company Subsidiaries with or into one or more other Company Subsidiaries;

(ii) sell or cause to be sold one or more Company Properties (or one or more Company Subsidiaries that own Company Properties) identified by the Park Parties to one or more Park Parties in one or more sales structured as the acquisition of replacement property as part of a tax-deferred exchange pursuant to Section 1031 of the Code (and cause the net cash proceeds of any such sale to be transferred to the Exchange Agent to fund a portion of the Cash Consideration); provided, that such tax deferred exchange shall be facilitated through a Qualified Intermediary (as such term is defined in the Code) reasonably acceptable to the Company;

(iii) form a wholly-owned Subsidiary of the Company solely to serve as an additional limited partner of the Company OP;

(iv) cause appropriate tax elections (including but not limited to, for example, IRS Form 8832, Entity Classification Election and IRS Form 8875, Taxable REIT Subsidiary Election) to be made by the Company or one or more Company Subsidiaries;

(v) cause a distribution or contribution of assets, or issuance of equity interests, by one or more Company Subsidiaries to the Company or one or more Company Subsidiaries;

(vi) cause the winding-up, liquidation, dissolution or termination of one or more Company Subsidiaries; and

(vii) cause the liquidation of RP Holdings Trust, a Maryland statutory trust, and CHSP DC Holding Trust, a Maryland real estate investment trust (the “Company Subsidiary REITs”) in such a manner as to permit each of them to continue to qualify as a REIT for their respective taxable years that will end on the effective date of liquidation under Code Section 332 (such date, the “Company Subsidiary REIT Liquidation Date”) and require each such Company Subsidiary REIT to undertake all steps to complete the liquidation of such Company Subsidiary REIT, including redeeming the preferred shareholders of each such Company Subsidiary REIT and filing appropriate tax elections (each such liquidation, a “Company Subsidiary REIT Liquidation Transaction”).

(b) Subject to the terms of this Section 2.7, the Park Parties shall be permitted to undertake a marketing and sales process (x) with respect to the New York Disposition Properties, in order to permit the disposition of the New York Disposition Properties on the day before the Closing Date or on the Closing Date prior to the Effective Time on terms and conditions determined by the Park Parties (which may, at the option of the Park Parties, also include a repayment or defeasance of the applicable Indebtedness encumbering the New York Disposition Properties) and (y) with respect to the Other Disposition Properties (the New York Disposition Properties and the Other Disposition Properties, collectively, the “Disposition Properties”), in order to permit the disposition of the Other Disposition Properties following the Closing Date. Subject to the terms of this Section 2.7, the Company shall in good faith (and shall cause the Company Subsidiaries and their respective officers, employees, members, partners, managers and trustees to) provide the Park Parties with all cooperation reasonably requested by the Park Parties that is necessary or reasonably required in connection with such marketing and sales process, including the following: (i) furnishing to the Park Parties promptly following the Park Parties’ request with any information and materials customarily provided in the marketing and sale of similar properties; (ii) entering into customary non-disclosure agreements with prospective purchasers of the Disposition Properties; (iii) subject to entry into a customary non-disclosure agreement as provided in clause (ii), providing prospective purchasers with reasonable access to the Disposition Properties and to customary due diligence information with respect thereto, on terms consistent with Section 7.5(a); (iv) assisting the Park Parties in the preparation of customary marketing materials; (v) cooperating with the Park Parties to identify and pursue any notifications, authorizations, approvals or consents required with respect to the New York Disposition Properties; (vi) entering into definitive sale agreements with respect to the New York Disposition Properties; and (vii) facilitating the repayment or defeasance of any Indebtedness of the Company or any Company Subsidiary in connection with any disposition of the New York Disposition Properties. The matters described in this Section 2.7(b) are referred to herein as the “Disposition Property Assistance Efforts” and all of the transactions and all of the actions contemplated by Section 2.7(a) and Section 2.7(b) are collectively referred to as “Specified Transactions”.

(c) Notwithstanding anything to the contrary in this Section 2.7, (i) none of the Company or any Company Subsidiary shall be required to take any action in connection with the Specified Transactions in contravention of any Laws, its Organizational Documents or any material Contract to which the Company, the applicable Company Subsidiary or any of their respective assets are bound (provided that the Company shall provide the Park Parties with all cooperation and assistance reasonably requested by the Park Parties to obtain any necessary consents or waivers necessary to permit the taking of such actions consistent with the terms of such Laws, Organizational Documents or Contracts), (ii) the consummation of any such Specified Transactions shall be contingent upon (x) all conditions to Closing pursuant to Section 8.1 and Section 8.3 having been satisfied (other than delivery of the certificate specified in Section 8.3(d) and the opinion specified in Section 8.3(e), provided that executed copies of such certificate and opinion shall have been delivered into escrow with the Company with release authorized for the Closing Date), (y) the receipt by the Company of a written notice from Park (A) confirming that all of the conditions to the Park Parties’ obligations to consummate the Merger set forth in Section 8.1 and Section 8.2 (other than the delivery by the Company at Closing of the certificate specified in Section 8.2(d) and the opinion specified in Section 8.2(e))

have been satisfied (or, at the option of Park, waived), and that the Park Parties are prepared to proceed with the Closing at the Effective Time, (B) irrevocably waiving any right to claim that the conditions to the Park Parties’ obligations to consummate the Merger set forth in Section 8.1 and Section 8.2 have not been satisfied (other than the delivery by the Company at Closing of the certificate specified in Section 8.2(d) and the opinion specified in Section 8.2(e), provided that if the Company delivers executed copies of such certificate and opinion into escrow with the Park Parties with release authorized for the Closing Date, the delivery obligation in such Section 8.2(d) and Section 8.2(e) shall be deemed to have been satisfied) and (C) providing other evidence reasonably requested by the Company evidencing that the Merger will occur no later than the day following the date on which the earliest consummation of a Specified Transaction occurs, (iii) the Specified Transactions and Disposition Property Assistance Efforts (or the inability to complete the Specified Transactions or Disposition Property Assistance Efforts despite the Company’s good faith efforts to comply with this Section 2.7), shall not delay, affect or modify in any respect the obligations of the Park Parties under this Agreement (including the obligation to complete the Merger and the payment of the Merger Consideration), (iv) the Specified Transactions shall be implemented on the day before the Closing Date or on the Closing Date prior to the Effective Time, as requested by Park (it being understood that in any event the Specified Transactions will be deemed to have occurred prior to the Closing), (v) none of the Company or any Company Subsidiary shall be required to take any such action that could adversely affect the classification of the Company as a REIT prior to the Effective Time or could subject the Company to any “prohibited transactions” Taxes or other Taxes under Code Sections 857(b), 860(c) or 4981 (or other entity-level Taxes), and (vi) none of the Company or any Company Subsidiary shall be required to take any such action in connection with a Specified Transaction or Disposition Property Assistance Efforts that would reasonably be expected to result in an amount of Taxes being imposed on, or any adverse Tax consequences to, any shareholder or other equity interest holder of the Company (in such person’s capacity as a shareholder or other equity interest holder of the Company), or other material adverse consequences to the shareholders or other equity interest holders of the Company as a whole, that are incrementally greater or more adverse, as the case may be, than the Taxes or other adverse consequences to such party in connection with the consummation of this Agreement in the absence of such action taken pursuant to this Section 2.7.

(d) Subject to the terms of this Section 2.7, unless otherwise mutually agreed by the Park Parties and the Company in writing, the Specified Transactions and Disposition Property Assistance Efforts shall be undertaken in the manner (including in the order) specified by the Park Parties. The Company shall use its reasonable best efforts to cooperate with the Park Parties in connection with any Specified Transaction and Disposition Property Assistance Efforts. Notwithstanding anything to the contrary in this Section 2.7, none of the Company, any Company Subsidiary or any of their respective Representatives shall, in connection with the matters addressed in this Section 2.7, be required to: (A) enter into any Contract, or make any undertaking, that would not by its terms terminate upon a termination of this Agreement, with no continuing obligation or liability for the Company or any Company Subsidiary; (B) consent to, or enter into any Contract providing for, the consummation of any sale or other disposition of any Other Disposition Property prior to the Closing Date; or (C) pay any fee or incur any liability, other than reasonable out-pocket-expenses that are advanced or promptly reimbursed by the Park Parties in accordance with Section 2.7(e).

(e) The Company shall not be deemed to have entered into or agreed to enter an Acquisition Agreement as a result of providing any cooperation or taking any actions in connection with the Specified Transactions or Disposition Property Assistance Efforts. The Park Parties shall, upon request by the Company, advance to the Company all reasonable out-of-pocket costs to be incurred by the Company and the Company Subsidiaries or, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs or expenses incurred by the Company and the Company Subsidiaries in connection with any actions taken by the Company and the Company Subsidiaries in accordance with this Section 2.7 (including fees and expenses of its Representatives and any and all Taxes). The Park Parties, on a joint and several basis, hereby agree to indemnify and hold harmless the Company, the Company Subsidiaries, and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with or as a result of any actions taken by them pursuant to or in connection with the actions required by this Section 2.7. The provisions of Section 9.4, mutatis mutandis (including that all determinations that would be made by Park or the Park Parties under Section 9.4 shall be made by the Company for purposes of this Section 2.7), shall apply to any indemnity payment pursuant to the preceding sentence. Without limiting the foregoing, none of the representations, warranties or covenants of the Company and the Company Subsidiaries shall be deemed to apply to, or deemed breached or violated by, any of the Specified Transactions or any actions taken pursuant thereto.

ARTICLE III

EFFECTS OF THE MERGER

Section 3.1 Effect on Ownership Interests. At the Effective Time, by virtue of the Merger and without any action on the part of the Park Parties, the Company or the holders of any of the following securities of Merger Sub or the Company:

(a) Merger Sub Equity Interests. The membership interest of Merger Sub issued and outstanding as of immediately prior to the Effective Time shall remain issued and outstanding as the membership interest of the Surviving Entity, which shall be a wholly-owned Subsidiary of Parent.

(b) Conversion of Company Common Shares. Each Company Common Share issued and outstanding immediately prior to the Effective Time (including the Company Common Shares that become or are considered to be outstanding pursuant to Section 3.2, but in all cases excluding the Excluded Shares) shall be automatically converted into the right to receive from Parent (i) 0.628 (as the same may be adjusted pursuant to Section 3.1(d)) (the “Exchange Ratio”) of a validly issued, fully paid and nonassessable share of Park Common Stock (the “Common Stock Consideration”), together with cash in lieu of fractional shares of Park Common Stock as specified in Section 3.7 (the “Fractional Share Consideration”), and (ii) $11.00 (as the same may be adjusted pursuant to Section 3.1(d)) in cash (the “Cash Consideration” and, together with the Common Stock Consideration and the Fractional Share Consideration, the “Merger Consideration”), in either case without interest, but subject to deductions of any applicable withholding Tax in accordance with Section 3.5. From and after the Effective Time, all such Company Common Shares shall no longer be outstanding and shall automatically be cancelled and shall no longer exist, and each holder of a certificate (a “Certificate”) or book-entry share registered in the transfer books of the Company (a “Book-Entry Share”) that immediately prior to the Effective Time evidenced Company Common Shares shall cease to have any rights with respect to such Company Common Shares, except, in all cases, the right to receive the Merger Consideration from Parent, without interest, in accordance with this Section 3.1(b), together with the amounts, if any, payable pursuant to Section 3.3(e). Subject to Section 7.22, the shares of Park Common Stock delivered by Parent as the Common Stock Consideration shall be subject to the restrictions on ownership and transfer set forth in the Park Charter.

(c) Cancellation of Company Common Shares. Each Company Common Share owned by the Company or any wholly-owned Company Subsidiary and each Company Common Share owned by any of the Park Parties or any of their respective wholly-owned Subsidiaries, in each case, as of immediately prior to the Effective Time (the “Excluded Shares”), shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, the Company should split, combine or otherwise reclassify the Company Common Shares, or make a dividend or other distribution in Company Common Shares (including any dividend or other distribution of securities convertible into Company Common Shares), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the Park Parties hereunder), the Merger Consideration shall be appropriately and proportionately adjusted to provide the holders of Company Common Shares the same economic effect as contemplated by this Agreement prior to such change. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, Park should split, combine or otherwise reclassify the shares of Park Common Stock, or make a dividend or other distribution in shares of Park Common Stock (including any dividend or other distribution of securities convertible into Park Common Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change with respect to Park Common Stock, then the Merger Consideration shall be appropriately and proportionately adjusted to provide the holders of Company Common Shares the same economic effect as contemplated by this Agreement prior to such change. For the avoidance of doubt, nothing in this Section 3.1(d) shall be construed to permit the Company or Park to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.2 Effect on Equity-Based Awards.

(a) Treatment of Company Time-Based Share Awards and Company Performance Share Awards. Immediately prior to the Effective Time, each of the outstanding Company Common Shares that is subject to a Company Time-Based Share Award or a Company Performance Share Award shall automatically become one hundred percent (100%) vested and all restrictions and forfeiture conditions thereon shall lapse, contingent upon the consummation of the Merger, and thereafter such Company Common Shares shall be considered outstanding for all purposes of this Agreement and the holders thereof shall only have the right to receive the Merger Consideration from Parent with respect to such Company Common Shares pursuant to Section 3.1(b) (less required withholdings as provided in Section 3.5). In addition, on the Closing Date, the Company shall pay each holder of a Company Performance Share Award an amount in cash equal to all accrued and unpaid cash dividends in respect of such award, in accordance with the restricted share award agreement pursuant to which such award was granted (less required withholdings as provided in Section 3.5).

(b) Company Equity Incentive Plan. Prior to the Effective Time, the Company and the Park Parties agree that the Company shall, and shall be permitted under this Agreement to, take all corporate action necessary to effectuate the provisions of this Section 3.2.

Section 3.3 Exchange of Certificates.

(a) Exchange Agent. Prior to the mailing of the proxy statement in definitive form relating to the Company Shareholder Meeting and the delivery of Park Common Stock in connection with the transactions contemplated by this Agreement (together with any amendments or supplements thereto, the “Proxy Statement”), Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration, as provided in Section 3.1(b). On or before the Effective Time, (i) Parent shall deposit, or cause to be deposited, cash in immediately available funds in an amount sufficient to pay the aggregate Cash Consideration and the aggregate Fractional Share Consideration and (ii) Park shall cause to be contributed to Parent, and Parent shall deposit, or cause to be deposited, with the Exchange Agent, an amount of shares of Park Common Stock in book-entry form issuable pursuant to Section 3.1(b) equal to the aggregate Common Stock Consideration. Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time following the Effective Time, any dividends or other distributions, if any, to which a holder of Company Common Shares may be entitled pursuant to Section 3.3(e). Such Cash Consideration, Fractional Share Consideration, shares of Park Common Stock in book-entry form, and amounts of any dividends or other distributions deposited with the Exchange Agent pursuant to Section 3.3(e) are collectively referred to in this Agreement as the “Exchange Fund”. The Exchange Fund shall be for the sole benefit of the holders of record of Company Common Shares and the holders of Company Time-Based Share Awards and Company Performance Share Awards. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration and payment of any amounts payable in respect of any dividends or other distributions on shares of Park Common Stock in accordance with Section 3.3(e) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

(b) Share Transfer Books. From and after the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Company Common Shares. From and after the Effective Time, the holders of Certificates (or Book-Entry Shares) evidencing ownership of the Company Common Shares outstanding immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. From and after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent, Park, Parent, the Surviving Entity or the Company’s transfer agent for any reason shall be exchanged as provided in this Section 3.3 with respect to the Company Common Shares formerly evidenced thereby.

(c) Exchange Procedures. As soon possible after the Effective Time (but, in any event, no later than three (3) Business Days following the Effective Time), Parent shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate or Certificates (or affidavits of loss in lieu thereof) that immediately prior to the Effective Time evidenced outstanding Company Common Shares whose shares were converted into the right to receive the Merger Consideration from Parent pursuant to Section 3.1(b) (i) a letter of transmittal (a “Letter of Transmittal”) that shall specify that delivery shall be effected, and risk of loss and title to the Certificates (or affidavits of loss in lieu thereof) shall pass only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof), to the Exchange Agent, which Letter of Transmittal shall be in such form and have such other customary provisions as Parent and the Company may reasonably agree upon, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for the Merger Consideration into which the number of Company Common Shares evidenced by such Certificate (or affidavits of loss in lieu thereof) will be converted at the Effective Time pursuant to this Agreement, together with any amounts payable in respect of dividends or other distributions on shares of Park Common Stock in accordance with Section 3.3(e). Upon surrender of a Certificate (or affidavit of loss in lieu thereof) to the Exchange Agent, or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, together with such Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate (or affidavit of loss in lieu thereof) shall be entitled, after the Effective Time, to receive in exchange therefor the Merger Consideration from Parent payable in respect of the Company Common Shares previously evidenced by such Certificate (or affidavit of loss in lieu thereof) pursuant to the provisions of this ARTICLE III, plus any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Park Common Stock in accordance with Section 3.3(e), to be mailed or delivered by wire transfer, within two (2) Business Days following the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), together with such Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and the Certificate (or affidavits of loss in lieu thereof) so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. In the event of a transfer of ownership of Company Common Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate (or affidavit of loss in lieu thereof) so surrendered is registered, if such Certificate (or affidavit of loss in lieu thereof) shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate (or affidavit of loss in lieu thereof) or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.3, each Certificate (or affidavit of loss in lieu thereof) shall be deemed, at any time after the Effective Time, to evidence only the right to receive, upon such surrender, the Merger Consideration from Parent as contemplated by this ARTICLE III. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate (or affidavit of loss in lieu thereof).

(d) Book-Entry Shares. Any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed Letter of Transmittal to the Exchange Agent to receive the Merger Consideration from Parent that such holder is entitled to receive pursuant to this ARTICLE III. In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as soon as reasonably practicable after the Effective Time (but in no event later than two (2) Business Days thereafter), the Merger Consideration from Parent in accordance with Section 3.1(b). Payment of the Merger Consideration and distributions with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered. No interest shall be paid or accrue on any cash payable upon the conversion of any Book-Entry Share.

(e) Dividends With Respect to Park Common Stock. No dividends or other distributions with respect to Park Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate (or affidavit of loss in lieu thereof) with respect to the shares of Park Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Park to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) with respect to the shares of Park Common Stock issuable hereunder in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof), there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Park Common Stock and included in the Exchange Fund to which such holder is entitled pursuant to this Agreement, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Park Common Stock.

(f) No Further Ownership Rights in Company Common Shares. At the Effective Time, holders of Company Common Shares shall cease to be, and shall have no rights as, shareholders of the Company other than the right to receive the Merger Consideration from Parent as provided in Section 3.1(b), together with any amounts payable in respect of dividends or other distributions on shares of Park Common Stock in accordance with Section 3.3(e). The Merger Consideration paid upon the surrender for exchange of Certificates (or affidavits of loss in lieu thereof) representing Company Common Shares (or automatic conversion in the case of Book-Entry Shares) in accordance with the terms of this ARTICLE III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Shares theretofore evidenced by such Certificates or Book-Entry Shares.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Shares as of the twelve (12) month anniversary of the Effective Time shall be delivered to Parent, upon demand, and any former holders of Company Common Shares prior to the Merger who have not theretofore complied with this ARTICLE III shall thereafter look only to Parent and only as general creditors thereof for payment of the Merger Consideration.

(h) No Liability. None of the Park Parties, the Company, the Exchange Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person if any portion of the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

(i) Investment of Exchange Fund. The Exchange Agent shall invest the cash portion of the Exchange Fund as directed by Parent; provided, however, that (i) no such investment of the Exchange Fund shall relieve Parent or the Exchange Agent from making the payments required by this ARTICLE III, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. To the extent that there are losses with respect to such investments and the Exchange Fund diminishes below the level required to make prompt payments of the Cash Consideration, the Fractional Share Consideration or any of the cash payments contemplated by Section 3.3(e), Parent shall, as promptly as reasonably practicable, replace or restore, or cause to be replaced or restored, the portion of the Exchange Fund lost through investments so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments. Any net profit resulting from, or interest or other income produced by, such investments shall be paid to Parent.

Section 3.4 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, to the extent required by Parent or the Exchange Agent, the posting by such Person of a bond in customary amount, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends or other distributions to which such holder is entitled pursuant to this ARTICLE III.

Section 3.5 Withholding Rights. Each of the Parties, each of their respective Representatives and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration (and any other consideration otherwise payable pursuant to this Agreement or deemed paid for Tax purposes), such amounts as it is required to deduct and withhold with respect to such payments under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.6 Dissenters’ Rights. No dissenters’ or appraisal rights, or rights of objecting shareholders shall be available with respect to the Merger or other transactions contemplated hereby, including any remedy under Sections 3-201 et seq. of the MGCL.

Section 3.7 No Fractional Shares. No certificate or scrip representing fractional shares of Park Common Stock shall be delivered by Parent, or otherwise issued, upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Park. Notwithstanding any other provision of this Agreement, each holder of Company Common Shares (including the Company Common Shares that become or are considered to be outstanding pursuant to Section 3.2(a)) converted into the right to receive the Common Stock Consideration from Parent pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Park Common Stock from Parent shall receive from Parent, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Park Common Stock multiplied by the VWAP of Park Common Stock.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in publicly-available Company SEC Reports filed with, or furnished to, as applicable, the SEC on or after January 1, 2017 and at least two (2) Business Days prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” (but including any description of historic facts or events included therein) and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer (but including any description of historic facts or events included therein) or other statements that are cautionary, predictive or forward-looking in nature), or (b) as set forth in the disclosure letter of the Company delivered at or prior to the execution of this Agreement by the Company to the Park Parties (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any Section of ARTICLE IV of the Company Disclosure Letter shall qualify or modify the Section of ARTICLE IV to which it corresponds and any other Section of this ARTICLE IV to the extent the applicability of the disclosure to such other Section is reasonably apparent from the text of the disclosure made; provided, that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company made herein), the Company represents and warrants to the Park Parties that:

Section 4.1 Existence; Good Standing; Compliance with Law.

(a) The Company is a real estate investment trust duly formed, validly existing and in good standing under the Laws of the State of Maryland. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing (or the equivalent thereof, if applicable, with respect to jurisdictions that recognize such concept) under the Laws of any jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing (or the equivalent thereof, if applicable, with respect to jurisdictions that recognize such concept) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has all requisite real estate investment trust power and authority to own, operate, lease, hold and encumber its properties and carry on its business as now conducted.

(b) A true, correct and complete list of the Company’s Subsidiaries (each a “Company Subsidiary”), together with the jurisdiction of organization and the Company’s direct or indirect ownership or other equity interest in each such Company Subsidiary, is set forth on Section 4.1(b) of the Company Disclosure Letter. Each of the Company Subsidiaries is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing (or the equivalent thereof, if applicable, with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of organization. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing (or the equivalent thereof, if applicable, with respect to jurisdictions that recognize such concept) in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification or licensing, except for jurisdictions in which such failure to be so qualified, licensed or to be in good standing (or the equivalent thereof, if applicable, with respect to jurisdictions that recognize such concept) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

(c) The Company has previously made available to Park true, correct and complete copies of (i) the Company Declaration of Trust, (ii) the Company Bylaws (together with the Company Declaration of Trust, the “Company Governing Documents”), (iii) the certificate of limited partnership of the Company OP (the “Certificate of Limited Partnership”), (iv) the agreement of limited partnership of the Company OP (the “Partnership Agreement” and, together with the Certificate of Limited Partnership, the “Partnership Governing Documents”) and (v) the Organizational Documents of each of the Company’s “significant subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X), in each case as amended and in effect on the date of this Agreement. Each of the Company Governing Documents and the Partnership Governing Documents are in full force and effect, and neither the Company nor the Company OP is in violation of any of the provisions of such documents.

Section 4.2 Authority.

(a) The Company has all requisite real estate investment trust power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to receipt of the Company Shareholder Approval, to consummate the transactions contemplated by this Agreement to which the Company is a party, including the Merger. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary real estate investment trust action on behalf of the Company, subject, with respect to the Merger, to receipt of the Company Shareholder Approval. No other real estate investment trust action on the part of the Company is necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated by this Agreement subject, with respect to the Merger, to the filing of the Articles of Merger with the SDAT and the Certificate of Merger with the DSOS. This Agreement has been duly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by each of the Park Parties, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) The Company Board, at a duly held meeting, has, by unanimous vote, (i) declared advisable and approved this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MRL and DLLCA, (ii) authorized the Company to execute, deliver and perform this Agreement, (iii) directed that the Merger be submitted for consideration at the Company Shareholder Meeting, and (iv) resolved to recommend that the shareholders of the Company vote in favor of the approval of the Merger (the “Company Recommendation”) and to include the Company Recommendation in the Proxy Statement, except that this clause (iv) is subject to Section 7.3(b)(iv), and such resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way.

Section 4.3 Capitalization.

(a) The authorized shares of beneficial interests of the Company consists of 400,000,000 Company Common Shares and 100,000,000 preferred shares, par value $0.01 per share (“Company Preferred Shares”). As of the close of business on May 3, 2019, (i) 60,765,796 Company Common Shares were issued and outstanding (including 1,371,662 Company Common Shares constituting Company Equity Awards, of which (A) 295,645 Company Common Shares constituted Company Time-Based Share Awards and (B) the remaining 1,076,017 Company Common Shares constituted Company Performance Share Awards), (ii) no Company Preferred Shares were issued and outstanding, (iii) 1,033,175 Company Common Shares have been authorized and reserved for issuance pursuant to the Company Equity Incentive Plan, subject to adjustment on the terms set forth in the Company Equity Incentive Plan, and (iv) no options, warrants, rights, share appreciation rights, performance share units, contingent value rights, “phantom” stock, convertible or exchangeable securities or similar securities rights that are derivative of, or provide economic rights based, directly or indirectly, on the value or price of, any shares of beneficial interest, capital stock or other voting securities or ownership interests in the Company or any Company Subsidiary were outstanding. All issued and outstanding Company Common Shares (including Company Common Shares issued pursuant to Company Equity Awards) are duly authorized, validly issued, fully paid, nonassessable and are free of preemptive rights.

(b) The Company has no outstanding bonds, debentures, notes or Indebtedness the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the shareholders of the Company on any matter (whether together with such shareholders or as a separate class).

(c) Section 4.3(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all outstanding Company Time-Based Share Awards and Company Performance Share Awards as of the date hereof granted by the Company under the Company Equity Incentive Plan (each a “Company Equity Award”), including the name of the Person to whom such Company Equity Awards have been granted, the number of Company Common Shares subject to each Company Equity Award. Other than the Company Equity Awards set forth in Section 4.3(c) of the Company Disclosure Letter there are no other equity-based awards or other rights with respect to Company Common Shares issued and outstanding under the Company Equity Incentive Plan as of the date hereof. All Company Equity Awards were (i) granted, accounted for, reported and disclosed in accordance with applicable Law and accounting rules and (ii) granted in accordance with the terms of the Company Equity Incentive Plan. The treatment of the Company Equity Awards contemplated in Section 3.2 complies with the terms of the Company Equity Incentive Plan and applicable award agreements.

(d) Except as set forth in Section 4.3(d) of the Company Disclosure Letter, there are no agreements or understandings to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound (i) with respect to the voting of any shares of beneficial interest, capital stock or other voting securities or ownership interests of the Company or any Company Subsidiary, (ii) which restrict the transfer of any such shares, capital stock or other voting securities or ownership interests, or (iii) requiring the registration for the sale of any such shares, capital stock or other voting securities or ownership interests. To the Company’s Knowledge, there are no Third Party agreements or understandings with respect to the voting of any such shares of capital stock or other voting securities or ownership interest.

(e) Neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act.

(f) Other than such surrenders of Company Common Shares to satisfy Tax withholding obligations upon the vesting of Company Equity Awards pursuant to Section 3.2 or any forfeitures thereof, pursuant to the Company Equity Incentive Plan, as of the date of this Agreement, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem, exchange, convert or otherwise acquire any shares of capital stock or any other securities of Company or any Company Subsidiary.

(g) The Company does not have a “poison pill” or similar shareholder rights plan.

(h) Neither the Company nor any Company Subsidiary has granted any pre-emptive rights, anti-dilutive rights, or rights of first refusal or similar rights with respect to any of its shares of beneficial interest, capital stock or other voting securities or ownership interests.

(i) All dividends or other distributions on the Company Common Shares and any material dividends or other distributions on any securities of any Company Subsidiary that have been authorized and declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable and except in respect of dividends payable upon vesting of Company Performance Share Awards as contemplated by Section 3.2).

Section 4.4 Subsidiary or Other Interests.

(a) All issued and outstanding shares of capital stock of each of the Company Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All issued and outstanding shares of beneficial interest of each of the Company Subsidiaries that is a trust are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the other Company Subsidiaries are duly authorized and validly issued. There are no existing options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments that obligate any Company Subsidiary to issue, transfer or sell any interests with respect to any Company Subsidiary. All issued and outstanding shares or other equity interests of each Company Subsidiary are owned directly or indirectly by the Company free and clear of all Encumbrances, other than the Company Permitted Encumbrances that constitute secured loans disclosed on Section 4.11(b)(i) of the Company Disclosure Letter.

(b) Neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any joint venture or any material minority interest in any entity.

Section 4.5 Consents and Approvals; No Violations.

(a) None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) subject to the receipt of the Company Shareholder Approval, conflict with or result in any breach or violation of any provision of the Company Governing Documents, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) and the Company Shareholder Approval have been obtained, all filings and notifications described in Section 4.5(b) have been made, and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, or (iii) require any consent, approval or notice (except as contemplated by Section 4.5(b)) under, result in a violation or breach by, or any loss of any benefit or material increase in any cost or obligation of, the Company or any Company Subsidiary, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, result in the triggering of any payment or result in the creation of any Encumbrance on any property or asset of the Company or any of the Company Subsidiaries pursuant to any of the terms, conditions or provisions of any Company Material Contract, Company Major Lease, Company Management Agreement, Company Franchise Agreement or Company Ground Lease to which Company or any Company Subsidiary is a party or by which it or any of its respective properties or assets may be bound, or give rise to any right of purchase, first offer or forced sale under or result in the creation of an Encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which the Company or any Company Subsidiary is a party, except as to the foregoing clauses (ii) and (iii) for any such filings, notices, permits, authorizations, consents, approvals, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will require any filing by the Company or any Company Subsidiary with, notice to, or permit, authorization, consent or approval of, any Governmental Authority, except (i) the filing with the SEC of the Form S-4 and Proxy Statement and such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) any filings required by, state securities or state “blue sky” Laws, (iii) any filings required under the rules and regulations of the NYSE, (iv) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT and the filing of the Certificate of Merger with, and the acceptance for filing of the Certificate of Merger by, the DSOS, (v) such filings as may be required in connection with state and local Transfer Taxes, and (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.6 Compliance with Applicable Laws. Since January 1, 2017, none of the Company or any Company Subsidiary has been, or is in, violation of, or has been given written notice of or been charged with any violation of, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, except for any such violations that have been cured, or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary has all permits, authorizations, approvals, registrations, certificates, orders, waivers, clearances and variances (each, a “Permit”) necessary to (x) conduct the Company’s or a Company Subsidiary’s business, as applicable, substantially as it is being conducted as of the date hereof, and (y) permit the lawful use and operation of the Company Properties substantially as they are being used and operated as of the date hereof, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Company’s Knowledge, none of the Company or any Company Subsidiary has received written notice that any Permit will be terminated or modified or cannot be renewed in the ordinary course of business, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All such Permits are valid and in full force and effect and there are no pending or, to the Company’s Knowledge, threatened administrative or judicial Actions that would reasonably be expected to result in modification, termination or revocation thereof, except which modification, termination or revocation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2017, the Company and each Company Subsidiary has been in compliance in all material respects with the terms and requirements of such Permits, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.7 SEC Reports, Financial Statements and Internal Controls.

(a) The Company has, since January 1, 2017, filed with or otherwise furnished to (as applicable) the SEC on a timely basis all reports, schedules, forms, registration statements, definitive proxy statements and other documents required to be filed or furnished by it under the Exchange Act or the Securities Act (the “Securities Laws”), together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents, together with any documents and information incorporated therein by reference, collectively, the “Company SEC Reports”), all of which were prepared in all material respects in accordance with the requirements of the Securities Laws. As of their respective dates, the Company SEC Reports (other than preliminary materials) (i) complied (or with respect to Company SEC Reports filed after the date hereof, will comply) as to form in all material respects with the requirements of the Securities Laws and the Sarbanes-Oxley Act and (ii) at the time of filing or being furnished (or effectiveness in the case of registration statements) did not (or with respect to Company SEC Reports filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Company SEC Reports filed or furnished and publicly available prior to the date of this Agreement and provided that no representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Proxy Statement to the extent based upon information supplied to the Company by or on behalf of the Park Parties. The Company has no outstanding and unresolved comments from the SEC with respect to the Company SEC Reports. Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of its date and each of the consolidated statements of income, operations, shareholder’s equity and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) fairly presents in all material respects the results of income, operations, shareholder’s equity and cash flows, as the case may be, of the Company and the Company Subsidiaries for the periods set forth therein, in each case in accordance with GAAP and the applicable rules, accounting requirements and regulations of the SEC consistently applied during the periods involved, except to the extent such financial statements have been modified or superseded by later Company SEC Reports, and except, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act and pursuant to Sections 13 or 15(d) of the Exchange Act and for normal year-end audit adjustments which would not be material in amount or effect. None of the Company Subsidiaries is separately subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act.

(b) Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate of the Company or any Company Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s audited financial statements or other Company SEC Reports.

(c) There are no liabilities of the Company or any Company Subsidiary of a nature that would be required under GAAP to be set forth on the financial statements of the Company or the notes thereto, other than liabilities (i) adequately provided for on the balance sheet of the Company dated as of December 31, 2018 (including the notes thereto) as required by GAAP, (ii) incurred under this Agreement or in connection with the transactions contemplated hereby, (iii) incurred in the ordinary course of business, consistent with past practice, subsequent to December 31, 2018 or (iv) as have not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Since the end of the Company’s most recent audited fiscal year, there have been no significant deficiencies or material weaknesses in the Company’s internal control over financial reporting (whether or not remediated). There has been no change in the Company’s internal control over financial reporting that has occurred since December 31, 2018 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. Since January 1, 2017, (x) the Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to the Company and required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, (y) to the Company’s Knowledge, such disclosure controls and procedures are effective in timely alerting the principal executive officer and principal financial officer of the Company to material information relating to the Company required to be included in the reports the Company is required to file under the Exchange Act, and (z) the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s independent registered public accounting firm and the audit committee of the Company Board (A) all known significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. As of the date of this Agreement, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were, as of their respective dates made, complete and correct in all material respects.

(e) The Company is in compliance in all material respects with all current listing requirements of the New York Stock Exchange.

Section 4.8 Litigation. As of the date of this Agreement, there is no Action by any Governmental Authority or other Person pending or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any Company Subsidiary nor any of the Company Properties is subject to any outstanding order, writ, judgment, injunction, stipulation, award or decree of any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.9 Absence of Certain Changes. Except as expressly contemplated in this Agreement, from December 31, 2018 through the date hereof, (a) the Company and the Company Subsidiaries have conducted their businesses in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any Event that has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.10 Taxes.

(a) Each of the Company and the Company Subsidiaries (i) has timely filed all Tax Returns required to be filed by it (after giving effect to any filing extension granted by a Governmental Authority), and such Tax Returns are true, correct and complete in all material respects, and (ii) has timely paid all Taxes required to be paid by it, other than material Taxes being contested in good faith and for which adequate reserves have been established in the Company’s most recent financial statements contained in the Company SEC Reports.

(b) The Company and each of the Company Subsidiary REITs, (i) for all taxable years commencing with the taxable year ended, in the case of the Company, December 31, 2010, and, in the case of RP Holdings Trust, December 31, 2011, and, in the case of CHSP DC Holding Trust, December 31, 2011, in each case, through December 31, 2018 has been subject to taxation as a “real estate investment trust” (a “REIT”) within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated since December 31, 2018 to the date hereof, and intends to continue to operate (including with regard to the REIT distribution requirements in the taxable year that includes and/or ends on the Closing Date) until the Closing (and with respect to each of the Company Subsidiary REITs, each applicable Company Subsidiary REIT Liquidation Date), in such a manner as to permit it to continue to qualify as a REIT for its taxable year that will end, in the case of the Company, on the Closing Date and, in the case of each Company Subsidiary REIT, on the Company Subsidiary REIT Liquidation Date, and (iii) has not taken or omitted to take any action that would reasonably be expected to result in a successful challenge by the IRS or any other Governmental Authority to its status as a REIT, and to the Company’s Knowledge, no such challenge is pending or threatened in writing. For purposes of this representation, the Company has not treated and is not treating either of the Company Subsidiary REITs as “taxable REIT subsidiaries” within the meaning of Section 856(l) of the Code (each a “Taxable REIT Subsidiary”) of the Company regardless of whether the Company together with a Company Subsidiary REIT jointly filed an election on IRS Form 8875 to treat the Company Subsidiary REIT as a Taxable REIT Subsidiary of the Company.

(c) The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP, whether or not shown as being due on any Tax Returns.

(d) No deficiencies for any Taxes have been claimed, proposed, asserted or assessed in writing against the Company or any of the Company Subsidiaries, or to the Company’s Knowledge, threatened, by any Governmental Authority, which deficiencies have not been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(e) None of the Company or any Company Subsidiary (including but not limited to the Company Subsidiary REITs) holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor have they disposed of any such asset during its current taxable year.

(f) No entity in which the Company directly or indirectly owns an interest is or at any time since the later of its acquisition and its formation has been a corporation for U.S. federal income tax purposes, other than the Company Subsidiary REITs, entities that qualify as “qualified REIT subsidiaries” within the meaning of Section 856(i)(2) of the Code (each a “Qualified REIT Subsidiary”) or a Taxable REIT Subsidiary of the Company. Section 4.10(f) of the Company Disclosure Letter sets forth a true, correct and complete list of each entity in which the Company directly or indirectly owns an interest and the U.S. federal income tax status of such entity as a REIT, Qualified REIT Subsidiary, Taxable REIT Subsidiary, or entity disregarded from its owner.

(g) The Company’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year commencing with Company’s year ended December 31, 2010 and through December 31, 2018, has not been less than the sum of (x) the Company’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year, and (y) the Company’s net capital gain for such year. Each of the Company Subsidiary REITs’ dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year commencing with such entity’s first taxable year and through December 31, 2018, has not been less than the sum of (x) such entity’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid dedication for such year, and (y) such entity’s net capital gain for such year. Taking into account all distributions to be made by each Company Subsidiary REIT prior to the applicable Company Subsidiary REIT Liquidation Date, each of the Company Subsidiary REITs will have distributed cash to its respective shareholders in its taxable year ending on the Company Subsidiary REIT Liquidation Date in an amount equal to or in excess of the amount required to be distributed pursuant to Section 857(a) of the Code in respect of its taxable year ending on the applicable Company Subsidiary REIT Liquidation Date.

(h) Neither the Company nor any Company Subsidiary (other than a Taxable REIT Subsidiary of the Company or a Taxable REIT Subsidiary of a Company Subsidiary REIT) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. Neither the Company nor any Company Subsidiary (including but not limited to the Company Subsidiary REITs) has engaged in any transaction that would give rise to “redetermined rents”, “redetermined deductions”, “excess interest” or “redetermined TRS service income”, in each case as defined in Section 857(b)(7) of the Code.

(i) (i) There are no audits, investigations by any Governmental Authority or other proceedings ongoing or, to the Company’s Knowledge, threatened with regard to any material Taxes or Tax Returns of the Company or any Company Subsidiary, including claims by any Governmental Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns; (ii) neither the Company nor any Company Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (iii) neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; (iv) neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes (other than in connection with any extension of time to file any Tax Return) or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year; (v) neither the Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled; and (vi) neither the Company nor any Company Subsidiary has requested or received a ruling from, or requested or entered into a binding agreement with, the IRS or other Governmental Authorities relating to Taxes.

(j) The Company and the Company Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 through 1474, and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, paid over to the appropriate Governmental Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws, and are not liable for any arrears or wages or any taxes or any penalty for failure to withhold or pay such amounts.

(k) There are no Encumbrances for Taxes upon any property or assets of the Company or any Company Subsidiary except for Encumbrances for Taxes not yet due and delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(l) There is no Tax allocation or sharing agreement or similar arrangement with respect to which the Company or any Company Subsidiary is a party (other than customary arrangements under commercial contracts or borrowings entered into in the ordinary course of business).

(m) There are no Tax Protection Agreements to which the Company, any Company Subsidiary or any other entity in which the Company or a Company Subsidiary has an interest is directly or indirectly subject. For purposes of this Agreement, “Tax Protection Agreement” means any agreement pursuant to which a Person has agreed to (i) maintain a minimum level of debt, continue a particular debt or allocate a certain amount of debt to a particular Person, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) use or refrain from using a particular method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such Person or any of its subsidiaries, (iv) use or refrain from using a particular method for allocating one or more liabilities of such Person or any of its subsidiaries under Section 752 of the Code, or (v) only dispose of assets in a particular manner, in each case for Tax reasons.

(n) Except for ordinary course transactions that may be “reportable transactions” solely on account of the recognition of a tax loss, neither the Company nor any Company Subsidiary is or has been a party to any “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4(b)).

(o) Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return except an affiliated group of which a Company Subsidiary is and has always been the parent, or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract (excluding customary indemnification provisions contained in credit or other commercial agreements entered into in the ordinary course of business and the primary purposes of which do not relate to Taxes), or otherwise.

(p) Neither the Company nor any of the Company Subsidiaries (other than a Taxable REIT Subsidiary of the Company or a Taxable REIT Subsidiary of any of the Company Subsidiary REITs) has had, currently has, or will have (with respect to the Company, as of the Closing Date, and with respect to each of the Company Subsidiary REITs, as of the Company Subsidiary REIT Liquidation Date) any earnings and profits for U.S. federal income tax purposes which would constitute “earnings and profits accumulated in any non-REIT year” (determined for purposes of Section 857(a)(2)(B) of the Code).

(q) The Company has made available to Parent correct and complete copies of (i) all U.S. federal income Tax Returns and other material income Tax Returns of the Company and the Company Subsidiaries relating to the taxable periods ending since the Company’s taxable year ended December 31, 2010 and (ii) any material audit report issued within the last six (6) years relating to any Taxes due from or with respect to the Company or any Company Subsidiaries.

(r) No written power of attorney that has been granted by the Company or any Company Subsidiary (other than to the Company or a Company Subsidiary) currently is in force with respect to any matter relating to Taxes.

(s) Since the Company’s formation (i) neither the Company nor any Company Subsidiary (including but not limited to the Company Subsidiary REITs) has incurred any liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, and (ii) neither the Company nor any Company Subsidiary (including but not limited to the Company Subsidiary REITs) has incurred any material liability for Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property.

(t) As of the date hereof, the amount of the Company’s liabilities does not exceed the aggregate U.S. federal income tax basis of the Company’s assets.

Section 4.11 Properties.

(a) Section 4.11(a) of the Company Disclosure Letter sets forth a true, correct and complete list of the common name and address of each hotel owned or leased (including ground leased) by the Company or any Company Subsidiary as lessee or sublessee, as of the date of this Agreement (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Company Property”). As of the date hereof, each of the Company Properties is owned or leased by the Company or the Company Subsidiary indicated on Section 4.11(a) of the Company Disclosure Letter. There are no real properties that the Company or any Company Subsidiary is obligated to buy, lease or sublease at some future date.

(b) The Company or a Company Subsidiary owns good and valid fee simple title or leasehold title (as applicable) to the Company Properties, in each case, free and clear of Encumbrances, except for Company Permitted Encumbrances, none of which Company Permitted Encumbrances have had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. For the purposes of this Agreement, “Company Permitted Encumbrances” shall mean any (i) Encumbrances relating to any Indebtedness set forth on Section 4.11(b)(i) of the Company Disclosure Letter, (ii) statutory or other Encumbrances for Taxes or assessments that are not yet due (or are due but not yet delinquent) or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP, (iii) the terms of any Company Major Leases, Company Ground Leases or any other leases, subleases or licenses entered into by the applicable Company Subsidiary as landlord, sublandlord or licensor in the ordinary course of business, (iv) Encumbrances imposed or promulgated by Law or any Governmental Authority, including zoning regulations, permits and licenses, (v) Encumbrances (but excluding Encumbrances relating to any Indebtedness other than as set forth on Section 4.11(b)(i) of the Company Disclosure Letter) that are disclosed on the title insurance policies or title insurance commitments listed on Section 4.11(b)(v) of the Company Disclosure Letter previously made available to Park (including any air rights described in such Encumbrances), (vi) any right, title or interest of a lessor or sublessor set forth in any Company Ground Lease, (vii) any Encumbrance in favor of a lessor or sublessor set forth in any Company Ground Lease to secure unpaid rent, (viii) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Encumbrances imposed by Law and incurred in the ordinary course of business consistent with past practice that are related to obligations not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and (ix) any other Encumbrances (but excluding Encumbrances relating to Indebtedness) that do not materially impair the value of the applicable Company Property or the continued use and operation of the applicable Company Property as currently used and operated. Section 4.11(b) of the Company Disclosure Letter describes any material Company Permitted Encumbrances that, as of the date hereof, are being contested in good faith by appropriate proceedings.

(c) There is no pending or, to the Company’s Knowledge, threatened condemnation, expropriation, eminent domain or rezoning proceeding affecting all or any material portion of any of the Company Properties. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i) Each of the Company Properties is, to the Company’s Knowledge (x) supplied with utilities and other services as necessary to permit their continued operation as they are now being operated, (y) in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects, and (z) adequate and suitable for the purposes for which they are presently being used. None of the Company or any Company Subsidiary has received written notice that any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, holding areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not valid or in full force and effect as of the date of this Agreement, or of any pending written threat of modification or cancellation of any of same, in each case that would materially adversely impact the applicable Company Property; and

(ii) Each of the Company Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

(d) Section 4.11(d) of the Company Disclosure Letter sets forth a true, correct and complete list of each lease or sublease, to which the Company, or any Company Subsidiary is a lessor or sublessor with respect to any of the Company Properties together with all amendments, modifications, supplements, renewals and extensions related thereto, which lease or sublease (i) (A) provides for annual rent in excess of $150,000 and (B) has a term of twelve (12) months or longer, (ii) is for a net rentable area in excess of 5,000 square feet or (iii) is between two Affiliates of the Company (each, a “Company Major Lease”). The Company has made available to the Park Parties correct and complete (in all material respects) copies of all Company Major Leases that are in effect as of the date hereof. With respect to each Company Major Lease, (x) such Company Major Lease is valid and in full force and effect, (y) the applicable Company Subsidiary is not in material default under such Company Major Lease and, to the Company’s Knowledge, the applicable lessee counterparty is not in material default under such Company Major Lease, and (z) and none of the Company or any Company Subsidiary has received written notice that it has violated or is in default under such Company Major Lease, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) Section 4.11(e) of the Company Disclosure Letter sets forth a true, correct and complete list of each ground lease or other agreement pursuant to which the Company or any Company Subsidiary is a lessee or sublessee with respect to any of the Company Properties that is subject to such ground lease, together with all amendments, modifications, supplements, renewals and extensions related thereto (each, a “Company Ground Lease”), and identifies each Company Property that is subject to such Company Ground Lease, the Company or the Company Subsidiary that is a party to such agreement, the date of such agreement and each amendment relating thereto. The Company has made available to the Park Parties correct and complete (in all material respects) copies of all Company Ground Leases that are in effect as of the date hereof. With respect to each Company Ground Lease, (x) such Company Ground Lease is valid and in full force and effect, (y) the applicable Company Subsidiary is not in default under such Company Ground Lease and, to the Company’s Knowledge, the applicable lessor counterparty is not in material default under such Company Ground Lease, and (z) and none of the Company or any Company Subsidiary has received written notice that it has violated or is in default under any Company Ground Lease, except, in the case of both clauses (y) and (z) for violations or defaults that would not, individually or in the aggregate, reasonably be likely to result in the termination of the Ground Lease.

(f) Section 4.11(f) of the Company Disclosure Letter sets forth a true, correct and complete list of each management agreement pursuant to which any Third Party manages or operates any of the Company Properties on behalf of the Company or any Company Subsidiary, together with each amendment, guaranty or other agreement or document binding on the Company or applicable Company Subsidiary and relating thereto (each, a “Company Management Agreement”), and identifies each Company Property that is subject to such Company Management Agreement, the Company or the Company Subsidiary that is a party to such agreement, the date of such agreement and each amendment relating thereto. The Company has made available to the Park Parties correct and complete (in all material respects) copies of all Company Management Agreements which are in effect as of the date hereof. With respect to each Company Management Agreement, (x) such Company Management Agreement is valid and in full force and effect, (y) the applicable Company Subsidiary is not in material default under such Company Management Agreement and, to the Company’s Knowledge, the applicable counterparty is not in material default under such Company Management Agreement, and (z) and none of the Company or any Company Subsidiary has received written notice that it has violated or is in default under such Company Management Agreement, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(g) Section 4.11(g) of the Company Disclosure Letter sets forth a true, correct and complete list of each franchise, license or other similar agreement providing the right to utilize a brand name or other rights of a hotel chain or system at any of the Company Properties or by the Company or any Company Subsidiary, together with each amendment, guaranty or other agreement or document binding on the Company or applicable Company Subsidiary and relating thereto (each, a “Company Franchise Agreement”), and identifies each Company Property that is subject to such Company Franchise Agreement, the Company or the Company Subsidiary that is a party to such agreement, the date of such agreement and each amendment relating thereto. The Company has made available to the Park Parties correct and complete (in all material respects) copies of all Company Management Agreements that are in effect as of the date hereof. With respect to each Company Franchise Agreement, (x) such Company Franchise Agreement is valid and in full force and effect and (y) except as set forth in Section 4.11(g) of the Company Disclosure Letter, none of the Company or any Company Subsidiary has received written notice that it has violated or is in default under such Company Franchise Agreement, except (i) for violations or defaults that have been cured or (ii) as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(h) No purchase option has been exercised under any Company Major Lease, Company Ground Lease, Company Management Agreement, Company Franchise Agreement, Company Material Contract or other Contract with respect to a Company Property for which the purchase has not closed prior to the date of this Agreement.

(i) There are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Company Property or any portion thereof in favor of any Third Party. There are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof.

(j) Section 4.11(j) of the Company Disclosure Letter sets forth a true, correct and complete list of the owner title insurance policies for each of the Company Properties, copies of which, together with all exception documents referenced therein, have been made available to the Park Parties. No written claim has been made against any such owner title insurance policy relating to a Company Property.

(k) The Company and the Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Company’s or any of the Company Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Encumbrances, except for Company Permitted Encumbrances.

Section 4.12 Environmental Matters. Except as would not, individually or in the aggregate, materially adversely impact the Company and the Company Subsidiaries, taken as a whole:

(a) The Company and the Company Subsidiaries are and, except for matters that have been fully resolved, have been in compliance with all Environmental Laws.

(b) (i) The Company and the Company Subsidiaries have been duly issued, and maintain all Environmental Permits necessary to operate the business of Company as currently operated and (ii) no action or proceeding is pending or, to the Company’s Knowledge, threatened to revoke, modify, suspend or terminate any such Environmental Permit.

(c) None of the Company or any Company Subsidiary has received as of the date hereof any notice, demand, letter, citation, summons, complaint, penalty or claim (i) alleging that the Company or any such Company Subsidiary is in violation of, or liable under, any Environmental Law or with respect to Hazardous Materials, (ii) that the Company or any

Company Subsidiary is obligated to conduct investigations or clean-up activities under Environmental Law or with respect to Hazardous Materials or (iii) that any judicial, administrative or compliance order has been issued against the Company or any Company Subsidiary, in each case which remains unresolved. There is no litigation, governmental request for information or other proceeding pending, or, to the Company’s Knowledge, threatened against the Company and any Company Subsidiary under any applicable Environmental Law or with respect to Hazardous Materials and to the Company’s Knowledge, none of the Company or any Company Subsidiary has any liability or obligation under any Environmental Laws or with respect to Hazardous Materials.

(d) There have been no Releases at, on, under or from any real property currently or formerly owned, operated, or leased by the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has arranged by Contract for the disposal, transportation or treatment of Hazardous Materials at any location, in either case, such that the Company or the Company Subsidiaries would reasonably be expected to incur liability.

(e) The Company has made available to the Park Parties copies of all Phase I reports and all other material reports, assessments, and studies prepared by the Company or any Company Subsidiary and in the Company’s or any Company Subsidiary’s possession or under its control that relate to the Company’s or any Company Subsidiary’s compliance with Environmental Laws or the environmental condition of any real property currently or formerly owned, operated or leased by the Company or any Company Subsidiary.

Section 4.13 Employee Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Employee Program. Neither the Company nor any Company Subsidiary has any formal plan or commitment to create any additional Company Employee Program or to modify, change, or terminate any existing Company Employee Program. The Company has delivered or made available to Parent a copy of each Company Employee Program (or a written description of the material provisions of each unwritten Company Employee Program) and, with respect thereto, as applicable, (i) all amendments, and currently effective trust (or other funding vehicle) agreements, (ii) the most recent summary plan description (and all summaries of material modifications thereto) and actuarial report (or other financial statement relating to such Company Employee Program), (iii) the two (2) most recently filed Forms 5500 (with all schedules and attachments), (iv) the most recent determination (or, if applicable, opinion or advisory) letter from the IRS and (v) all material correspondence to or from a Governmental Authority during the past two (2) years.

(b) Each Company Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder and, to the Company’s Knowledge, no event has occurred and no condition exists that could reasonably be expected to adversely affect the qualified status of any such Company Employee Program.

(c) Each Company Employee Program (i) complies in form in all material respects and has been administered in all material respects in accordance with the requirements of applicable Law, including ERISA and the Code and (ii) is being administered and operated in all material respects in accordance with its terms. Neither the Company nor any of its ERISA Affiliates maintains, sponsors, participates in or contributes to (or has any obligation to contribute to), or has ever maintained, sponsored, participated in or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to any plan subject to Title IV of ERISA, including any “multiemployer plan,” as defined in Section 3(37) of ERISA. None of the Company Employee Programs is a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). No “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Program.

(d) All payments and contributions required to have been made with respect to all Company Employee Programs either have been made or have been accrued in accordance with the terms of the applicable Company Employee Program and applicable Law.

(e) With respect to each Company Employee Program, no Actions (other than routine claims for benefits in the normal course) are pending or, to the Company’s Knowledge, threatened relating to or otherwise in connection with such Company Employee Program. There are no audits, inquiries or proceedings pending or, to the Company’s Knowledge, threatened by the IRS or any other Governmental Authority with respect to any Company Employee Program.

(f) No Company Employee Program provides for post-termination or retiree medical or welfare benefits (other than under Section 4980B of the Code or pursuant to state health continuation laws) to any current or future retiree or former employee, other than as set forth in Section 4.13(f) of the Company Disclosure Letter.

(g) The Company, each Company Subsidiary and each Company Employee Program are in material compliance with the applicable terms of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the guidance and regulations issued under each of the foregoing.

(h) Each Company Employee Program that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been administered in all material respects in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder. None of the Company or any Company Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any current or former officer, director, trustee, employee or consultant of the Company or any of the Company Subsidiaries for any Taxes incurred by such individual pursuant to Section 409A of the Code.

(i) Neither the execution and delivery of this Agreement nor the consummation of the Merger and the other transactions contemplated by this Agreement will (either alone or together with any other event) (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, trustee, director or other service provider of the Company or any of the

Company Subsidiaries, (ii) result in an obligation to fund benefits under any Company Employee Program or limit or restrict the right to merge, amend, terminate, or receive a reversion of assets from any Company Employee Program or (iii) result in any payment or benefit to any person which would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code). There is no Contract by which the Company or any of the Company Subsidiaries is bound to compensate any current or former employee, officer, trustee, director or other service provider of the Company or any of the Company Subsidiaries for excise Taxes paid pursuant to Section 4999 of the Code.

Section 4.14 Labor and Employment Matters.

(a) Except as set forth in Section 4.14 of the Company Disclosure Letter, none of the Company, any Company Subsidiary or, to the Company’s Knowledge, any Third Party that manages or operates any Company Property, is a party to, bound by or subject to, nor is any Company Property otherwise bound by or subject to, any collective bargaining agreement or other agreement or understanding with a labor union or labor union organization (including so-called “owner’s agreements”, card check neutrality agreements and agreements relating to “after acquired” properties) (collectively, “Labor Agreements”). There are no negotiations or discussions currently pending or occurring between the Company, any of the Company Subsidiaries or, to the Company’s Knowledge, any Third Party that manages or operates any Company Property, on the one hand, and any labor union or labor union organization, on the other hand, regarding any Labor Agreement (or potential arrangement that could become a Labor Agreement). Except as set forth in Section 4.14 of the Company Disclosure Letter, no employee, independent contractor, consultant, temporary employee, leased employee or other service provider of any Third Party that manages or operates any Company Properties (each, a “Company Management Company Employee”) is currently represented by a labor union. To the Company’s Knowledge, as of the date hereof, there are no organizing efforts (including any demand for recognition, demonstration, handbilling, job action, pending representation or unit clarification petition at the NLRB or card signing) underway or threatened by any labor union, labor union organization, or group of employees involving (i) employees of the Company or any of the Company Subsidiaries, (ii) Company Management Company Employees or (iii) any Company Property. To the Company’s Knowledge, there is no unfair labor practice or labor arbitration proceeding pending or threatened against the Company or any of the Company Subsidiaries relating to their business (including with respect to Company Management Company Employees).

(b) To the Company’s Knowledge, there are no proceedings pending against the Company or any of the Company Subsidiaries in any forum by or on behalf of any present or former employee of the Company or any of the Company Subsidiaries or any Company Management Company Employee, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, restrictive covenant, violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company or any of the Company Subsidiaries or any management company (with respect to any Company Management Company Employee) in connection with the employment relationship. In the prior thirty-six (36) months, none of the Company, any of the Company Subsidiaries or any management company with respect to a

Company Property has received or been subject to any demand letters, civil rights charges, settlements, suits, drafts of suits, administrative or other claims from any of its employees for which the Company, any Company Subsidiary or any management company (with respect to any Company Management Company Employee) must pay any amount prior to the Closing.

(c) To the Company’s Knowledge, no regular or leased employee, consultant, or independent contractor of the Company or any Company Subsidiary is in violation of any material term of any employment contract, confidentiality, non-competition, non-solicitation, or other proprietary rights agreement or any other contract relating to the right of such Person to be employed by, or provide services to the Company or any of the Company Subsidiaries.

(d) Since January 1, 2017, the Company and the Company Subsidiaries (and, to the Company’s Knowledge, each management company with respect to a Company Property) have been and are in material compliance with (i) all applicable Laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, harassment, non-discrimination in employment, workers’ compensation, unemployment compensation and the collection and payment of withholding or payroll Taxes and similar Taxes and (ii) all obligations of the Company and the Company Subsidiaries (and each such management company) under any employment agreement, consulting agreement, severance agreement, Labor Agreement or any similar employment or labor-related agreement or understanding. To the Company’s Knowledge, since January 1, 2017, all independent contractors and consultants providing personal services to the Company or any of Company Subsidiaries have been properly classified as independent contractors for purposes of all Laws, including Laws with respect to employee benefits, and all employees of the Company and the Company Subsidiaries have been properly classified under the FLSA.

(e) During the preceding three (3) years, (i) the Company and the Company Subsidiaries have not effectuated a “plant closing” (as defined in the federal or applicable state WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the federal or applicable state WARN Act) in connection with the Company or any of the Company Subsidiaries affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) the Company and the Company Subsidiaries have not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar applicable Law.

Section 4.15 No Brokers. Other than with J.P. Morgan Securities LLC, which the Company has retained as its financial advisor in connection with the Merger, neither the Company nor any of the Company Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm that may be entitled to a finder’s fees, brokerage or agent’s commissions or other like payments in connection with or upon consummation of the Merger. The Company has made available to Parent a true and complete copy of the Company’s engagement letter with J.P. Morgan Securities LLC, together with any amendment, modification, supplement, renewal, extension or other document related thereto, with respect to the transactions contemplated by this Agreement.

Section 4.16 Opinion of Financial Advisor. The Company Board has received the oral opinion of J.P. Morgan Securities LLC, the Company’s financial advisor, (to be confirmed in writing) to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration to be received by the holders of Company Common Shares is fair, from a financial point of view, to the holders of Company Common Shares. A true and complete copy of such opinion will be provided to Parent by the Company solely for informational purposes within one (1) calendar day after the date of this Agreement.

Section 4.17 Vote Required. The affirmative vote of the holders of a majority of the outstanding Company Common Shares entitled to vote at the Company Shareholder Meeting (the “Company Shareholder Approval”) is the only vote of the holders of securities of the Company or any Company Subsidiary required to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 4.18 Company Material Contracts.

(a) All Contracts, including amendments thereto, required to be filed as an exhibit to any Company SEC Reports filed on or after January 1, 2017 pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed. All such filed Contracts shall be deemed to have been made available to the Park Parties.

(b) Other than the Contracts described in Section 4.18(a) and except for this Agreement, Section 4.18(b) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of each Contract (or the accurate description of principal terms in case of oral Contracts), including all amendments, supplements and side letters thereto that modify each such Contract in any material respect, to which the Company or any Company Subsidiary is a party to or by which it is bound or to which any Company Property or other material asset is subject that:

(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) is a limited liability company agreement, partnership agreement or joint venture agreement or similar Contract that sets forth the operational terms of a joint venture, partnership, joint development agreement, limited liability company or strategic alliance of the Company or any Company Subsidiary;

(iii) constitutes a Company Tax Protection Agreement;

(iv) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or the Company Subsidiaries, or upon consummation of the Merger, Park, Parent or the other Park Subsidiaries or which materially restricts the conduct of any line of business that is material to the Company (including the Surviving Entity) and the Company Subsidiaries, taken as a whole;

(v) evidences Indebtedness for borrowed money in excess of $10,000,000 of any of Company or any of its Subsidiaries, whether unsecured or secured;

(vi) provides for the pending purchase or sale, option to purchase or sell, right of first refusal, right of first offer or other right to purchase, sell, dispose of or ground lease (by merger, by purchase or sale of assets or stock, by lease or otherwise) of (x) any real property (including any Company Property or any portion thereof) or (y) any other material asset of the Company or any Company Subsidiary with a fair market value or purchase price greater than $20,000,000;

(vii) contains a put, call or similar right pursuant to which the Company or any Company Subsidiary could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $20,000,000;

(viii) (A) requires the Company or any Company Subsidiary to provide any funds to or make any investment in (in each case, in the form of a loan, capital contribution or similar transaction) the Company or any Company Subsidiary or other Person in excess of $20,000,000 or (B) evidences a loan (whether secured or unsecured) made to any other Person in excess of $20,000,000;

(ix) relates to the settlement (or proposed settlement) of any pending or threatened legal proceeding involving payment of more than $20,000,000;

(x) would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act;

(xi) except to the extent such Contract is described in the clauses above or is terminable by the Company without penalty on no more than sixty (60) days’ notice, calls for aggregate payments by, or other consideration from, the Company or any Company Subsidiary of more than $20,000,000 over the remaining term of such Contract;

(xii) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;

(xiii) is a Labor Agreement;

(xiv) is an agreement that obligates Company or any Company Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of Company or any Company Subsidiary pursuant to which Company or a Company Subsidiary is the indemnitor; or

(xv) would prohibit or materially delay the consummation of the Merger as contemplated by this Agreement.

(c) Each Contract of the type described above in Section 4.18(b), whether or not set forth in Section 4.18(b) of the Company Disclosure Letter, is referred to herein as a “Company Material Contract”. The Company has made available to the Park Parties true, correct and complete copies of all Company Material Contracts as of the date hereof, including amendments and supplements thereto. As of the date hereof, all of the Company Material Contracts are valid and binding on the Company and/or a Company Subsidiary, as the case may be, and, to the Company’s Knowledge, each other party thereto, as applicable, and in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity. Neither the Company nor the applicable Company Subsidiary has, and to the Company’s Knowledge, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, that with or without notice, lapse of time or both would constitute a default under the provisions of any Company Material Contract, except for violations and defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, neither the Company nor any Company Subsidiary has received written notice of any of the foregoing.

Section 4.19 Related Party Transactions. Except as set forth in the Company SEC Reports filed or furnished with the SEC through and including the date of this Agreement, from January 1, 2017 through the date of this Agreement, there have been no transactions or contracts between the Company or any Company Subsidiary, on the one hand, and any Affiliates (other than Company Subsidiaries) of the Company or other Persons, on the other hand, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.20 Intellectual Property.

(a) Section 4.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all material Intellectual Property owned by the Company or any Company Subsidiary that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any Governmental Authority, domain name registrar or social media company (the “Registered Intellectual Property”). All Registered Intellectual Property has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees. The Company or a Company Subsidiary is the sole and exclusive owner of all Registered Intellectual Property and material unregistered trademarks and copyrights used by the Company or any Company Subsidiary as of the date hereof, free and clear of any Encumbrances other than Permitted Encumbrances and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no pending or, to the Company’s Knowledge, threatened claims with respect to any of the Registered Intellectual Property.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Company’s Knowledge, the conduct of the business of the Company and the Company Subsidiaries as it is currently conducted and planned to be conducted does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any Third Party and neither the Company nor any Company Subsidiary has received any written allegations to that effect.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Company’s Knowledge, no third party is currently misappropriating, infringing or otherwise violating any Intellectual Property rights owned by the Company or any Company Subsidiary.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Company’s Knowledge, the Company and the Company Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of Company and the Company Subsidiaries as it is currently conducted.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries have taken all reasonable measures to protect the security, privacy and confidentiality of all Company Protected Information; (ii) no Company Protected Information has been disclosed by the Company or any Company Subsidiaries to any Person other than pursuant to a written agreement restricting the disclosure and use of such Company Protected Information by such Person; (iii) the Company and the Company Subsidiaries have implemented and maintain reasonable data security programs that are consistent with industry standards and applicable Laws; (iv) the Company and the Company Subsidiaries (and, to the Company’s Knowledge, as of the date hereof, the applicable management companies and franchisors) have not experienced any breach, unauthorized access or disclosure, or loss of control of Company Protected Information; (v) the Company and the Company Subsidiaries have at all times complied (and, to the Company’s Knowledge, as of the date hereof, the applicable management companies and franchisors are in compliance) with all privacy, security, or data protection laws applicable to that entity or to the Company Protected Information that entity collects, holds, uses or discloses; and (vi) neither the Company nor the Company Subsidiaries is or has been (nor, to the Company’s Knowledge, as of the date hereof, the applicable management companies and franchisors are not) under investigation by any Governmental Authority concerning any privacy, security or data protection laws.

Section 4.21 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks (a) as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance) and (b) that the Company believes are adequate for the operation of its and the Company Subsidiaries’ businesses and the protection of its and the Company Subsidiaries’ assets. There is no claim by the Company or any Company Subsidiary pending under any such insurance policies that (x) has been denied or disputed by the insurer and (y) would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid and the Company and the Company Subsidiaries are in compliance in all material respects with the terms of such insurance policies, and no written notice of cancellation or termination has been received by the Company or any Company Subsidiary with respect to any such insurance policy other than in connection with ordinary course renewals.

Section 4.22 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement will (a) in the case of the Form S-4, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (b) in the case of the Proxy Statement, on the date such Proxy Statement is first mailed to the Company’s shareholders or at the time of the Company Shareholder Meeting, or at the time that the Form S-4 is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or any Company Subsidiary or other information supplied by or on behalf of the Company or any Company Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein. No representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Proxy Statement to the extent based upon information supplied to the Company by or on behalf of the Park Parties.

Section 4.23 Investment Company Act. None of the Company or any Company Subsidiary is registered or required to be registered under the Investment Company Act.

Section 4.24 Takeover Statutes. The Company has taken such actions and votes as are necessary on its part to render inapplicable to the Merger and the other transactions contemplated by this Agreement the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL, and no other “business combination,” “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover statute or similar federal or state statutes applicable to the Company, including the restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL (the “Takeover Statutes”) are applicable to the Merger or the other transactions contemplated by this Agreement.

Section 4.25 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this ARTICLE IV, neither the Company nor any of its Representatives makes any representations or warranties, and the Company hereby disclaims any other representations or warranties, with respect to the Company, the Company Subsidiaries, or their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or the negotiation, execution, delivery or performance of this Agreement by the Company, notwithstanding the delivery or disclosure to the Park Parties or their Representatives of any documentation or other information with respect to any one or more of the foregoing. Except for the representations and warranties contained in Article V, the Company acknowledges that neither the Park Parties nor any other Person or entity on behalf of the Park Parties has made, and the Company has not relied upon, any representation or warranty, whether express or implied, with respect to the Park Parties or any of the Park Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company by or on behalf of the Park Parties.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARK PARTIES

Except (a) as disclosed in publicly-available Park SEC Reports filed with, or furnished to, as applicable, the SEC on or after January 1, 2017 and at least two (2) Business Days prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” (but including any description of historic facts or events included therein) and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer (but including any description of historic facts or events included therein) or other statements that are cautionary, predictive or forward-looking in nature), or (b) as set forth in the disclosure letter of the Park Parties delivered at or prior to the execution of this Agreement by the Park Parties to the Company (the “Park Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any Section of ARTICLE V of the Park Disclosure Letter shall qualify or modify the Section of ARTICLE V to which it corresponds and any other Section of ARTICLE V to the extent the applicability of the disclosure to such other Section is reasonably apparent from the text of the disclosure made; provided, that nothing in the Park Disclosure Letter is intended to broaden the scope of any representation or warranty of the Park Parties made herein), each of the Park Parties, jointly and severally, represents and warrants to the Company that:

Section 5.1 Existence; Good Standing; Compliance with Law.

(a) Park is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. Park is duly qualified or licensed to do business as a foreign corporation and is in good standing (or the equivalent thereof, if applicable, with respect to jurisdictions that recognize such concept) under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing (or the equivalent thereof, if applicable, with respect to jurisdictions that recognize such concept) would not, individually or in the aggregate, reasonably be expected to have a Park Material Adverse Effect. Park has all requisite corporate power and authority to own, operate, lease, hold and encumber its properties and carry on its business as now conducted.

(b) Parent is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Parent is duly qualified or licensed to do business as a limited liability company and is in good standing (or the equivalent thereof, if applicable, with respect to jurisdictions that recognize such concept) under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing (or the equivalent thereof, if applicable, with respect to jurisdictions that recognize such concept) would not, individually or in the aggregate, reasonably be expected to have a Park Material Adverse Effect. Parent has all requisite limited liability company power and authority to own, operate, lease, hold and encumber its properties and carry on its business as now conducted.

(c) Merger Sub is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is duly qualified or licensed to do business as a limited liability company and is in good standing (or the equivalent thereof, if applicable, with respect to jurisdictions that recognize such concept) under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing (or the equivalent thereof, if applicable, with respect to jurisdictions that recognize such concept) would not, individually or in the aggregate, reasonably be expected to have a Park Material Adverse Effect. Merger Sub has all requisite limited liability company power and authority to own, operate, lease, hold and encumber its properties and carry on its business as now conducted.

(d) Each Subsidiary of Park (each such Subsidiary, a “Park Subsidiary”), other than Parent and Merger Sub, is duly organized, validly existing and in good standing (or the equivalent thereof, if applicable, with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation or organization. Each Park Subsidiary, other than Parent and Merger Sub, is duly qualified or licensed to do business and is in good standing (or the equivalent thereof, if applicable, with respect to jurisdictions that recognize such concept) in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification or licensing, except for jurisdictions in which such failure to be so qualified or, licensed or to be in good standing (or the equivalent thereof, if applicable, with respect to jurisdictions that recognize such concept) would not, individually or in the aggregate, reasonably be expected to have a Park Material Adverse Effect. Each Park Subsidiary, other than Parent and Merger Sub, has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

(e) The Park Parties have previously made available to the Company true, correct and complete copies of (i) the Organizational Documents of Parent, Park and Merger Sub (collectively, the “Park Governing Documents”) and (ii) the Organizational Documents of each of Parent’s “significant subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X), in each case as amended and in effect on the date of this Agreement. Each of the Park Governing Documents are in full force and effect, and neither Parent nor Park is in violation of any of the provisions of such documents.

Section 5.2 Authority.

(a) Park has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which Park is a party. The execution, delivery and performance by Park of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on behalf of Park. No other corporate action on the part of Park is necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, subject, with respect to the Merger, to the filing of the Articles of Merger with the SDAT and the Certificate of Merger with DSOS. This Agreement has been duly authorized, executed and delivered by Park and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding obligation of Park, enforceable against Park in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) Parent has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which Parent is a party, including the Merger. The execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on behalf of Parent. No other limited liability company action on the part of Parent is necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated by this Agreement, subject, with respect to the Merger, to the filing of the Articles of Merger with the SDAT and the Certificate of Merger with DSOS. This Agreement has been duly authorized, executed and delivered by Parent and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) Merger Sub has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which Merger Sub is a party, including the Merger. The execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on behalf of Merger Sub. No other limited liability company action on the part of Merger Sub is necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated by this Agreement, subject, with respect to the Merger, to the filing of the Articles of Merger with the SDAT and the Certificate of Merger with the DSOS. This Agreement has been duly authorized, executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery hereof by each of the Company, constitutes a valid and legally binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(d) The members of Parent have (i) approved this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement, (ii) authorized Parent to execute, deliver and perform this Agreement and (iii) taken all actions required for the execution of this Agreement by Parent.

(e) Parent, in its capacity as sole member of Merger Sub, has (i) approved this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement, (ii) authorized Merger Sub to execute, deliver and perform this Agreement and (iii) taken all actions required for the execution of this Agreement by Merger Sub.

(f) The Park Board, at a duly held meeting, has (i) declared advisable and approved this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement, (ii) authorized Park to execute, deliver and perform this Agreement, (iii) taken all actions required for the execution of this Agreement by Park and (iv) approved the issuance of Park Common Stock contemplated by this Agreement, and such resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way.

Section 5.3 Park Common Stock; Capitalization.

(a) The shares of Park Common Stock required to be delivered by Parent pursuant to the Merger, when so delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and non-assessable and the issuance thereof will not be subject to any pre-emptive rights.

(b) The authorized capital stock of Park consists of 6,000,000,000 shares of Park Common Stock and 600,000,000 shares of preferred stock, par value $0.01 per share (“Park Preferred Stock”). As of the close of business on May 3, 2019 (i) 201,577,509 shares of Park Common Stock were issued and outstanding, (ii) no shares of Park Preferred Stock were issued and outstanding, (iii) 5,500,506 shares of Park Common Stock were available for grant under the Park Equity Incentive Plan, (iv) an aggregate of 230,807 shares of Park Common Stock were reserved for issuance pursuant to the terms of outstanding stock options, restricted stock units, performance share units and other awards granted pursuant to the Park Equity Incentive Plan and (v) no warrants, rights, performance shares, performance share units, convertible or exchangeable securities or similar securities rights that are derivative of, or provide economic rights based, directly or indirectly, on the value or price of, any capital stock or other voting securities or ownership interests in Park or any Subsidiary of Park (other than restricted stock units, performance share units, other awards and options disclosed in clause (iv)) with respect to the Park Common Stock were outstanding. All issued and outstanding shares of capital stock of Park are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

(c) As of the date of this Agreement, all of the Parent limited liability company interests are owned directly or indirectly by Park. All of Parent’s limited liability company interests are duly authorized and validly issued, and are not entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter on which the holder of Parent limited liability company interests may vote.

(d) All of the Merger Sub limited liability company interests are owned directly by Parent. All of the Merger Sub limited liability company interests are duly authorized and validly issued, and are not entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of Merger Sub having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter on which the holder of Merger Sub membership interests may vote.

Section 5.4 Consents and Approvals; No Violations.

(a) None of the execution, delivery or performance of this Agreement by the Park Parties, the consummation by the Park Parties of the transactions contemplated hereby or compliance by the Park Parties with any of the provisions hereof will (i) conflict with or result in any breach or violation of any provision of the Organizational Documents of the applicable Park Party, (ii) assuming that all consents, approvals, authorizations and permits described in this Section 5.4 have been obtained, all filings and notifications described in Section 5.4(b) have been made, and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to each of the Park Parties and any other Park Subsidiaries or by which any property or asset of each of the Park Parties is bound, or, (iii) require any consent, approval or notice (except as contemplated by Section 5.4(b)) under, result in a violation or breach by, or any loss of any benefit or material increase in any cost or obligation of any of the Park Parties, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, result in the triggering of any payment or result in the creation of any Encumbrance on any property or asset of Park pursuant to any of the terms, conditions or provisions of any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act) to which any Park Parties are a party or by which it or any of its respective properties or assets may be bound, except as to the foregoing clauses (ii) and (iii) for any such filings, notices, permits, authorizations, consents, approvals, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Park Material Adverse Effect.

(b) None of the execution, delivery or performance of this Agreement by the Park Parties, the consummation by the Park Parties of the transactions contemplated hereby or compliance by the Park Parties with any of the provisions hereof will require any filing by any of the Park Parties with, notice to, or permit, authorization, consent or approval of, any Governmental Authority, except (i) the filing with the SEC of the Form S-4 and Proxy Statement and such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) any filings required by, state securities or state “blue sky” Laws, (iii) any filings required under the rules and regulations of the NYSE, (iv) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT and the filing of the Certificate of Merger with, and the acceptance for filing of the Certificate of Merger by, the DSOS, (v) such filings as may be required in connection with state and local Transfer Taxes, and (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Park Material Adverse Effect.

Section 5.5 Compliance with Applicable Laws. Since January 1, 2017, neither Park nor Parent has been, or is in, violation of, or has been given written notice of or been charged with any violation of, any Law applicable to Park or Parent or by which any property or asset of Park or Parent is bound, except for any such violations that have been cured, or would not, individually or in the aggregate, reasonably be expected to have a Park Material Adverse Effect. Each of Park and each Park Subsidiary has Permits necessary to (x) conduct Park’s or such Park Subsidiary’s business, as applicable, substantially as it is being conducted as of the date hereof, and (y) permit the lawful use and operation of the Park Properties substantially as they are being used and operated as of the date hereof, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Park Material Adverse Effect. To Park’s Knowledge, none of Park or any Park Subsidiary has received written notice that any such Permit will be terminated or modified or cannot be renewed in the ordinary course of business, except as would not, individually or in the aggregate, reasonably be expected to have a Park Material Adverse Effect. All such Permits are valid and in full force and effect and there are no pending or, to Park’s Knowledge, threatened administrative or judicial Actions that would reasonably be expected to result in modification, termination or revocation thereof, except which modification, termination or revocation would not, individually or in the aggregate, reasonably be expected to have a Park Material Adverse Effect. Since January 1, 2017, Park and each Park Subsidiary has been in compliance with the terms and requirements of such Permits, except as would not, individually or in the aggregate, reasonably be expected to have a Park Material Adverse Effect.

Section 5.6 SEC Reports, Financial Statements and Internal Controls.

(a) Park has, since January 1, 2017, filed with or otherwise furnished to (as applicable) the SEC on a timely basis all reports, schedules, forms, registration statements, definitive proxy statements and other documents required to be filed or furnished by it under the Securities Laws, together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents, together with any documents and information incorporated therein by reference, collectively, the “Park SEC Reports”), all of which were prepared in all material respects in accordance with the requirements of the Securities Laws. As of their respective dates, the Park SEC Reports (other than preliminary materials) (i) complied (or with respect to Park SEC Reports filed after the date hereof, will comply) as to form in all material respects with the requirements of the Securities Laws and (ii) at the time of filing or being furnished (or effectiveness in the case of registration statements) did not (or with respect to Park SEC Reports filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Park SEC Reports filed or furnished and publicly available prior to the date of this Agreement and provided that no representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Proxy Statement that were not supplied by or on behalf of the Park Parties. Park does not have any outstanding and unresolved comments from the SEC with respect to Park SEC Reports. Each of the consolidated balance sheets included in or incorporated by reference into Park SEC Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Park, Parent and the other Park Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Park included in or incorporated by reference into Park SEC Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of Park for the periods set forth therein, in each case in accordance with GAAP and the applicable rules accounting requirements and regulations of the SEC consistently applied during the periods involved, except to the extent such financial statements have been modified or superseded by later Park SEC Reports, and except, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act and pursuant to Sections 13 or 15(d) of the Exchange Act and for normal year-end audit adjustments which would not be material in amount or effect. None of the Park Subsidiaries is separately subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act.

(b) Neither Park nor Parent is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among Park or Parent, on the one hand, and any unconsolidated Affiliate of Park or Parent, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of Park or any Park Subsidiary in Park’s audited financial statements or other Park SEC Reports.

(c) There are no liabilities of Park of a nature that would be required under GAAP to be set forth on the financial statements of Park or the notes thereto, other than liabilities (i) adequately provided for on the balance sheet of Park dated as of December 31, 2018 (including the notes thereto) as required by GAAP, (ii) incurred under this Agreement or in connection with the transactions contemplated hereby, (iii) incurred in the ordinary course of business, consistent with past practice, subsequent to December 31, 2018 or (iv) as have not had and would not, individually or in the aggregate, reasonably be expected to have a Park Material Adverse Effect.

(d) Since the end of Park’s most recent audited fiscal year, there have been no significant deficiencies or material weaknesses in Park’s internal control over financial reporting (whether or not remediated). There has been no change in Park’s internal control over financial reporting that has occurred since December 31, 2018 that has materially affected, or is reasonably likely to materially affect, Park’s internal control over financial reporting. Since

January 1, 2017, (x) Park has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information required to be disclosed by Park in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Park’s management as appropriate to allow timely decisions regarding required disclosure, (y) to Park’s Knowledge, such disclosure controls and procedures are effective in timely alerting the principal executive officer and principal financial officer of Park to material information relating to Park required to be included in the reports Park is required to file under the Exchange Act, and (z) Park’s principal executive officer and its principal financial officer have disclosed to Park’s independent registered public accounting firm and the audit committee of the Park Board (A) all known significant deficiencies and material weaknesses in the design or operation of Park’s internal control over financial reporting that are reasonably likely to adversely affect in any material respect Park’s ability to record, process, summarize and report financial information, and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in Park’s internal control over financial reporting. As of the date of this Agreement, the principal executive officer and principal financial officer of Park have made all certifications required by the Sarbanes-Oxley Act and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were, as of their respective dates made, complete and correct in all material respects.

(e) Park is in compliance in all material respects with all current listing requirements of the New York Stock Exchange.

Section 5.7 Litigation. As of the date of this Agreement, there is no Action by any Governmental Authority or other Person pending or, to Park’s Knowledge, threatened against the Park Parties or any other Park Subsidiary, that would, individually or in the aggregate, reasonably be expected to have a Park Material Adverse Effect. As of the date of this Agreement, none of the Park Parties or any other Park Subsidiary is subject to any outstanding order, writ, judgment, injunction, stipulation, award or decree of any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Park Material Adverse Effect.

Section 5.8 Absence of Certain Changes. Except as expressly contemplated by this Agreement, from December 31, 2018 through the date hereof, (a) Park and Parent have conducted their businesses in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any Event that has had or would, individually or in the aggregate, reasonably be expected to have a Park Material Adverse Effect.

Section 5.9 Taxes.

(a) Each of Park and the Park Subsidiaries (i) has timely filed all material Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Authority), and such Tax Returns are true, correct and complete in all material respects, and (ii) has timely paid all material Taxes required to be paid by it (other than Taxes being contested in good faith and for which adequate reserves have been established in Park’s most recent financial statements contained in the Park SEC Reports).

(b) Park (i) for all taxable years commencing with its taxable year ended December 31, 2017 through its taxable year ended December 31, 2018 has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated since December 31, 2018 to the date hereof, and intends to continue to operate for the taxable year that includes the Closing (and currently intends to continue to operate thereafter), in such a manner as to permit it to qualify as a REIT, and (iii) has not taken or omitted to take any action that would reasonably be expected to result in a successful challenge by the IRS or any other Governmental Authority to its status as a REIT.

(c) The most recent financial statements contained in Park SEC Reports reflect an adequate reserve for all Taxes payable by Park, Parent and the other Park Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP, whether or not shown as being due on any Tax Returns.

(d) No deficiencies for any Taxes have been claimed, proposed, asserted or assessed in writing against Park or any of the Park Subsidiaries, or to Park’s Knowledge, threatened, by any Governmental Authority, which deficiencies have not been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Park Material Adverse Effect.

(e) No entity in which Park directly or indirectly owns an interest is or at any time since the later of (i) January 4, 2017, (ii) its acquisition or (iii) its formation has been a corporation for U.S. federal income tax purposes, other than the Park Subsidiary REIT, a corporation that qualifies as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary with respect to Park.

(f) None of Park or any Park Subsidiary (other than a Taxable REIT Subsidiary of Park) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. Neither Park nor any Park Subsidiary has engaged in any transaction that would give rise to “redetermined rents”, “redetermined deductions”, “excess interest” or “redetermined TRS service income”, in each case as defined in Section 857(b)(7) of the Code.

(g) (i) There are no audits, investigations by any Governmental Authority or other proceedings ongoing or, to Park’s Knowledge, threatened with regard to any material Taxes or Tax Returns of Park or any Park Subsidiary, including claims by any Governmental Authority in a jurisdiction where Park or any Park Subsidiary does not file Tax Returns; (ii) neither Park or any Park Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); and (iii) since January 4, 2017, neither Park nor any Park Subsidiary has requested or received a ruling from, or requested or entered into a binding agreement with, the IRS or other Governmental Authorities relating to Taxes.

(h) Park and the Park Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 through 1474, and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, paid over to the appropriate Governmental Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws, and are not liable for any arrears or wages or any taxes or any penalty for failure to withhold or pay such amounts.

(i) There are no Encumbrances for Taxes upon any property or assets of Park or Parent except Encumbrances for Taxes not yet due and delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j) There is no Tax allocation or sharing agreement or similar arrangement with respect to which Park or Parent is a party (other than customary arrangements under commercial contracts or borrowings entered into in the ordinary course of business).

(k) Except for ordinary course transactions that may be “reportable transactions” solely on account of the recognition of a tax loss, neither Park nor any Park Subsidiary is or has been a party to any “reportable transaction” as such term is used in the Treasury regulations under Section 6011 of the Code.

(l) Since January 4, 2017 (i) neither Park nor any Park Subsidiary has incurred any liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, and (ii) neither Park nor any Park Subsidiary has incurred any material liability for Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property.

(m) Parent is treated as a partnership for U.S. federal income tax purposes.

Section 5.10 Properties.

(a) Section 5.10(a) of the Park Disclosure Letter sets forth a true, correct and complete list of the common name and address of each hotel owned or leased (including ground leased) by Park or any Park Subsidiary as lessee or sublessee, as of the date of this Agreement (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Park Property”). As of the date hereof, each of the Park Properties is owned or leased by Park or the Park Subsidiary indicated on Section 5.10(a) of the Park Disclosure Letter.

(b) Parent or another Park Subsidiary owns good and valid fee simple title or leasehold title (as applicable) to the Park Properties, in each case, free and clear of Encumbrances, except for Park Permitted Encumbrances, none of which Park Permitted Encumbrances have had, and would not, individually or in the aggregate, reasonably be expected to have, a Park Material Adverse Effect. For the purposes of this Agreement, “Park Permitted Encumbrances” shall mean any (i) Encumbrances relating to any Indebtedness set forth on Section 5.10(b)(i) of the Park Disclosure Letter, (ii) statutory or other Encumbrances for Taxes or assessments which are not yet due (or are due but not yet delinquent) or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP, (iii) the terms of any ground leases or air rights affecting any Park Property or any other leases or licenses entered into in the ordinary course of business, (iv) Encumbrances imposed or promulgated by Law or any Governmental Authority, including zoning regulations, permits and licenses, (v) Encumbrances (but excluding Encumbrances relating to any Indebtedness other than as set forth on Section 5.10(b)(i) of the Park Disclosure Letter) that are disclosed on existing title policies, reports or commitments made available by or on behalf of Park, Parent or any other Park Subsidiary to the Company, (vi) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Encumbrances imposed by Law and incurred in the ordinary course of business consistent with past practice that are related to obligations not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings, and (vii) any other Encumbrances (but excluding Encumbrances relating to Indebtedness) that do not materially impair the value of the applicable Park Property or the continued use and operation of the Park Property as currently used and operated. Section 5.10(b) of the Park Disclosure Letter describes any material Park Permitted Encumbrances that, as of the date hereof, are being contested in good faith by appropriate proceedings.

(c) There is no pending or, to Park’s Knowledge, threatened condemnation, expropriation, eminent domain or rezoning proceeding affecting all or any material portion of any Park Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Park Material Adverse Effect:

(i) Each of the Park Properties is, to Park’s Knowledge (x) supplied with utilities and other services as necessary to permit their continued operation as they are now being operated, (y) in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects, and (z) adequate and suitable for the purposes for which they are presently being used. None of Park or any Park Subsidiary has received written notice that any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Park Properties or that is necessary to permit the lawful use and operation of all utilities, holding areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Park Properties is not valid or in full force and effect as of the date of this Agreement, or of any pending written threat of modification or cancellation of any of same, in each case that would materially adversely impact the applicable Park Property; and

(ii) Each of the Park Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

(d) Section 5.10(d) of the Park Disclosure Letter sets forth a true, correct and complete list of each ground lease or other agreement pursuant to which Parent or any Park Subsidiary is a lessee or sublessee with respect to any of the Park Properties that is subject to such ground lease, together with all amendments, modifications, supplements, renewals and extensions related thereto (each, a “Park Ground Lease”), and identifies each Park Property that is subject to such Park Ground Lease, the Park Party that is a party to such agreement, the date of such agreement and each amendment relating thereto. Park has made available to the Company correct and complete (in all material respects) copies of all Park Ground Leases that are in effect as of the date hereof. With respect to each Park Ground Lease, (x) such Park Ground Lease is valid and in full force and effect, (y) Parent or the applicable Park Subsidiary is not in material default under such Park Ground Lease and, to Park’s Knowledge, the applicable lessor counterparty is not in material default under such Park Ground Lease, and (z) and none of Parent or any Park Subsidiary has received written notice that it has violated or is in default under any Park Ground Lease, except as would not, individually or in the aggregate, reasonably be expected to have a Park Material Adverse Effect.

(e) Section 5.10(e) of the Park Disclosure Letter sets forth a true, correct and complete list of each management agreement pursuant to which any Third Party manages or operates any of the Park Properties on behalf of Parent or any Park Subsidiary, together with each amendment, guaranty or other agreement or document binding on Parent or the applicable Park Subsidiary and relating thereto (each, a “Park Management Agreement”), and identifies each Park Property that is subject to such Park Management Agreement, Parent or the Park Subsidiary that is a party to such agreement, the date of such agreement and each amendment relating thereto. Park has made available to the Company correct and complete (in all material respects) copies of all Park Management Agreements which are in effect as of the date hereof. With respect to each Park Management Agreement, (x) such Park Management Agreement is valid and in full force and effect, (y) Parent or the applicable Park Subsidiary is not in material default under such Park Management Agreement and, to Park’s Knowledge, the applicable counterparty is not in material default under such Park Management Agreement, and (z) and none of Parent or any Park Subsidiary has received written notice that it has violated or is in default under such Park Management Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Park Material Adverse Effect.

(f) Section 5.10(f) of the Park Disclosure Letter sets forth a true, correct and complete list of each franchise, license or other similar agreement providing the right to utilize a brand name or other rights of a hotel chain or system at any of the Park Properties or by Parent or any Park Subsidiary, together with each amendment, guaranty or other agreement or document binding on Parent or applicable Park Subsidiary and relating thereto (each, a “Park Franchise Agreement”), and identifies each Park Property that is subject to such Park Franchise Agreement, Parent or the Park Subsidiary that is a party to such agreement, the date of such agreement and each amendment relating thereto. Park has made available to the Company correct and complete (in all material respects) copies of all Park Franchise Agreements that are in effect as of the date hereof. With respect to each Park Franchise Agreement, (x) such Park Franchise Agreement is valid and in full force and effect and (y) none of Parent or any Park Subsidiary has received written notice that it has violated or is in default under such Park Franchise Agreement, except (i) for violations or defaults that have been cured or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Park Material Adverse Effect.

(g) No purchase option has been exercised under any Park Ground Lease, Park Management Agreement, Park Franchise Agreement, Park Material Contract or other Contract with respect to a Park Property for which the purchase has not closed prior to the date of this Agreement.

(h) There are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Park Property or any portion thereof in favor of any Third Party. There are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Park Property or any portion thereof.

(i) The Park Parties have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as would not, individually or in the aggregate, reasonably be expected to have a Park Material Adverse Effect. None of the Park Parties’ ownership of or leasehold interest in any such personal property is subject to any Encumbrances, except for Park Permitted Encumbrances.

Section 5.11 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to materially adversely impact Park and the Park Subsidiaries, taken as a whole:

(a) Park and the Park Subsidiaries are and, except for matters that have been fully resolved, have been in compliance with all Environmental Laws.

(b) (i) Park and the Park Subsidiaries have been duly issued, and maintain all Environmental Permits necessary to operate the business of Park and the Park Subsidiaries as currently operated and (ii) no action or proceeding is pending or, to the Park’s Knowledge, threatened to revoke, modify, suspend or terminate any such Environmental Permit.

(c) None of Park and the Park Subsidiaries have received as of the date hereof any notice, demand, letter, citation, summons, complaint, penalty or claim (i) alleging that Park or any such Park Subsidiary is in violation of, or liable under, any Environmental Law or with respect to Hazardous Materials, (ii) that Park or any Park Subsidiary is obligated to conduct investigations or clean-up activities under Environmental Law or with respect to Hazardous Materials or (iii) that any judicial, administrative or compliance order has been issued against the Park or any Park Subsidiary, in each case which remains unresolved. There is no litigation, governmental request for information or other proceeding pending, or, to Park’s Knowledge, threatened against the Park or any Park Subsidiary under any applicable Environmental Law or with respect to Hazardous Materials and to Park’s Knowledge, none of the Park or any Park Subsidiary has any liability or obligation under any Environmental Laws or with respect to Hazardous Materials.

(d) There have been no Releases at, on, under or from any real property currently or formerly owned, operated, or leased by Park or any Park Subsidiary, and neither the Park nor any Park Subsidiary has arranged by contract for the disposal, transportation or treatment of Hazardous Materials at any location, in either case, such that Park or the Park Subsidiaries would reasonably be expected to incur liability.

(e) Park has made available to the Company copies of all Phase I reports and all other material reports, assessments, and studies prepared by Park or any Park Subsidiary and in Park’s or any Park Subsidiary’s possession or under its control that relate to Park’s or any Park Subsidiary’s compliance with Environmental Laws or the environmental condition of any real property currently or formerly owned, operated or leased by Park or any Park Subsidiary.

Section 5.12 Park Material Contracts.

(a) All Contracts, including amendments thereto, required to be filed as an exhibit to any Park SEC Reports filed on or after January 1, 2017 pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed. All such filed Contracts shall be deemed to have been made available to the Company.

(b) Other than the Contracts described in Section 5.12(a) and except for this Agreement, Section 5.12(b) of the Park Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of each Contract (or the accurate description of principal terms in case of oral Contracts), including all amendments, supplements and side letters thereto that modify each such Contract in any material respect, to which Park, Parent or any other Park Subsidiary is a party to or by which it is bound or to which Park Property or other material asset is subject that:

(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) is a limited liability company agreement, partnership agreement or joint venture agreement or similar Contract that sets forth the operational terms of a joint venture, partnership, joint development agreement, limited liability company or strategic alliance of Park, Parent or any other Park Subsidiary;

(iii) materially restricts the conduct of any line of business that is material to Park, Parent and the other Park Subsidiaries, taken as a whole;

(iv) evidences Indebtedness for borrowed money in excess of $100,000,000 of any of Park, Parent or any of its Subsidiaries, whether unsecured or secured;

(v) provides for the pending purchase or sale, option to purchase or sell, right of first refusal, right of first offer or other right to purchase, sell, dispose of or ground lease (by merger, by purchase or sale of assets or stock, by lease or otherwise) of (x) any real property or (y) other material asset with a fair market value or purchase price greater than $75,000,000;

(vi) contains a put, call or similar right pursuant to which any of Park or Parent could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $75,000,000;

(vii) (A) requires Park, Parent or any other Park Subsidiary to provide any funds to or make any investment in (in each case, in the form of a loan, capital contribution or similar transaction) any other Park, Parent or any other Park Subsidiary or other Person in excess of $75,000,000 or (B) evidences a loan (whether secured or unsecured) made to any other Person in excess of $75,000,000;

(viii) relates to the settlement (or proposed settlement) of any pending or threatened legal proceeding involving payment of more than $75,000,000;

(ix) would prohibit or materially delay the consummation of the Merger as contemplated by this Agreement; or

(x) would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.

(c) Each Contract of the type described above in Section 5.12, whether or not set forth in Section 5.12 of the Park Disclosure Letter, is referred to herein as a “Park Material Contract”. Park has made available to the Company true, correct and complete copies of all Park Material Contracts as of the date hereof, including amendments and supplements thereto. As of the date hereof, all of the Park Material Contracts are valid and binding on the Park Parties and/or the other Park Subsidiaries, as the case may be, and, to Park’s Knowledge, each other party thereto, as applicable, and in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity. None of the Park Parties or the applicable Park Subsidiaries has, and to Park’s Knowledge, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, that with or without notice, lapse of time or both would constitute a default under the provisions of any Park Material Contract, except for violations and defaults that would not, individually or in the aggregate, reasonably be expected to have a Park Material Adverse Effect. As of the date hereof, none of the Park Parties or the other Park Subsidiaries has received written notice of any of the foregoing.

Section 5.13 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Park Material Adverse Effect, Park, Parent and the other Park Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks (a) as are in accordance with normal industry practice for companies engaged in businesses similar to that of Parent (taking into account the cost and availability of such insurance) and (b) that Park believes are adequate for the operation of its and its Subsidiaries businesses and the protection of its and its Subsidiaries’ assets. There is no claim by Park, Parent or any other Park Subsidiary pending under any such insurance policies that (x) has been denied or disputed by the insurer or (y) would, individually or in the aggregate, reasonably expected to have a Park Material Adverse Effect. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, Park, Parent and the other Park Subsidiaries are in compliance in all material respects with the terms of such insurance policies, and no written notice of cancellation or termination has been received by Park or any Park Subsidiary with respect to any such insurance policy other than in connection with ordinary course renewals.

Section 5.14 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Park Parties for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement will (a) in the case of the Form S-4, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (b) in the case of the Proxy Statement, on the date such Proxy Statement is first mailed to the Company’s shareholders, or at the time of the Company Shareholder Meeting, or at the time that the Form S-4 is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that Park is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Park Parties or any other Park Subsidiary or other information supplied by or on behalf of the Park Parties or any other Park Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein. No representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Proxy Statement that were not supplied by or on behalf of the Park Parties.

Section 5.15 Investment Company Act. None of the Park Parties or any other Park Subsidiary is registered or required to be registered under the Investment Company Act.

Section 5.16 No Brokers. Other than with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc., which Park has retained as its financial advisors, none of the Park Parties or any other Park Subsidiary has entered into any contract, arrangement or understanding with any Person or firm that may be entitled to a finder’s fees, brokerage or agent’s commissions or other like payments in connection with or upon consummation of the Merger.

Section 5.17 Ownership of Company Common Shares. None of the Park Parties or any other Park Subsidiary owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any Company Common Shares or other securities of the Company (other than as contemplated by this Agreement).

Section 5.18 Vote Requirements. Assuming the accuracy of the Company’s representations and warranties set forth in Section 4.3 and compliance by the Company with its covenants in ARTICLE VI, no vote of the holders of any class or series of capital stock of Park is necessary for Park to approve this Agreement and the Merger.

Section 5.19 Available Funds. Parent and Merger Sub have available to them, or as of the Effective Time will have available to them, all funds necessary for the payment of the Cash Consideration and Fractional Share Consideration and to satisfy all of their obligations under this Agreement. Each of Park, Parent, and Merger Sub acknowledges that the obligations of Park, Parent, and Merger Sub under this Agreement are not contingent upon or subject to any conditions regarding Park’s, Parent’s, and Merger Sub’s ability to obtain financing for the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 5.20 Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein or in connection with the transactions contemplated by this Agreement.

Section 5.21 Data and Privacy. Except as would not, individually or in the aggregate, reasonably be expected to have a Park Material Adverse Effect, (i) Park and the Park Subsidiaries have taken all reasonable measures to protect the security, privacy and confidentiality of all Park Protected Information; (ii) no Park Protected Information has been disclosed by Park or any Park Subsidiaries to any Person other than pursuant to a written agreement restricting the disclosure and use of such Park Protected Information by such Person; (iii) Park and the Park Subsidiaries have implemented and maintain reasonable data security programs that are consistent with industry standards and applicable Laws; (iv) Park and the Park Subsidiaries (and, to Park’s Knowledge, as of the date hereof, the applicable management companies and franchisors) have not experienced any breach, unauthorized access or disclosure, or loss of control of Park Protected Information; (v) Park and the Park Subsidiaries have at all times complied (and, to Park’s Knowledge, as of the date hereof, the applicable management companies and franchisors are in compliance) with all privacy, security, or data protection laws applicable to that entity or to the Park Protected Information that entity collects, holds, uses or discloses; and (vi) neither Park nor Park Subsidiaries is or has been (nor, to Park’s Knowledge, as of the date hereof, the applicable management companies and franchisors are not) under investigation by any Governmental Authority concerning any privacy, security or data protection laws.

Section 5.22 No Other Representations or Warranties. Except for the representations and warranties made by the Park Parties in this ARTICLE V, none of the Park Parties or any of their respective Representatives makes any representations or warranties, and each of the Park Parties hereby disclaims any other representations or warranties, with respect to the Park Parties, the other Park Subsidiaries, or their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or the negotiation, execution, delivery or performance of this Agreement by the Park Parties, notwithstanding the delivery or disclosure to the Company or its Representatives of any documentation or other information with respect to any one or more of the foregoing. Except for the representations and warranties contained in ARTICLE IV, each of Park, Parent and Merger Sub acknowledges that neither the Company nor any other Person or entity on behalf of the Company has made, and none of Park, Parent or Merger Sub has relied upon, any representation or warranty, whether express or implied, with respect to the Company or any of the Company Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Park, Parent or Merger Sub by or on behalf of the Company.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1 Conduct of Business by the Company.

(a) During the period from the date of this Agreement until the earlier to occur of the Effective Time and the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1 (the “Interim Period”), except to the extent required by Law, as otherwise expressly required or permitted by this Agreement (including pursuant to Section 2.7) or as may be consented to in writing by the Park Parties (which consent shall not be unreasonably withheld, delayed or conditioned with respect to clauses (z)(1), (2), (3) and (4)), or as set forth in Section 6.1(b) of the Company Disclosure Letter, the Company shall, and shall cause the Company Subsidiaries to, (x) conduct their respective businesses in all material respects in the ordinary course, and in a manner consistent with past practice, (y) prepare (or cause to be prepared) all income Tax Returns for the Company and each Company Subsidiary for the taxable year ended December 31, 2018, and (z) use their reasonable best efforts to (1) maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of Company or any Company Subsidiary’s control excepted), (2) preserve intact in all material respects their current business organizations, goodwill, ongoing businesses and relationships with Third Parties, (3) keep available the services of their present officers and other key employees and consultants, (4) maintain all insurance policies of the Company and the Company Subsidiaries or substitutes therefor, and (5) preserve the Company’s and each of the Company Subsidiary REIT’s status as a REIT within the meaning of the Code.

(b) Without limiting the generality of the foregoing, the Company hereby covenants and agrees that, during the Interim Period, except to the extent required by Law, as otherwise expressly required or permitted by this Agreement (including pursuant to Section 2.7) or as may be consented to in writing by the Park Parties (which consent shall not be unreasonably withheld, delayed or conditioned with respect to clauses (b)(v)(B), (vi)(B), (ix), (xiv), (xv)(B), (xvii)(B), (xviii), (xx), (xxiii) and (xxvi)), or as set forth in Section 6.1(b) of the Company Disclosure Letter, the Company shall not, and the Company shall not cause or permit any Company Subsidiary to, do any of the following:

(i) split, combine, reclassify or subdivide any shares of beneficial interest, shares of capital stock, units or other equity securities or ownership interests of the Company or any Company Subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares of beneficial interest, shares of capital stock, units or other equity securities or ownership interests;

(ii) make, declare, set aside or pay any dividend on, or make any other distributions (whether in cash, stock or property or otherwise) in respect of, any Company Common Shares or other equity securities or ownership interests in the Company or any Company Subsidiary, except for: (A) the declaration and payment by the Company and each Company Subsidiary REIT of dividends in accordance with Section 7.16(b); (B) the regular distributions to the Company that are required to be made in respect of the partnership interests in the Company OP, as applicable, in connection with any dividends paid on the Company Common Shares, (C) dividends or distributions, declared, set aside or paid by any Company Subsidiary to the Company or any Company Subsidiary that is, directly or indirectly, wholly-owned by the Company; and (D) distributions of any amounts that constitute Permitted REIT Dividends pursuant to Section 7.16(c) and Section 7.16(d);

(iii) authorize for issuance, issue, sell or grant, or agree or commit to issue, sell or grant (whether through the issuance or granting of options, warrants, convertible securities, voting securities, commitments, subscriptions, rights to purchase or otherwise), any Company Common Shares or other shares, units or other beneficial interest of any class or any other securities or equity equivalents (including “phantom” stock rights or stock appreciation rights) of the Company or any Company Subsidiaries;

(iv) purchase, redeem, repurchase, or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of the Company or a Company Subsidiary, other than (A) the repurchase of shares of beneficial interest of the Company that are in excess of the ownership limits set forth in the Company Declaration of Trust or (B) in connection with the vesting of, or lapse of restrictions on, Company Time-Based Share Awards and Company Performance Share Awards in order to satisfy withholding obligations;

(v) acquire or agree to acquire (A) any Person or any division or (B) any material amount of assets thereof (whether real property or personal property);

(vi) sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, (A) any Company Property (or real property that if owned by the Company or any Company Subsidiary on the date of this Agreement would be a Company Property) or (B) any other assets, or place or permit any Encumbrance thereupon (other than Company Permitted Encumbrances), except (in the case of (A) or (B)) sales, transfers or other such dispositions of personal property that do not exceed $15,000,000 in the aggregate;

(vii) (A) incur, create, assume, refinance, replace or prepay any amount of Indebtedness for borrowed money, assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for, any Indebtedness of any other Person (other than a wholly-owned Company Subsidiary), except (1) Indebtedness incurred under the Company’s or any Company Subsidiary’s existing credit facilities (whether drawn or undrawn as of the date hereof) in the ordinary course of business for working capital purposes in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 7.16) and (2) Indebtedness that does not, in the aggregate, exceed $10,000,000, or (B) issue or sell debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary or guarantee any debt securities of another Person;

(viii) make any loans, advances or capital contributions to, or investments (other than short-term investments of working capital in the ordinary course of business) in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), or make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, enter into any “keep well” or other similar arrangement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of the foregoing, other than (A) by the Company or a wholly-owned Company Subsidiary to a wholly-owned Company Subsidiary and (B) as contractually required by any Company Material Contract in effect on the date hereof that has been made available to Parent;

(ix) subject to Section 7.9, waive, release, assign, settle or compromise any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), directly or indirectly, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that do not exceed $10,000,000 individually or $15,000,000 in the aggregate, (B) do not involve the imposition of any injunctive relief against the Company or any Company Subsidiary, (C) do not provide for any admission of material liability by the Company or any of the Company Subsidiaries, and (D) with respect to any legal Action involving any present, former or purported holder or group of holders of Company Common Shares, are in accordance with Section 7.9;

(x) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2018, except as required by a change in GAAP or in applicable Law, or make any change other than in the ordinary course of business consistent with past practice, with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xi) enter into any new line of business;

(xii) fail to timely file all material reports and other material documents required to be filed with any Governmental Authority (including the SEC) and other authorities (including the NYSE), subject to extensions permitted by Law or applicable rules or regulations, except to the extent that such failure would not prevent or materially impair the ability of the Company to consummate the Merger on a timely basis;

(xiii) enter into any joint venture, partnership, fund or other similar agreement;

(xiv) other than as required by Law, (A) hire or terminate (without cause) any officer, trustee or director of the Company or any Company Subsidiary or promote or appoint any Person to a position of officer, trustee or director of the Company or any Company Subsidiary, (B) except as required by the existing terms of any Company Employee Program, establish, adopt, enter into, terminate or materially amend any Company Employee Program, (C) except as required by the existing terms of any Company Employee Program, increase in any manner the amount, rate or terms of compensation (including base salary and annual bonus opportunity), perquisites or other benefits payable or to become payable to any trustee, director, officer or employee of the Company or any of the Company Subsidiaries, except for raises given in the ordinary course of business to non-executive employees who have an annual compensation of $200,000 or less, (D) amend or waive any of its rights under, or accelerate the vesting under, any provision of any Company Employee Program (or any plan, program, arrangement, practice or agreement that would be a Company Employee Program if it were in existence on the date hereof), (E) grant to any current or former trustee, director, officer, employee or consultant of the Company or any of the Company Subsidiaries any right to new severance or termination pay, or increase in severance or termination pay, (F) pay any bonus to any current or former trustee, director, officer, employee or consultant of the Company or any of the Company Subsidiaries other than pursuant to the terms of any existing Company Employee Program, (G) grant any new awards under any Company Employee Program, (H) amend or modify any outstanding award under any Company Employee Program, except as contemplated by Section 3.2, or (I) take any action to accelerate the payment, or to fund or in any other way secure the payment, of compensation or benefits under any Company Employee Program;

(xv) amend or propose to amend (A) the Company Governing Documents or the Organizational Documents of the Company OP or (B) the Organizational Documents of any other Company Subsidiary;

(xvi) adopt a plan of merger, complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary or adopt resolutions providing for or authorizing such merger, liquidation dissolution, consolidation, restructuring, recapitalization or reorganization (other than the Merger);

(xvii) amend any term of any outstanding stock or other equity security of (A) the Company or the Company OP or (B) any other Company Subsidiary;

(xviii) enter into, renew, materially modify, amend or terminate (other than through expiration in accordance with its terms), or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any contract that, if existing as of the date hereof, would constitute a Company Material Contract), Company Major Lease, Company Management Agreement, Company Franchise Agreement or Company Ground Lease except (A) as expressly permitted by this Section 6.1, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which the Company or any Company Subsidiary is a party as required or necessitated by this Agreement or the transactions contemplated hereby, or (C) in connection with change orders under a construction contract in effect on the date hereof related to any capital expenditure projects that either (1) do not increase the cost of any such project by more than $200,000 individually or $1,500,000 in the aggregate, or (2) are otherwise permitted pursuant to this Section 6.1; provided that, to the extent that the term of any Company Major Lease or Company Ground Lease will otherwise expire by its terms during the Interim Period, the Company may renew such Company Major Lease or Company Ground Lease on terms consistent with such existing Company Major Lease or Company Ground Lease;

(xix) enter into any agreement that would limit or otherwise restrict (or purport to limit or otherwise restrict) the Company or any of the Company Subsidiaries or any of their successors from engaging or competing in any line of business or owning property in, whether or not restricted to, any geographic area;

(xx) make or commit to make any capital expenditures except (A) pursuant to the Company’s budgeted items as set forth in Section 6.1(b)(xx) of the Company Disclosure Letter, (B) capital expenditures for tenant improvements in connection with new leases that would not constitute a Company Major Lease, (C) capital expenditures necessary to repair any casualty losses in an amount up to $5,000,000 individually or $10,000,000 in the aggregate or to the extent such losses are covered by existing insurance, (D) capital expenditures in the ordinary course of business consistent with past practice necessary to comply with applicable Law or to repair or prevent damage to any of the Company Properties or as is necessary in the event of an emergency situation (provided that the Company shall provide notice of such emergency as soon as reasonably practicable under the circumstances) and (E) 2019 Property Capital Budgets as provided in the Company Datasite;

(xxi) knowingly take any action that would, or knowingly fail to take any action, the failure of which to be taken would, reasonably be expected to cause (A) the Company or any Company Subsidiary REIT to fail to qualify as a REIT, or (B) any Company Subsidiary (other than the Company Subsidiary REITs) to cease to be treated as any of (1) a disregarded entity for U.S. federal income tax purposes or (2) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of the Code, as the case may be;

(xxii) enter into or modify in a manner adverse to the Company or Park any Tax Protection Agreement applicable to the Company or any Company Subsidiary (a “Company Tax Protection Agreement”), make, change or rescind any material election relating to Taxes (it being understood and agreed that nothing in this Agreement shall preclude the Company or any Company Subsidiary REIT from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code), change a material method of Tax accounting, file any federal income Tax Return (except to the extent prepared in a manner in accordance with past practice, except as required by applicable Law) or amend any income Tax Return or any other material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to material Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by Law, or (B) to the extent necessary (1) to preserve each of the Company’s and each Company Subsidiary REIT’s qualification as a REIT under the Code or (2) to qualify or preserve the status of any Company Subsidiary (other than the Company Subsidiary REITs) as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xxiii) permit any insurance policy naming the Company or any of its Subsidiaries or officers as a beneficiary or an insured or a loss payable payee, or the Company’s directors and officers liability insurance policy, to be cancelled, terminated or allowed to expire, unless such entity shall have obtained an insurance policy with substantially similar terms and conditions to the cancelled, terminated or expired policy;

(xxiv) other than as required by applicable Law (including good faith obligations to bargain as required by Law), (A) enter into or amend any Labor Agreement, applicable to the employees of the Company or any Company Subsidiary or (B) to the extent the Company or a Company Subsidiary has a contractual right to prevent such actions, suffer or permit any Third Party that operates or manages any Company Property to (1) enter into or amend any Labor Agreement applicable to any Company Management Company Employees or such Company Property or (2) voluntarily recognize any labor union or similar organization or otherwise acknowledge the formation of any collective bargaining unit with respect to any Company Management Company Employees or such Company Property;

(xxv) other than as required by the existing terms of any Company Employee Program or Labor Agreement in effect on the date hereof, enter into any pension plan or post-retirement benefit plan or arrangement or otherwise take any action that subjects the Company or any Company Subsidiary to material liability for pension or post-retirement benefits;

(xxvi) amend or modify the compensation terms or any other obligations of Company contained in the engagement letter with Company’s financial advisor in connection with the Merger or engage other financial advisors in connection with the transactions contemplated by this Agreement; or

(xxvii) authorize, or enter into, any contract, agreement, commitment or arrangement to take any of the foregoing actions.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board, upon advice of outside counsel to the Company, is reasonably necessary for the Company or any Company Subsidiary REIT to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including making dividend or other distribution payments in accordance with Section 7.16(c) and Section 7.16(d) to shareholders of the Company or any Company Subsidiary REIT, as applicable, in accordance with this Agreement, or to qualify or preserve the status of any Company Subsidiary (other than the Company Subsidiary REITs) as a disregarded entity for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be. If the Company determines in accordance with this Section 6.1(c) that it is necessary to take any such action in reliance on this Section 6.1(c), which action the Company would otherwise be prohibited from taking without the consent of the Park Parties pursuant to this Agreement, then the Company shall notify Park as soon as reasonably practicable (and in any event in accordance with Section 7.16(d), if applicable) prior to taking such action.

Section 6.2 Conduct of Business by the Park Parties.

(a) During the Interim Period, except to the extent required by Law, as otherwise expressly required or permitted by this Agreement or as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Park and Parent shall, and shall cause the Parent Subsidiaries to, (x) conduct their respective businesses in all material respects in the ordinary course, and in a manner consistent with past practice, and (y) use their reasonable best efforts to (1) maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of Park, Parent or any Park Subsidiary’s control excepted), (2) preserve intact in all material respects their current business organizations, goodwill, ongoing businesses and relationships with Third Parties, (3) keep available the services of their present officers and other key employees and constituents, (4) maintain all insurance policies of Park, Parent and the Park Subsidiaries or substitutes therefor, and (5) preserve Park’s and the Park Subsidiary REIT’s status as a REIT within the meaning of the Code.

(b) Without limiting the generality of the foregoing, the Park Parties covenant and agree that, during the Interim Period, except to the extent required by Law, as otherwise expressly required or permitted by this Agreement or as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), none of the Park Parties shall, and the Park Parties shall not cause or permit any other Park Subsidiary to, do any of the following:

(i) split, combine, reclassify or subdivide any shares of capital stock or other equity securities or ownership interests of Park;

(ii) make, declare, set aside or pay any dividend on, or make any other distributions (whether in cash, stock or property or otherwise) in respect of, any shares of Park Common Stock or other equity securities or ownership interests in Park, Parent or any other Park Subsidiary, except for: (A) the declaration and payment by Park and Park Subsidiary REIT of dividends in accordance with Section 7.16(b); (B) dividends or distributions, declared, set aside or paid by Parent, Merger Sub or any other Park Subsidiary to the Park Parties or any other Park Subsidiary that is, directly or indirectly, wholly-owned by Park; (C) distributions by any Park Subsidiary that is not wholly-owned, directly or indirectly, by Park, including the Park Subsidiary REIT, in accordance with the requirements of the Organizational Documents of the Park Subsidiary REIT; and (D) distributions of any amounts that constitute Permitted REIT Dividends pursuant to Section 7.16(c) and Section 7.16(e);

(iii) purchase, redeem, repurchase, or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Park, other than (A) the repurchase of Park “excess shares” pursuant to the Park Charter, (B) in connection with the exercise of, vesting of, or lapse of restrictions on, stock options and restricted stock awards of Park in order to satisfy withholding or exercise price obligations, and (C) repurchases of shares of Park Common Stock pursuant to the share repurchase program announced by Park on February 27, 2019;

(iv) subject to Section 7.9, waive, release, assign, settle or compromise any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), directly or indirectly, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that do not exceed $75,000,000 individually or $100,000,000 in the aggregate, (B) do not involve the imposition of any injunctive relief against Parent or any Parent Subsidiary, (C) do not provide for any admission of material liability by Parent or any of the Parent Subsidiaries, and (D) with respect to any legal Action involving any present, former or purported holder or group of holders of Park Common Stock, are in accordance with Section 7.9;

(v) acquire or agree to acquire, any Person or any division or material amount of assets thereof (including real or personal property) that would, or would reasonably be expected to prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger on a timely basis;

(vi) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2018, except as required by a change in GAAP or in applicable Law, or make any change other than in the ordinary course of business consistent with past practice, with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(vii) enter into any new line of business;

(viii) fail to timely file all material reports and other material documents required to be filed with any Governmental Authority (including the SEC) and other authorities (including the NYSE), subject to extensions permitted by Law or applicable rules or regulations;

(ix) amend or propose to amend the Organizational Documents of Park in a manner as would cause holders of Company Common Shares that will receive the Common Stock Consideration in connection with the Merger to be treated in a manner materially and disproportionately adverse to the manner that other holders of Park Common Stock are treated;

(x) adopt a plan of merger, complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of any of the Park Parties or adopt resolutions providing for or authorizing such merger, liquidation dissolution, consolidation, restructuring, recapitalization or reorganization (other than the Merger), to the extent that such merger, liquidation dissolution, consolidation, restructuring, recapitalization or reorganization would prevent or materially impair the ability of the Company to consummate the Merger on a timely basis;

(xi) knowingly take any action that would, or knowingly fail to take any action, the failure of which to be taken would, reasonably be expected to cause Park or the Park Subsidiary REIT to fail to qualify as a REIT; or

(xii) authorize, or enter into any contract, agreement, commitment or arrangement to take any of the foregoing actions.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Park, Parent or the board of directors of the Park Subsidiary REIT from taking any action, at any time or from time to time, that in the reasonable judgment of the Park Board or the members of Parent, as applicable, upon advice of outside counsel to Park or Parent, as applicable, is necessary for Park or the Park Subsidiary REIT to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including making dividend or other distribution payments in accordance with Section 7.16(c) and Section 7.16(e) to stockholders of Park or the Park Subsidiary REIT, as applicable, in accordance with this Agreement, or to qualify or preserve the status of any Park Subsidiary (other than the Park Subsidiary REIT) as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be. If Park determines in accordance with this Section 6.2(c) that it is necessary to take any such action in reliance on this Section 6.2(c), which action the Park Parties would otherwise be prohibited from taking without the consent of the Company pursuant to this Agreement, then Park shall notify the Company as soon as reasonably practicable (and in any event in accordance with Section 7.16(e), if applicable) prior to taking such action (but the Park Parties shall not be required to obtain any consent from the Company with respect to such action).

Section 6.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Park’s, Parent’s, Merger Sub’s or any other Park Subsidiary’s operations prior to the Effective Time, and nothing contained in this Agreement shall give any Park Party, directly or indirectly, the right to control or direct the Company or any Company Subsidiary’s operations prior to the Effective Time. Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII

COVENANTS

Section 7.1 Preparation of the Form S-4 and the Proxy Statement; Company Shareholder Meeting; Listing Application.

(a) The Company shall use its reasonable best efforts to prepare and deliver to Park, for inclusion in the Form S-4 to be filed by Park with the SEC, the Proxy Statement as promptly as reasonably practicable following the date of this Agreement or such earlier date as is reasonably practicable. Park shall use its reasonable best efforts to prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus, as promptly as reasonably practicable following the date of this Agreement. Each of the Company and Park shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 and the Proxy Statement comply in all material respects with the applicable provisions of the Exchange Act and Securities Act, and (C) keep the Form S-4 effective for so long as necessary to complete the Merger and the other transactions contemplated hereby. Park shall use its reasonable best efforts to have the application for the listing of the Park Common Stock issuable in connection with the Merger accepted by the NYSE as promptly as is practicable following submission. Each of the Company and Park shall furnish to the other Party any and all information concerning itself, its Affiliates and the holders of its shares of beneficial interest or capital stock, as the case may be, and provide such other assistance as may be required or reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and the Proxy Statement and the preparation and filing of the NYSE listing application. The Parties shall notify each other promptly of the receipt of any comments from the SEC or the NYSE and of any request from the SEC for amendments or supplements to the Form S-4 or Proxy Statement or from the NYSE for amendments of supplements to the NYSE listing application or for additional information. Each Party shall, as promptly as practicable after receipt thereof, (I) provide the other Parties with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the NYSE, on the other hand, and all written comments with respect to the Proxy Statement or the Form S-4 received from the SEC or with respect to the NYSE listing application received from the NYSE, and (II) advise the other Parties of any oral comments with respect to the Proxy Statement or the Form S-4 received from the SEC or with respect to the NYSE listing application received from the NYSE. Each of the Company and Park shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or the Proxy Statement, and Park shall use its reasonable best efforts to respond as promptly as practicable to any comments from the NYSE with respect to the NYSE listing application. Notwithstanding the foregoing, prior to (1) filing the Form S-4 (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, or (2) submitting the NYSE listing application to the NYSE or responding to any comments of the NYSE, the Company and Park shall cooperate and provide the other Party a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall give reasonable and good faith consideration to any comments thereon made by the other Party or its counsel and, with respect to clause (1) above, the Company and Park also shall have consented to the filing contemplated therein (which consent shall not be unreasonably withheld, conditioned or delayed). Park shall advise the Company, promptly after it receives notice thereof (x) of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Park Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Park shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated and (y) of the time the NYSE listing application is accepted. Park shall take any other action required to be taken under the Securities Act, the Exchange Act, NYSE rules and regulations, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Park Common Stock in the Merger, and the Company shall furnish to Park all information concerning the Company and the Company’s shareholders as may be reasonably requested in connection with any such actions.

(b) If, at any time prior to the receipt of the Company Shareholder Approval, any information relating to the Company or Park, or any of their respective Affiliates, should be discovered by the Company or Park that, in the reasonable judgment of the Company or Park, should be set forth in an amendment of, or a supplement to, the Form S-4 and/or the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and the Company and Park shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to the shareholders of the Company. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a).

(c) As soon as reasonably practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Governing Documents, establish a record date for, duly call, give notice of, convene and hold a meeting of the Company’s shareholders for the purpose of seeking the Company Shareholder Approval (together with any adjournments or postponements thereof, the “Company Shareholder Meeting”). The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the shareholders of the Company entitled to vote at the Company Shareholder Meeting. The Company Recommendation shall be included in the Proxy Statement and the Company shall use its reasonable best efforts to hold the Company Shareholder Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act and obtain the Company Shareholder Approval, except to the extent the Company Board shall have made a Change in Company Recommendation as permitted by Section 7.3(b)(iv). Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the Company Shareholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of Company Common Shares to obtain the Company Shareholder Approval, whether or not a quorum is present, the Company may make one or more successive postponements or adjournments of the Company Shareholder Meeting solely for the purpose of and for the times reasonably necessary to solicit additional proxies and votes in favor of the Merger; provided that the Company Shareholder Meeting shall not be postponed or adjourned to a date that is (i) more than thirty (30) days after the date for which the Company Shareholder Meeting was originally scheduled (excluding any postponement or adjournments required by applicable Law) without the consent of Park, (ii) more than one-hundred twenty (120) days from the record date for the Company Shareholder Meeting or (iii) later than two (2) Business Days prior to the Outside Date.

(d) Without the prior written consent of Park (which shall not be unreasonably withheld, conditioned or delayed), adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby is the only matter, other than any say-on-golden parachute vote that may be required pursuant to Section 14A(b)(2) of the Exchange Act and Rule 14a-21(c) thereunder and one or more proposals to approve the adjournment of the Company Shareholder Meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Company Shareholder Meeting to obtain the approval of the Company’s shareholders, which the Company shall propose to be acted on by its shareholders at the Company Shareholder Meeting.

Section 7.2 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement (including Section 7.3), each of the Company and the Park Parties shall, and shall cause the Company Subsidiaries and the other Park Subsidiaries, respectively, and their respective Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the taking of all reasonable actions necessary to cause the conditions to Closing set forth in ARTICLE VIII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iii) subject to Section 7.9(c), the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed so as to enable the Closing to occur as soon as reasonably possible, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. Notwithstanding anything to the contrary in this Agreement, in no event shall the Park Parties, the Company or any of their respective Subsidiaries or Affiliates be required to agree to, enter into, or offer to enter into any agreement or consent order requiring divestiture of any assets, hold-separate, business limitation, conduct remedy, or similar arrangement or undertaking in connection with this Agreement or any of the transactions contemplated hereby.

(b) Each of the Parties shall, and shall cause their respective Affiliates to, furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable and permitted by a Governmental Authority, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. The Parties may, as they deem advisable and necessary, designate any sensitive materials provided to the other under this Section 7.2 as “outside counsel only”. Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, directors or trustees of the recipient without the advance written consent of the Party providing such materials. To the extent reasonably practicable, no Party shall, nor shall a Party permit its Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

(c) In addition to and without limiting the foregoing, each of the Parties shall, and shall cause their respective Subsidiaries to, use its reasonable best efforts to give any notices to Third Parties, and each of the Parties shall, and shall cause each of their respective Affiliates to, use its reasonable best efforts to obtain any Third Party consents not covered by Section 7.2(a) and Section 7.2(b) that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing, obtaining any approval or consent from any Third Party pursuant to this Section 7.2(c) shall not be considered a condition to the obligations of Park to consummate the Merger.

Section 7.3 Acquisition Proposals; Changes in Recommendation.

(a) Except as expressly provided by this Section 7.3, from and after the date hereof, the Company shall not, shall cause its Subsidiaries and its and their respective officers, trustees and directors not to, and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage, facilitate or assist (including by way of furnishing non-public information), any Acquisition Proposal or Acquisition Inquiry, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide any nonpublic information or data to any Person (other than Park or its Representatives), or afford to any other Person (other than Park or its Representatives) access to the business, properties, assets or personnel of the Company or any of the Company Subsidiaries, in each case, in connection with, or for the purpose of knowingly encouraging, facilitating or assisting, an Acquisition Proposal or Acquisition Inquiry, (iii) terminate, waive, amend, release or modify any, or take any other action having a similar effect with respect to, any standstill provision or similar obligation or any Takeover Statute; provided, that the Company shall be permitted to grant waivers of, and not enforce, any such standstill provision or similar obligation in effect on the date hereof solely to the extent necessary to permit the counterparty thereto to make an Acquisition Proposal in compliance with this Section 7.3(a), or (iv) approve, authorize, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract (whether written or oral) providing for any Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 7.3(b)) or requiring the Company to abandon, terminate or fail to consummate the Merger (any such letter, memorandum, agreement or other Contract, an “Acquisition Agreement”) or (v) propose or agree to do any of the foregoing.

(b) (i) Notwithstanding anything in this Section 7.3 to the contrary, the Company shall be permitted to, and shall be permitted to authorize the Company Subsidiaries and its and their respective Representatives to, take the following actions, prior to the receipt of the Company Shareholder Approval, in response to an unsolicited bona fide written Acquisition Proposal by such Person made after the date of this Agreement (provided that (x) the Acquisition Proposal by such Person did not result from a breach or violation of this Section 7.3 and (y) the Company and the Company Board may inquire with a Person making any such Acquisition Proposal solely to request clarification of the terms and conditions thereof so as to determine whether such Company Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal) and which the Company Board determines in good faith (after consultation with its outside legal counsel and its financial advisors) constitutes, or would reasonably be expected to lead to, a Superior Proposal, if the Company Board determines in good faith (after consultation with its outside legal counsel) that failure to do so would be inconsistent with the trustee’s duties under applicable Law: (A) engage in discussions and negotiations regarding such Acquisition Proposal with the Person who made such Acquisition Proposal (and such Person’s Representatives) and (B) provide any nonpublic information or data to the Person who made such Acquisition Proposal (and such Person’s Representatives) after entering into an Acceptable Confidentiality Agreement with such Person; provided, however, that, prior to taking any of the actions described in the immediately preceding clause (A) and clause (B), the Company must comply with its obligations under the first sentence of Section 7.3(b)(ii) with respect to such Acquisition Proposal and must notify Park that it intends to take such action with respect to such Acquisition Proposal. The Company shall provide Park with a copy of any nonpublic information or data provided to the Person who made such Acquisition Proposal prior to or simultaneously with furnishing such information to such Person to the extent such nonpublic information or data has not been previously provided to Park. For purposes of this Section 7.3(b), an “Acceptable Confidentiality Agreement” means a customary confidentiality agreement between the Company, on the one hand, and a counterparty, on the other hand, having confidentiality and use provisions that are not less favorable in any material respect to the Company than those contained in the Confidentiality Agreement with respect to Park; provided, however, that any such Acceptable Confidentiality Agreement is not required to contain any “standstill” or similar provisions or otherwise prohibit the making, or amendment, of any Acquisition Proposal and may contain provisions that permit the Company and the Park Parties to comply with the provisions of this Section 7.3. The Company shall not enter into any agreement with any Person subsequent to the date of this Agreement in connection with an Acquisition Proposal or an Acquisition Inquiry that prohibits such Person from providing information to the Park Parties in accordance with this Section 7.3.

(ii) The Company shall as promptly as practical (but in no event later than twenty-four (24) hours after the receipt thereof) notify Park orally, and promptly thereafter in writing, of the receipt by the Company, the Company Board or any of their respective Representatives of any Acquisition Proposal or Acquisition Inquiry. Such notice shall (A) identify the Person making such Acquisition Proposal or Acquisition Inquiry, (B) indicate the material terms and conditions of such Acquisition Proposal or Acquisition Inquiry and (C) include a copy thereof (if in writing) and any material documentation or correspondence that sets forth any such terms. The Company shall as promptly as practical (but in no event later than twenty-four (24) hours after the execution thereof) provide Park a copy of any executed Acceptable Confidentiality Agreement entered into pursuant to Section 7.3(b). The Company shall (x) promptly (but in no event later than twenty-four (24) hours) notify Park, orally and promptly thereafter in writing, of any changes or modifications to the material terms of the Acquisition Proposal and (y) keep Park informed on a reasonably current basis regarding material developments, discussions and negotiations concerning any such Acquisition Proposal, and upon the reasonable request of Park shall apprise Park of the status of such Acquisition Proposal.

(iii) Except as expressly provided in Section 7.3(b)(iv), the Company Board shall not (A) withhold, withdraw, qualify, amend or modify the Company Recommendation in any manner adverse to the Park Parties, (B) adopt, approve, recommend or otherwise declare advisable any Acquisition Proposal or Acquisition Inquiry, (C) fail to include the Company Recommendation in the Proxy Statement, (D) fail to recommend against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s shareholders) within ten (10) Business Days after the commencement of such tender offer or exchange offer, (E) if an Acquisition Proposal (other than an Acquisition Proposal in the circumstances described in clause (D) above) or any material modification thereof is made public or is otherwise sent to the holders of Company Common Shares or if a Third Party makes a public statement stating such Third Party’s intention to make an Acquisition Proposal, fail to issue a press release or other public communication that reaffirms the Company Recommendation within ten (10) Business Days (or if the Company Shareholder Meeting is scheduled to be held within ten (10) Business Days form the date of such announcement, promptly and in any event prior to the date on which the Company Shareholder Meeting is scheduled to be held) after Park so requests in writing, (F) propose, resolve or agree to take any action set forth in the foregoing clauses (A) through (E) (any such action set forth in the foregoing clauses (A) through (F), a “Change in Company Recommendation”) or (G) authorize, cause or permit the Company or any of its Affiliates to enter into any Acquisition Agreement (other than an Acceptable Confidentiality Agreement in accordance with Section 7.3(b)).

(iv) Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Company Shareholder Approval, the Company Board may (i) make a Change in Company Recommendation and terminate this Agreement pursuant to Section 9.1(e) if (A) an unsolicited bona fide written Acquisition Proposal (provided that the Acquisition Proposal did not result from a breach or violation of this Section 7.3) is made to the Company and is not withdrawn, (B) the Company Board has determined in good faith (after consultation with its outside legal counsel and its financial advisors) that such Acquisition Proposal constitutes a Superior Proposal and (C) the Company Board has determined in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with the trustees’ duties under applicable Law, or (ii) make a Company Change in Recommendation, not in connection with an Acquisition Proposal, if (A) an Intervening Event has occurred and (B) the Company Board has determined in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with the trustees’ duties under applicable Law; so long as, in the case of each of clauses (i) and (ii) (x) four (4) Business Days (the “Notice Period”) shall have elapsed since the Company has given written notice to Park advising Park that the Company intends to make a Change in Company Recommendation in connection with a Superior Proposal or an Intervening Event (each, a “Company Change Notice”) and which Company Change Notice shall specify (I) in a case where the Company Change Notice relates to a Superior Proposal, the identity of the Person who made the Acquisition Proposal, the reasons for the Change in Company Recommendation (specified in reasonable detail) and all material terms and conditions of any such Acquisition Proposal (and including therewith copies of all material and relevant documents and agreements relating to the proposed Acquisition Agreement), and (II) in a case where such Company Change Notice relates to an Intervening Event, a description of such Intervening Event (specified in reasonable detail), (y) the Company shall have negotiated, and shall have caused its

Representatives to negotiate, in good faith with Park during such Notice Period, to the extent Park wishes to negotiate, for an adjustment or modification to the terms of this Agreement and (z) the Company Board, following such Notice Period, shall have again determined in good faith (after consultation with its outside legal counsel and its financial advisors and taking into account any adjustment or modification of the terms of this Agreement proposed in writing by Park during any applicable Notice Period) that, (I) in circumstances involving or relating to a Superior Proposal, the failure to make such Change in Company Recommendation would be inconsistent with the trustees’ duties under applicable Law and that such Acquisition Proposal continues to constitute a Superior Proposal and (II) in circumstances involving or relating to an Intervening Event, the failure to make such Change in Company Recommendation would be inconsistent with the trustees’ duties under applicable Law; provided, however, (i) with respect to circumstances involving or relating to a Superior Proposal, if, during the Notice Period, any material revisions are made to the terms of such Superior Proposal (it being understood that a material revision shall include any change in the purchase price or form of consideration in such Superior Proposal), each such material revision shall require a new Company Change Notice and the Company Board shall, in each case, give a new Company Change Notice to Park prior to the expiration of the then-applicable Notice Period and shall comply in all respects with the requirements of this Section 7.3(b)(iv) and the Notice Period shall thereafter expire on the third (3rd) Business Day immediately following the date of the delivery of such new Company Change Notice (provided that the delivery of a new Company Change Notice shall in no event shorten the four (4) Business Day duration applicable to the initial Notice Period), (ii) in the event the Company Board does not determine in accordance with the preceding clause (z)(I) that such Acquisition Proposal is a Superior Proposal, but thereafter determines to make a Change in Company Recommendation pursuant to this Section 7.3 with respect to another Acquisition Proposal (whether from the same or different Person), the foregoing procedures referred to in this Section 7.3(b)(iv) shall apply anew; and (iii) in the event the Company Board does not make a Change in Company Recommendation in accordance with the preceding clause (z)(II), but thereafter determines to make a Change in Company Recommendation pursuant to this Section 7.3 in circumstances involving or relating to another Intervening Event, the foregoing procedures referred to in this Section 7.3(b)(iv) shall apply anew.

(v) Nothing contained in this Section 7.3 shall prohibit the Company from (A) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act or (B) issuing a “stop, look and listen” statement to the Company’s shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act pending disclosure of its position thereunder; provided, however, that the disclosure therein does not in and of itself constitute a Change in Company Recommendation. For the avoidance of doubt, the Company Board may not make a Change in Company Recommendation unless in compliance with Section 7.3(b)(iv).

(c) Upon execution of this Agreement, the Company agrees that it will and will cause the Company Subsidiaries to, and will instruct and use its reasonable best efforts to cause its and their respective Representatives to, (i) cease immediately and terminate any and all existing activities, discussions or negotiations with any Third Parties conducted heretofore that constitute or could reasonably be expected to lead to an Acquisition Proposal, (ii) terminate any such Third Party’s access to any physical or electronic data rooms with respect to an Acquisition Proposal and (iii) request that any such Third Party and its Representatives promptly (A) destroy or return all confidential information concerning the Company or the Company Subsidiaries furnished by or on behalf of the Company or any of the Company Subsidiaries and (B) destroy all analyses and other materials prepared by or on behalf of such Person that contain, reflect or analyze such confidential information, in the case of the foregoing clauses (ii) and (iii), to the extent required by and in accordance with the terms of the applicable confidentiality agreement between the Company or any of the Company Subsidiaries and such Person.

(d) Notwithstanding any Change in Company Recommendation, unless such Change in Company Recommendation is with respect to a Superior Proposal and this Agreement is terminated pursuant to Section 9.1(e), the Company shall cause the approval of the Merger to be submitted to a vote of its shareholders at the Company Shareholder Meeting.

(e) The Company agrees that it will promptly instruct its and the Company Subsidiaries’ respective Representatives of the obligations undertaken in this Section 7.3. Any violation of the restrictions set forth in this Section 7.3 by any officer, director, trustee or other Representative of the Company or any of its Subsidiaries shall be deemed to be a breach or violation of this Section 7.3 by the Company for purposes of this Agreement.

(f) For purposes of this Agreement:

(i) “Acquisition Inquiry” means an inquiry, indication of interest, request for information, discussion, proposal or offer from a Third Party that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal.

(ii) “Acquisition Proposal” means any proposal, offer or inquiry from any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, recapitalization, restructuring, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture (other than joint ventures in the ordinary course), lease, exchange, mortgage, pledge, license, transfer or other disposition or similar transaction, (A) of assets or businesses of the Company and the Company Subsidiaries, taken as a whole, (x) that generate 20% or more of the net revenues or net income of the Company and the Company Subsidiaries, taken as a whole, immediately prior to such transaction, or (y) that represent 20% or more of the consolidated total assets (based on fair market value) of the Company and the Company Subsidiaries, taken as a whole, immediately prior to such transaction, (B) of 20% or more of any class of capital stock, other equity security or voting power of the Company or any resulting parent company of the Company (including through any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) seeks to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) or the right to acquire beneficial ownership of 20% or more of the outstanding shares of any class of voting securities of the Company or the Company OP), or (C) any combination of the foregoing, in each case ((A) through (C)), other than the Merger, the Specified Transactions and the other transactions contemplated by this Agreement.

(iii) “Intervening Event” means a material fact, event, circumstance, development or change that occurs, arises or comes to the attention of the Company Board after the date of this Agreement that (x) materially affects the business, assets or operations of Company or the Company Subsidiaries (other than any event, occurrence, fact or change resulting from a breach of this Agreement by the Company or its Representatives), (y) was not known to, or reasonably foreseeable by, the Company Board (assuming consultations with appropriate officers and Representatives of Company) as of the date of this Agreement, and (z) becomes known to the Company Board prior to receipt of the Company Shareholder Approval; provided, however, that in no event shall any of the following constitute or be taken into account in determining whether an “Intervening Event” has occurred: (i) the receipt, existence of or terms of an Acquisition Proposal or Acquisition Inquiry, (ii) any changes in Law or GAAP, (iii) a change in the market price or trading volume of the equity or debt securities of the Company or of the equity or credit ratings or the ratings outlook for the Company or any of the Company Subsidiaries by any applicable rating agency and (iv) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operation for any period (provided further that the underlying causes of such change or fact shall not be excluded by clause (iii) or clause (iv) if not falling into clause (i) of this definition).

(iv) “Superior Proposal” means a bona fide unsolicited written Acquisition Proposal (that did not result from a breach or violation of this Section 7.3) made by a Third Party after the date of this Agreement (except that, for purposes of this definition all percentages included in the definition of “Acquisition Proposal” shall be increased to sixty (60%)) on terms that the Company Board determines in good faith (after consultation with outside legal counsel and financial advisors and taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making such proposal) is reasonably likely to be consummated in accordance with its terms and that if consummated, would result in a transaction more favorable to the holders of Company Common Shares from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms of this Agreement proposed by Park in response to such Acquisition Proposal).

(v) References in this Section 7.3 and Section 9.1 to (a) the Company Board shall mean the board of trustees of the Company or a duly authorized committee thereof, and (b) Company outside counsel shall mean, as applicable, outside counsel to the Company, the Company Board or a duly authorized committee thereof.

(g) Other than in the ordinary course of business and unrelated to any Acquisition Proposal, in connection with the consummation of the Merger, any Specified Transaction or other transactions contemplated by this Agreement, the Company and the Company Board shall not take any actions to exempt any person from the “Common Share Ownership Limit,” as such term is defined in the Company Declaration of Trust unless such actions are taken concurrently with the termination of this Agreement in accordance with Section 9.1(e).

(h) The Company shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger prior to the termination of this Agreement.

Section 7.4 Directors’ and Officers’ Indemnification and Insurance.

(a) For a period of six (6) years following the Effective Time, (i) Park and the Surviving Entity shall jointly and severally indemnify and hold harmless each person who is at the date hereof, was previously, or is during any of the period from the date hereof until the Effective Time, serving as a manager, director, officer, trustee or fiduciary of the Company or any of the Company Subsidiaries and acting in such capacity (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law as now or hereafter in effect, in connection with any Claim with respect to matters occurring on or before the Effective Time and any Losses, Claim Expenses and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such Claim; and (ii) Park shall cause the Surviving Entity to promptly pay on behalf of or advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, any Claim Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Claim Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to Park’s and the Surviving Entity’s receipt of (A) an undertaking by or on behalf of such Indemnified Party to repay such Claim Expenses if it is ultimately determined under applicable Laws or any of the Company Governing Documents that such Indemnified Party is not entitled to be indemnified and (B) a good faith affirmation by such Indemnified Party of such Indemnified Party’s compliance with the standard of conduct required herein; provided that none of Park, the Surviving Entity or any of their respective Affiliates shall be liable for any amounts paid in settlement effected without its prior written consent (which consent shall not be unreasonably conditioned, withheld or delayed), as applicable, and shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single Claim except to the extent the Indemnified Party is advised by counsel that such Indemnified Party has conflicting interests with one or more other Indemnified Parties in the outcome of such action (in which event such Indemnified Party shall be entitled to engage separate counsel, the fees and expenses for which the Surviving Entity shall be liable). The Surviving Entity shall not settle, compromise or consent to the entry of any judgment in any actual or threatened Claim in respect of which indemnification has been sought by an Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim, or such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, Park agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnified Parties as provided in the Company Governing Documents, the Organizational Documents of each Company Subsidiary and any indemnification agreement set forth in Section 7.4(b) of the Company Disclosure Letter (the “Indemnification Agreements”), in each case, as in effect as of immediately prior to the execution and delivery of this Agreement, shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years from the Effective

Time, (i) Park shall cause the Surviving Entity to honor and fulfill in all respects the obligations of the Surviving Entity to the Indemnified Parties under the Company Governing Documents, the Organizational Documents of each Company Subsidiary and any Indemnification Agreements and (ii) the Organizational Documents of the Surviving Entity shall contain provisions no less favorable with respect to indemnification and limitations on liability of trustees and officers than are set forth in the Company Governing Documents and the Organizational Documents of each Company Subsidiary, which provisions shall not be amended, repealed or modified with respect to acts or omissions occurring at or prior to the Effective Time for a period of six (6) years following the Effective Time in a manner that would affect adversely the rights thereunder of the Indemnified Parties, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.

(c) Prior to the Effective Time, the Company shall obtain and fully pay the premium for, and Park shall cause to be maintained in full force and effect (and the obligations under to be honored), during the six (6)-year period beginning on the date of the Effective Time, a “tail” prepaid insurance policy or policies (which policy or policies by their respective express terms shall survive the Merger) from the Company’s current insurance carrier or an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, of at least the same coverage and amounts and containing terms and conditions, retentions and limits of liability that are no less favorable than the Company’s and the Company Subsidiaries’ existing policy or policies, for the benefit of the Indemnified Parties with a claims period of six (6) years from the Effective Time with respect to directors’ and officers’ liability, employment practices liability and errors and omissions liability insurance for Claims arising from facts or events that occurred on or prior to the Effective Time; provided, however, that in no event shall the aggregate premium payable for such “tail” insurance policy or policies for its or their entire period exceed an amount equal to 300% of the most recent aggregate annual premiums paid by the Company prior to the date of this Agreement for such insurance (such amount being the “Maximum Premium”). If the Company is unable to obtain the “tail” insurance described in the first sentence of this Section 7.4(c) for an amount equal to or less than the Maximum Premium, the Company shall be entitled to obtain as much comparable “tail” insurance as reasonably available for an aggregate cost equal to the Maximum Premium.

(d) If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity shall assume the obligations set forth in this Section 7.4.

(e) The provisions of this Section 7.4 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (who are intended to be third party beneficiaries of this Section 7.4), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of Park, the Company and the Surviving Entity and shall not be amended in a manner that is adverse to the Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of the Indemnified Party (including the successors, assigns and heirs) affected thereby.

Section 7.5 Access to Information; Confidentiality.

(a) During the Interim Period, to the extent permitted by applicable Law and contracts, each Party shall, and shall cause each of its Subsidiaries to, afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, personnel and records and, during such period, each of the Company and Park shall, and shall cause the Company Subsidiaries and the Park Subsidiaries, respectively, to, (i) furnish to the other Party all other information (financial or otherwise) concerning its business, properties, offices, books, contracts, records and personnel as such other Party may from time to time reasonably request, (ii) furnish reasonably promptly to the other Party a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, except to the extent such materials are otherwise publicly available, and (iii) with respect to the Company and the Company Subsidiaries and subject to the terms of the Company Ground Leases and the Company Leases, facilitate reasonable access for Parent and its authorized Representatives during normal business hours, and upon reasonable advance notice, to all Company Properties in order to prepare or cause to be prepared (at Parent’s sole expense) surveys, inspections, engineering studies, Phase I environmental site assessments or other environmental assessments that do not involve invasive testing or sampling of soil, groundwater, indoor air or other environmental media, and other tests, examinations or studies with respect to any Company Property that Parent deems to be reasonably necessary, so long as such access does not unduly interfere with the Company’s ordinary conduct of business; provided, however that Parent shall indemnify the Company for any losses, costs or damages caused by the access described in clause (iii) of this Section 7.5(a); provided, further, that no investigation pursuant to this Section 7.5 shall affect or be deemed to modify any of the representations or warranties made by the Company or the Park Parties, as applicable, hereto and all such access shall be coordinated through the Company or Park, as applicable, or its respective designated Representatives, in accordance with such reasonable procedures as they may establish. Notwithstanding the foregoing, neither the Company nor the Park Parties shall be required by this Section 7.5 to provide the other Party or the Representatives of such other Party with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a Third Party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (if the Company or Park, as applicable, has used its reasonable best efforts to obtain permission or consent of such Third Party to such disclosure), (B) the disclosure of which would violate any Law or legal duty of the Party or any of its Representatives (if the Company or Park, as applicable, has used its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or legal duty), or (C) that is subject to any attorney-client, attorney work product or other legal privilege or would cause a risk of a loss of privilege to the disclosing Party (if the Company or Park, as applicable, has used its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege). Each of the Company and the Park Parties will use its reasonable best efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder. Prior to the Effective

Time, the Company and each of the Park Parties shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with parties with which the other Party has a business relationship regarding the business of such other Party or this Agreement and the transactions contemplated hereby without the prior written consent of such other Party not to be unreasonably withheld, conditioned or delayed (provided that, for the avoidance of doubt, nothing in this Section 7.5(a) shall be deemed to restrict a Party and its respective Representatives and Affiliates from contacting such parties in pursuing its own business activities (operating in the ordinary course)).

(b) Each of the Company and Park shall hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.5, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination of this Agreement.

(c) The Company shall cooperate and participate, as reasonably requested by Park from time to time and to the extent consistent with applicable Law, in Park’s efforts to oversee the integration of the Parties’ operations in connection with, and taking effect upon consummation of, the Merger, including providing such reports on operational matters and participating on such teams and committees as Park may reasonably request.

Section 7.6 Public Announcements. Except with respect to a Change in Company Recommendation or other action permitted to be taken by the Company or the Company Board pursuant to and in accordance with Section 7.3, so long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and, none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a Party may, without obtaining the prior consent of the other Parties, issue any such press release or make any such public statement or filing as may be required by Law, order or the applicable rules of any stock exchange or quotation system if for any reason it is not reasonably practicable to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement; provided, further, that Park shall not be required to consult with or provide an opportunity to review and comment to the Company in connection with any prospectus, “road show” materials, press release, or other written materials in connection with any issuance of Park Common Stock or other capital raising initiatives so long as such statements are consistent in substance with previous written press releases, written public disclosures or other written statements made by the Park Parties and the Company in compliance with this Section 7.6 and not adverse to the consummation of the Merger. The Parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement and shall make such joint press release no later than one (1) Business Day following the date on which this Agreement is signed.

Section 7.7 Employment Matters.

(a) During the period commencing on the Closing and ending on the date that is twelve (12) months after the Closing (or if earlier, the date of the employee’s termination of employment with Parent or any other Park Subsidiary (including the Surviving Entity)), Parent shall, and shall cause each other Park Subsidiary (including the Surviving Entity), as applicable, to, provide each individual who is an employee of the Company or any Company Subsidiary immediately prior to the Closing and who remains employed by Parent or any other Park Subsidiary (including the Surviving Entity and any Company Subsidiary) immediately following the Closing (each, a “Continuing Employee”) with (i) a base salary or base wages at an annual rate that is no less than the annual rate of the base salary or base wages provided to such Continuing Employee immediately prior to the Closing, (ii) a target annual cash incentive opportunity that is no less than the target annual cash incentive opportunity provided to such Continuing Employee immediately prior to the Closing, (iii) long term equity incentive compensation opportunity with a value that is not less than any long term equity incentive compensation opportunity provided to such Continuing Employee prior to the Closing and (iv) benefits (including severance) that are substantially comparable in the aggregate to the benefits provided to the Continuing Employee by the Company and the Company Subsidiaries immediately prior to the Closing. Notwithstanding anything to the contrary contained herein, the Parties acknowledge that the decision to provide an individual who is an employee of the Company or any Company Subsidiary immediately prior to the Closing with employment immediately following the Closing (or at any time thereafter) is within the sole discretion of the Park Parties.

(b) Parent shall, and shall cause the other Park Subsidiaries (including the Surviving Entity) to, provide credit for each Continuing Employee’s length of service with the Company and the Company Subsidiaries (as well as service with any predecessor employer of the Company or any Company Subsidiary) for purposes of (i) eligibility to participate in (but not for purposes of any benefit accrual under any defined benefit pension plan or other post-retirement plan) and (ii) determining levels of vacation and paid time-off under, each plan, program, policy, agreement or arrangement of Park or the other Park Subsidiaries (the “Park Plans”), to the same extent that such service was recognized under a similar plan, program, policy, agreement or arrangement of the Company or any Company Subsidiary, except that no such prior service credit will be required or provided to the extent that (A) it results in a duplication of benefits, or (B) such service was not recognized under the corresponding Company Employee Program.

(c) To the extent permitted by applicable Law, the Park Parties shall use, and shall cause the Surviving Entity to use, reasonable best efforts to cause each Park Plan in which any Continuing Employee participates after the Closing that provides health or welfare benefits to (i) waive all limitations as to preexisting conditions, exclusions, waiting periods and service conditions with respect to participation and coverage requirements applicable to Continuing Employees, other than limitations applicable under the corresponding Company Employee Program or to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Employee Program and (ii) honor any payments, charges and expenses of Continuing

Employees (and their eligible dependents) that were applied toward the deductible and out-of-pocket maximums under the corresponding Company Employee Program in satisfying any applicable deductibles, out-of-pocket maximums or co-payments under a corresponding Company Employee Program during the calendar year in which the Closing occurs.

(d) Nothing in this Section 7.7 shall (i) confer any rights upon any Person, including any Continuing Employee or former employee of the Company or any of the Company Subsidiaries, other than the Parties to this Agreement and their respective successors and permitted assigns, (ii) constitute or create an employment agreement or create any right in any Continuing Employee or any other Person to any continued employment or service with or for the Company, the Company Subsidiaries, the Park Parties or the other Park Subsidiaries (including the Surviving Entity), or to any compensation or benefits of any nature or kind whatsoever, (iii) constitute or be treated as an amendment, modification, adoption, suspension or termination of any employee benefit plan, program, policy, agreement or arrangement of the Company, the Company Subsidiaries, the Park Parties or the other Park Subsidiaries (including the Surviving Entity), or (iv) alter or limit the ability of the Company, the Company Subsidiaries, the Park Parties or the other Park Subsidiaries (including the Surviving Entity) to amend, modify or terminate any benefit plan, program, policy, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

Section 7.8 Certain Tax Matters.

(a) The Company shall cooperate with Park in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. Subject to Section 6.3, from and after the Effective Time, the Park Parties shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of Company Common Shares, all Transfer Taxes.

(b) Each of Park and Parent covenants and agrees that from and after the Closing it will, or will cause its Affiliates, to take all actions, or forbear from taking all actions, within its control, as necessary to ensure that the Company and Park will be classified as a REIT for the taxable year of such entity that includes the Closing Date, and will not knowingly take or knowingly permit any of its Subsidiaries to take, within their control, any action that is inconsistent with such REIT qualification. Park and the Company shall cooperate to cause each Taxable REIT Subsidiary of the Company to jointly elect with Park to be treated as a Taxable REIT Subsidiary of Park, effective as of the Closing Date.

(c) On the Closing Date, prior to the Merger, the Company shall deliver to Merger Sub a duly executed certificate of non-foreign status, dated as of the Closing Date, substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B); provided, however, that in the event that any such certificate of non-foreign status is not delivered to Merger Sub at or prior to the Merger, Parent’s remedy shall be limited to withholding pursuant to this Agreement.

(d) The Park Parties and the Company shall, upon written request, use reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated in this Agreement).

Section 7.9 Notification of Certain Matters; Transaction Litigation.

(a) The Company shall give prompt notice to the Park Parties, and the Park Parties shall give prompt notice to the Company, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

(b) The Company shall give prompt notice to the Park Parties, and the Park Parties shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions set forth in ARTICLE VIII would not being capable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Without limiting the foregoing, the Company shall give prompt notice to the Park Parties, and the Park Parties shall give prompt notice to the Company, if, to the Company’s Knowledge or Park’s Knowledge, as applicable, the occurrence of any state of facts or Event would cause, or would reasonably be expected to cause, any of the conditions to Closing set forth in ARTICLE VIII not to be satisfied or satisfaction to be materially delayed. Notwithstanding anything to the contrary in this Agreement, the failure by the Company or the Park Parties to provide such prompt notice under Section 7.9(a) or this Section 7.9(b) shall not constitute a breach of covenant for purposes of Section 8.2(b) or Section 8.3(b).

(c) The Company shall give prompt notice to the Park Parties, and the Park Parties shall give prompt notice to the Company, of any Action commenced or, to the Company’s Knowledge or Park’s Knowledge, as applicable, threatened against, relating to or involving such Party or any Company Subsidiary or other Park Subsidiary, respectively, that relates to this Agreement, the Merger or the other transactions contemplated by this Agreement, and each Party shall keep the other Party reasonably informed on a current basis regarding any such matters. The Company shall give the Park Parties the opportunity to reasonably participate in the defense and settlement of any litigation against the Company or its directors, trustees or officers relating to this Agreement, the Merger and the transactions contemplated hereby, and no such settlement shall be agreed to without Park’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement involves no admission of liability and no restrictions or other obligations binding on Park, the Company or any of their respective Subsidiaries other than the payment of money and the amount of such settlement shall be fully covered by insurance proceeds (subject to retention amounts). The Park Parties shall give the Company the opportunity to reasonably participate in the defense and settlement of any litigation against the Park Parties or their directors or its officers relating to this Agreement, the Merger and the transactions contemplated hereby, and no such settlement shall be agreed to without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement involves no admission of liability and no restrictions or other obligations binding on Park, the Company or any of their respective Subsidiaries other than the payment of money and the amount of such settlement shall be fully covered by insurance proceeds (subject to retention amounts).

Section 7.10 Section 16 Matters. Prior to the Effective Time, the Company and Park shall, as applicable, take all such steps to cause (a) any dispositions of Company Common Shares (including derivative securities with respect to Company Common Shares) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who is, subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time, as the case may be, to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of shares of Park Common Stock (including derivative securities with respect to Park Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Park to be exempt under Rule 16b-3 promulgated under the Exchange Act. Upon request, the Company shall promptly furnish Park with all requisite information for Park to take the actions contemplated by this Section 7.10.

Section 7.11 Voting of Shares. Each of Park and Parent shall, and shall cause any other applicable Park Subsidiary to, vote all Company Common Shares beneficially owned by it or any of the other Park Subsidiaries as of the record date for the Company Shareholder Meeting, if any, in favor of approval of the Merger.

Section 7.12 Termination of Company Equity Incentive Plan and Company 401(k) Plan.

(a) Prior to the Effective Time, the Company Board (or a duly authorized committee thereof) shall adopt such resolutions (which shall be subject to Park’s reasonable review and approval) and take such other actions as may be required by the Company Equity Incentive Plan no later than immediately prior to the Effective Time to effect the intent of ARTICLE III and to terminate the Company Equity Incentive Plan effective as of the Effective Time, and to ensure that no awards will be made under the Company Equity Incentive Plan following the Effective Time and no Person shall otherwise acquire any interest in the Company, any Company Subsidiary, Park, Parent, or any other Park Subsidiary (including the Surviving Entity), whether by purchase, exercise or otherwise, under the Company Equity Incentive Plan (or any other plans, programs or arrangements of the Company and the Company Subsidiaries) after the Effective Time.

(b) If requested by Park prior to the Closing, the Company agrees to adopt (or cause to be adopted) all necessary resolutions (which shall be subject to Park’s reasonable review and approval) to terminate, effective immediately prior to the Effective Time, any Company Employee Program that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “Company 401(k) Plan”). Immediately prior to such termination, the Company (or the applicable Company Subsidiary) shall make all necessary payments to fund: (i) the contributions necessary or required to maintain the tax-qualified status of the Company 401(k) Plan; (ii) the contributions for elective deferrals made pursuant to the Company 401(k) Plan for the period prior to termination; and (iii) the contributions for any employer contributions (including matching contributions) for the period prior to termination.

Section 7.13 Subsidiaries. Park shall cause each of Parent, Merger Sub and any other applicable Park Subsidiary to comply with and perform all of its applicable obligations under to this Agreement. Company shall cause each of the Company Subsidiaries to comply with and perform all of its applicable obligations under this Agreement.

Section 7.14 Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

Section 7.15 Tax Representation Letters.

(a) The Company shall (i) use its reasonable best efforts to obtain or cause to be provided, as appropriate, the opinion of counsel referred to in Section 8.2(e), (ii) deliver to Polsinelli PC, counsel to the Company, and Hogan Lovells US LLP, counsel to Park, or other counsel described in Section 8.2(e) and Section 8.3(e), respectively, a tax representation letter, dated as of the Closing Date and signed by an officer of each of the Company, the Company OP, RP Holdings Trust, and CHSP DC Holding Trust in form and substance as previously provided by such counsel and reasonably acceptable to such counsel, which such representations shall be subject to such changes and modifications from the language previously provided as may be deemed necessary or appropriate by Polsinelli PC or Hogan Lovells US LLP, or such other counsel described in Section 8.2(e) and Section 8.3(e), and shall be reasonably acceptable to and approved by Park and the Company, respectively (in either case, which approval shall not be unreasonably conditioned, withheld or delayed), containing representations of the Company and the Company OP or purposes of rendering the opinions described in Section 8.2(e) and Section 8.3(e), and (iii) deliver to Hogan Lovells US LLP, counsel to Park, and Polsinelli PC, counsel to the Company, or other counsel described in Section 8.2(e) and Section 8.3(e), respectively, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of the Company and the Company OP, in form and substance as shall be mutually agreeable to the Company and Park, containing representations of the Company and the Company OP as shall be reasonably necessary or appropriate to enable Polsinelli PC, or other counsel described in Section 8.2(e), to render an opinion on the effective date of the Form S-4 and on the Closing Date, respectively, as described in Section 8.2(e).

(b) Park shall (i) use its reasonable best efforts to obtain or cause to be provided, as appropriate, the opinion of counsel referred to in Section 8.3(e), (ii) deliver to Hogan Lovells US LLP, counsel to Park, and Polsinelli PC, counsel to the Company, or other counsel described in Section 8.2(e) and Section 8.3(e), respectively, a tax representation letter, dated as of the Closing Date and signed by an officer of Park, in form and substance as previously provided by such counsel and reasonably acceptable to such counsel, which such representations shall be subject to such changes and modifications from the language previously provided as may be deemed necessary or appropriate by Hogan Lovells US LLP or Polsinelli PC, or such other counsel described in Section 8.2(e) and Section 8.3(e), and shall be reasonably acceptable to and approved by Park and the Company, respectively (in either case, which approval shall not be unreasonably conditioned, withheld or delayed), containing representations of Park for purposes of rendering the opinions described in Section 8.2(e) and Section 8.3(e), and (iii) deliver to Hogan Lovells US LLP, counsel to Park, and Polsinelli PC, counsel to the Company, or other counsel described in Section 8.2(e) and Section 8.3(e), respectively, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Park, in form and substance as shall be mutually agreeable to the Company and Park, containing representations of Park as shall be reasonably necessary or appropriate to enable Hogan Lovells US LLP, or other counsel described in Section 8.3(e), to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 8.2(e) and Section 8.3(e), or other counsel described in Section 8.3(e), to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 8.3(e).

Section 7.16 Dividends and Distributions.

(a) In the event that a distribution with respect to the Company Common Shares permitted under the terms of this Agreement (i) has a record date prior to the Effective Time and (ii) has not been paid as of the Effective Time, such distribution shall be paid by the Company on the Closing Date immediately prior to the Effective Time to the holders of record of such Company Common Shares as of such record date.

(b) Notwithstanding Section 6.1(b)(ii) and Section 6.2(b)(ii), during the Interim Period (i) the Company shall be permitted to (A) authorize and pay quarterly distributions at a rate not in excess of $0.40 per share and (B) cause each Company Subsidiary REIT to authorize and pay any dividends required by the terms of the preferred shares of such Company Subsidiary REIT and (ii) Park shall be permitted to (A) authorize and pay quarterly distributions at a rate not in excess of $0.45 per share and (B) cause the Park Subsidiary REIT to authorize and pay any dividends required by the terms of the preferred shares of the Park Subsidiary REIT. The Parties shall take such actions as are necessary to ensure that the timing of any regular quarterly dividend paid by either the Company or Park prior to the Closing will be coordinated so that, if either the holders of Company Common Shares or the holders of Park Common Stock receive a distribution for a particular quarter prior to the Closing Date, then the holders of Park Common Stock and the holders of Company Common Shares, respectively, shall also receive a distribution for such quarter prior to the Closing Date as necessary to result in the holders of Company Common Shares and the holders of Park Common Stock receiving dividends covering the same periods prior to the Closing Date. The Parties will also coordinate such that any such quarterly distributions by the Company and Park shall have the same record date and the same payment date, which shall be consistent with Park’s historical record dates and payment dates unless otherwise agreed between the Parties, in order to ensure that the shareholders of the Company and the stockholders of Park receive the same number of such dividends prior to the Effective Time.

(c) Notwithstanding anything to the contrary in this Agreement, the Company, any Company Subsidiary (including but not limited to the Company Subsidiary REITs), Park, and any Park Subsidiary (including but not limited to the Park Subsidiary REIT), as applicable, shall be permitted (without the consent of the other Party) to declare and pay a dividend to its shareholders and stockholders, respectively, distributing any amounts determined by such Party in good faith (in each case in consultation with the other Party) to be the minimum dividend required to be distributed in order for each of the Company, each Company Subsidiary REIT, Park and the Park Subsidiary REIT to maintain its status as a REIT under the Code and to avoid the incurrence of any entity-level income or excise Taxes by any of the Company, each Company Subsidiary REIT, Park and the Park Subsidiary REIT under the Code (any dividend paid pursuant to this paragraph, a “Permitted REIT Dividend”); provided, that with respect to Permitted REIT Dividends by the Company and each Company Subsidiary REIT, the amount of the Permitted REIT Dividend shall be determined as if the current taxable year of the Company ended with the Merger and determined as if the current taxable year of each Company Subsidiary REIT ended on the Company Subsidiary REIT Liquidation Date; provided, further, that in each case the calculation of such amounts shall be provided to Parent for its review and approval (not to be unreasonably withheld, conditioned or delayed).

(d) If the Company or a Company Subsidiary REIT, in consultation with Park, determines that it is necessary to declare a Permitted REIT Dividend, the Company shall notify the Park Parties at least twenty (20) days prior to the anticipated Closing Date. Notwithstanding anything to the contrary contained herein, in the event the Company declares a Permitted REIT Dividend pursuant to Section 7.16(c), the Merger Consideration shall be decreased by an amount equal to such Permitted REIT Dividend, which shall be effected by reducing the Cash Consideration by an amount equal to the per share amount of the Permitted REIT Dividend (it being understood that if the amount of the Permitted REIT Dividend exceeds the amount of the Cash Consideration, the Common Stock Consideration shall also be appropriately reduced to reflect the full effect of the portion of the Permitted REIT Dividend that exceeds the amount of the Cash Consideration). The record date and payment date for any Permitted REIT Dividend payable by the Company or any Company Subsidiary REIT pursuant to Section 7.16(c) shall be the close of business on the last Business Day prior to the Closing Date.

(e) If Park or a Park Subsidiary REIT, in consultation with the Company, determines that it is necessary to declare a Permitted REIT Dividend, Park shall notify the Company at least twenty (20) days prior to the anticipated Closing Date. Notwithstanding anything to the contrary contained herein, in the event Park declares a Permitted REIT Dividend pursuant to Section 7.16(c) that would otherwise have a record date on or prior to the Closing Date, the Merger Consideration shall be increased by an amount equal to such Permitted REIT Dividend, which shall be effected by increasing the Cash Consideration by an amount equal to the product of (i) the per share amount of the Permitted REIT Dividend and (ii) the Exchange Ratio. The record date and payment date for any Permitted REIT Dividend payable by Park or any Park Subsidiary REIT pursuant to Section 7.16(c) shall be the close of business on the last Business Day prior to the Closing Date.

Section 7.17 Financing Cooperation. The Company shall provide to the Park Parties, and shall cause the Company Subsidiaries, the respective officers and employees of the Company and the Company Subsidiaries to provide to the Park Parties, and shall instruct and use its reasonable best efforts to cause the Representatives of the Company and the Company Subsidiaries to provide to the Park Parties, at the sole expense of the Park Parties, all cooperation reasonably requested by the Park Parties that is necessary or reasonably required in connection with any Third Party debt financing transaction or any Third Party underwritten public offering of Park Common Stock for cash that any of the Park Parties may pursue prior to the Closing Date, including the following: (i) furnishing the Park Parties as promptly as reasonably practicable upon request by the Park Parties with all financial statements, financial data and other information regarding the Company and the Company Subsidiaries of the type that would be required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a public offering of securities of any of the Park Parties (including for use in preparation of pro forma financial statements of any of the Park Parties); and (ii) requesting the Company’s independent accountants to prepare and deliver customary “comfort letters,” dated the date of each final offering document used in connection with any securities offering by any of the Park Parties (with customary bring-down comfort letters delivered on the closing date of any such offering), in compliance with professional standards (including providing “negative assurance” comfort and Statement on Auditing Standards No. 100 review of interim financial statements) and otherwise on terms reasonably acceptable to the Park Parties, as the case may be; provided, however, that no failure by the Company or any Company Subsidiary to comply with the foregoing shall give Parent or Park the right to terminate this Agreement pursuant to Section 9.1(c), except to the extent that such failure prevents the ability of Parent and Merger Sub to consummate the Merger on a timely basis on or before the Outside Date; provided further, that none of the Company or any Company Subsidiaries shall be required to pay any fee or incur any liability in connection with any such financing, and no personal liability shall be imposed on any officers, trustees, directors or other Representatives of the Company or any Company Subsidiaries. Nothing in this Section 7.17 shall require cooperation contemplated hereby to the extent it would interfere unreasonably with the business or operations of the Company or the Company Subsidiaries, and nothing in this Section 7.17 shall require the Company to cause its legal counsel to deliver any legal opinions. The Park Parties shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses paid to Third Parties (including advisor’s fees and expenses) incurred by the Company or the Company Subsidiaries in connection with the cooperation provided or other action taken by Company or any Company Subsidiaries pursuant to this Section 7.17 and indemnify and hold harmless the Company, the Company Subsidiaries and their respective officers, trustees, directors and other Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (collectively, “Losses”) suffered or incurred by them in connection with any such financing transaction or public offering, any information utilized in connection therewith or any action taken by the Company or any of the Company Subsidiaries pursuant to this Section 7.17; provided, however, that the foregoing indemnity shall not apply with respect to any Losses resulting from a willful or intentional breach of any representation, warranty, covenant or agreement of the Company or any Company Subsidiaries under this Agreement. All nonpublic or otherwise confidential information regarding the Company and Company Subsidiaries obtained by the Park Parties, any of their Affiliates or their Representatives pursuant to this Section 7.17 shall be kept confidential in accordance with the terms of the Confidentiality Agreement.

Section 7.18 Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Park and Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things, necessary, proper or advisable on its part under applicable Law and the rules and policies of the NYSE to enable the delisting of the Company Common Shares from the NYSE and the deregistration of Company Common Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 7.19 Outstanding Indebtedness. The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to deliver all notices and take all other actions, in each case to the extent reasonably requested by the Park Parties, that are reasonably necessary to facilitate the termination at the Effective Time of all commitments in respect of the Company Credit Facility and the Company Term Loan, including any related swaps, the repayment in full on the Closing Date of all obligations in respect of the indebtedness thereunder, and the release on or promptly following the Closing Date of any Encumbrances securing such indebtedness and guarantees in connection therewith. In furtherance and not in limitation of the foregoing, the Company and the Company Subsidiaries shall use reasonable best efforts to deliver to the Park Parties (i) at least ten (10) Business Days prior to the Closing Date, a draft payoff letter with respect to the Company Credit Facility and the Company Term Loan and (ii) at least three (3) Business Days prior to the Closing Date, an executed payoff letter with respect to the Company Credit Facility and the Company Term Loan (the “Payoff Letters”) in form and substance customary for transactions of this type, from the applicable agent on behalf of the Persons to whom such indebtedness is owed, which Payoff Letters together with any related release documentation shall, among other things, include the payoff amount and provide that Encumbrances (and guarantees), if any, granted in connection with the Company Credit Facility and the Company Term Loan relating to the assets, rights and properties of the Company and the Company Subsidiaries securing or relating to such indebtedness, shall, upon the payment of the amount set forth in the applicable Payoff Letter, be released and terminated. The Park Parties shall provide or cause to be provided all funds required to effect all such repayments at or prior to the Effective Time.

Section 7.20 Trustee Resignations. The Company shall use reasonable best efforts to cause to be delivered to the Park Parties resignations executed by each trustee of the Company in office immediately prior to the Effective Time, such resignations to be effective as of the Effective Time.

Section 7.21 Governance. The Park Board shall take all actions necessary so that, as of the Effective Time, (a) the number of directors that will comprise the full board of directors of Park shall be increased by two (2) and (b) two (2) individuals, who are as of the date hereof members of the Company Board, designated by the Company and approved by Park shall be appointed to fill the vacancies created by such increase in size of the Park Board.

Section 7.22 REIT Ownership Waiver. Prior to the Closing, the Park Board, in accordance with ARTICLE VII of the Park Charter and subject to the conditions set forth in this Section 7.22, shall use its reasonable best efforts to exempt from the ownership limitations set forth therein any Person to the extent the receipt of the Merger Consideration by such Person would result in such Person owning (constructively or beneficially) in excess of the amount permitted to be owned pursuant to such ownership limitations; provided that any such Person delivers to the Park Board such representations, warranties and covenants to ensure that the limited exemption provided to such Person satisfies the requirements of the Park Charter, including the requirement that the exemption not result in Park failing to qualify as a REIT, as determined by the Park Board in its sole discretion.

Section 7.23 New York Midtown. The Company shall complete the actions, and otherwise comply with the obligations, set forth on Section 7.23 of the Company Disclosure Letter in accordance with the terms thereof.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of the Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by each of the Parties) at or prior to the Effective Time, of each of the following conditions:

(a) Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) No Prohibitive Laws. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority of competent jurisdiction and be in effect that makes illegal or otherwise restricts or prohibits the consummation of the Merger or any of the other transactions contemplated by this Agreement.

(c) No Injunctions, Orders or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order, decree or judgment issued by a Governmental Authority of competent jurisdiction shall be in effect that makes illegal or otherwise restricts or prohibits the consummation of the Merger or any of the other transactions contemplated by this Agreement.

(d) Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened by the SEC and not withdrawn.

(e) Listing. The shares of Park Common Stock that constitute the Common Stock Consideration shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 8.2 Conditions to Obligations of the Park Parties. The obligations of the Park Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Park) at or prior to the Effective Time, of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 4.1(a) (Existence; Good Standing; Compliance with Law), Section 4.4(a) (Subsidiary and Other Interests) and Section 4.24 (Takeover Statutes) shall be true and correct in all material respects as of the date hereof and as of the Effective Time as if made at and as of the Effective Time, (ii) the representations and warranties of the Company contained in Section 4.2 (Authority), Section 4.9(b) (Absence of Certain Changes), Section 4.15 (No Brokers) and Section 4.17 (Vote Required) shall be true and correct in all respects as of the date hereof and as of the Effective Time as if made at and as of the Effective Time, (iii) the representations and warranties of the Company contained in Section 4.3(a), and Section 4.3(b) and Section 4.3(c) (Capitalization) shall be true and correct in all but de minimis respects as of the date hereof and as of the Effective Time as if made at and as of the Effective Time, and (iv) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date hereof and as of the Effective Time as if made at and as of the Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iv) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Company Material Adverse Effect” qualifications set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Performance of Covenants and Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been an Event that has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Officer’s Certificate. Park shall have received a certificate dated as of the Closing Date and signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e) REIT Qualification Opinion. Park shall have received a written tax opinion of Polsinelli PC (or such other nationally recognized REIT counsel as may be reasonably acceptable to Park and the Company), substantially in the form of Exhibit A to this Agreement, dated as of the Closing Date, to the effect that (i) with respect to the Company, for all taxable periods commencing with its taxable year of formation through the Effective Time, (ii) with respect to RP Holdings Trust all taxable periods commencing with its taxable year of formation through the Company Subsidiary REIT Liquidation Date, and (iii) with respect to CHSP DC

Holding Trust all taxable periods commencing with its taxable year of formation through the Company Subsidiary REIT Liquidation Date, each of the Company and RP Holdings Trust and CHSP DC Holding Trust has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code (which opinion will be subject to customary exceptions, assumptions and qualifications and shall be based upon the representation letters described in Section 7.15(a)(ii) and Section 7.15(b)(ii)).

Section 8.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the Company) at or prior to the Effective Time, of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Park Parties contained in Section 5.1 (Existence; Good Standing; Compliance with Law) and Section 5.3(a), Section 5.3(b) and Section 5.3(c) (Park Common Stock; Capitalization) shall be true and correct in all material respects as of the date hereof and as of the Effective Time as if made at and as of the Effective Time, (ii) the representations and warranties of the Park Parties contained in Section 5.2 (Authority), Section 5.8(b) (Absence of Certain Changes), Section 5.16 (No Brokers) and Section 5.18 (Vote Requirements) shall be true and correct in all respects as of the date hereof and as of the Effective Time as if made at and as of the Effective Time, and (iii) each of the other representations and warranties of the Park Parties contained in this Agreement shall be true and correct as of the date hereof and as of the Effective Time, as if made at and as of the Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Company Material Adverse Effect” qualifications set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Park Material Adverse Effect.

(b) Performance of Covenants and Obligations of the Park Parties. Each Park Party shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been an Event that has had or would, individually or in the aggregate, reasonably be expected to have a Park Material Adverse Effect.

(d) Officer’s Certificate. The Company shall have received a certificate dated as of the Closing Date and signed on behalf of the Park Parties by the President or the Vice President and Treasurer of the Park Parties certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

(e) REIT Qualification Opinion. The Company shall have received a tax opinion of Hogan Lovells US LLP (or such other nationally recognized REIT counsel as may be reasonably acceptable to Park and the Company), substantially in the form of Exhibit B to this Agreement, dated as of the Closing Date, that commencing with its taxable year ended December 31, 2017, Park has been organized and operated in conformity with the requirements for qualification and taxation as a REIT for U.S. federal income tax purposes, and Park’s method of operation should enable it to continue to meet the requirements or qualification and taxation as a REIT under the Code for the taxable year that includes the Effective Time and future taxable years (which opinion will be subject to customary exceptions, assumptions and qualifications and shall be based upon the representation letters described in Section 7.15(a)(ii) and Section 7.15(b)(ii)).

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the receipt of Company Shareholder Approval (unless otherwise specified in this Section 9.1), by action taken or authorized by the Company Board or the Park Parties, as applicable, as follows:

(a) by the mutual written consent of the Park Parties and the Company;

(b) by either of the Company, on the one hand, or the Park Parties, on the other hand:

(i) if the Company Shareholder Approval shall not have been obtained at the Company Shareholder Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken;

(ii) if any Governmental Authority of competent jurisdiction, that is within a jurisdiction that is material to the business and operations of the Company, shall have issued an order, decree or ruling, which permanently restrains, enjoins or otherwise prohibits, restricts or makes illegal the consummation of the Merger, and such order, decree, judgment, injunction or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the primary cause of, or resulted in, the failure of the Merger to occur on or before the Outside Date; or

(iii) if the consummation of the Merger shall not have occurred on or before 11:59 P.M. (New York time) on October 31, 2019 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the primary cause of, or resulted in, the failure of the Merger to occur on or before the Outside Date;

(c) by the Park Parties, if the Company breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement (other than with respect to a breach or violation of Section 7.3, as to which Section 9.1(f)(ii) shall apply), or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure to be satisfied of a condition set forth in Section 8.2(a) or Section 8.2(b) and such condition is incapable of being satisfied by the Outside Date or, if capable of being satisfied by such date, is not satisfied by the earlier of (i) thirty (30) days after such notice is given or (ii) two (2) Business Days prior to the Outside Date; provided, however, that neither Parent nor Park shall have the right to terminate this Agreement pursuant to this Section 9.1(c) if any of the Park Parties is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied;

(d) by the Company, if any of the Park Parties breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement or if any representation or warranty of any of the Park Parties shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure to be satisfied of a condition set forth in Section 8.3(a) or Section 8.3(b) and such condition is incapable of being satisfied by the Outside Date or, if capable of being satisfied by such date, is not satisfied by the earlier of (i) thirty (30) days after such notice is given or (ii) two (2) Business Days prior to the Outside Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if the Company is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied;

(e) by the Company, at any time prior to the receipt of the Company Shareholder Approval, in order to concurrently enter into an Acquisition Agreement with respect to a Superior Proposal in compliance with Section 7.3(b)(iv) that did not result from a breach or violation of Section 7.3; provided, however, that this Agreement may not be so terminated unless the payment required by Section 9.3(b) is made in full to the Park Parties prior to or concurrently with the occurrence of such termination and entry into such Acquisition Agreement with respect to such Superior Proposal; or

(f) by the Park Parties, (i) if, at any time prior to receipt of the Company Shareholder Approval, the Company Board shall make a Change in Company Recommendation or (ii) if the Company shall have otherwise breached or violated any of its obligations under Section 7.3 (including, without limitation, Section 7.3(b)(iii)(G)) other than any immaterial or inadvertent breaches or violations thereof not intended to result in an Acquisition Proposal or Acquisition Inquiry.

Section 9.2 Effect of Termination. Subject to Section 9.3, in the event of the termination of this Agreement pursuant to Section 9.1, written notice thereof shall be given to the other Party or Parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any of the Parties hereto, or any of their respective Representatives, and all rights and obligations of any Party shall cease, except for the indemnity and reimbursement obligations of the Park Parties contained in Section 2.7(c), the Confidentiality Agreement and the agreements contained in Section 7.5(c) (Confidentiality), Section 7.6 (Public Announcements), this Section 9.2 (Effect of Termination),

Section 9.3 (Termination Fee and Expense Amount), Section 9.4 (Payment of Expense Amount or Termination Fee) and ARTICLE X (General Provisions) and the definitions of all defined terms appearing in such sections shall survive any termination of this Agreement pursuant to Section 9.1; provided, however, that, except as set forth in this Section 9.2, nothing shall relieve any Party from liabilities or damages arising out of any fraud or willful and intentional conduct by such Party of this Agreement. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.

Section 9.3 Termination Fee and Expense Amount.

(a) If (i) (A) in the case of a termination pursuant to Section 9.1(b)(iii) or Section 9.1(c), an Acquisition Proposal (whether or not conditional) shall have been publicly made, proposed or communicated prior to the termination of this Agreement or the Company Board has otherwise received a bona fide written Acquisition Proposal, and, in each case, such Acquisition Proposal has not been withdrawn prior to such termination, or (B) in the case of a termination pursuant to Section 9.1(b)(i), an Acquisition Proposal (whether or not conditional) shall have been publicly made, proposed or communicated prior to the Company Shareholder Meeting and shall not have been publicly withdrawn prior to the Company Shareholder Meeting, and (ii) following the occurrence of an event described in the preceding clause (i), this Agreement is terminated by either the Company or the Park Parties pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii) or by the Park Parties pursuant to Section 9.1(c), and (iii) before the date that is twelve (12) months after the date of termination of this Agreement, the Company enters into an Acquisition Agreement that is later consummated or an Acquisition Proposal is consummated within twelve (12) months after the date of termination of this Agreement (provided that, for purposes of this clause (iii), the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”), then the Company shall pay, or cause to be paid, to the Park Parties, subject to the provisions of Section 9.4(a), the Termination Fee by wire transfer of same day funds to an account designated by the Park Parties, not later than the consummation of such Acquisition Proposal.

(b) If this Agreement is terminated by (i) the Company pursuant to Section 9.1(e) or (ii) the Park Parties pursuant to Section 9.1(f), then, in each case, the Company shall pay, or cause to be paid, to the Park Parties, subject to the provisions of Section 9.4(a), the Termination Fee by wire transfer, of same day funds to an account designated by the Park Parties concurrently with such termination (in the case of a termination by the Company pursuant to Section 9.1(e)) or within five (5) Business Days after the date of such termination (in the case of a termination by the Park Parties pursuant to Section 9.1(f)).

(c) If this Agreement is terminated pursuant to Section 9.1(b)(i) or Section 9.1(c), the Company shall pay, or cause to be paid, to Parent the Expense Amount, by wire transfer to an account designated by Parent, within five (5) Business Days after the date of such termination; provided, that the payment by the Company of the Expense Amount pursuant to this Section 9.3(c) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 9.3(a) (but in the event such Termination Fee is or becomes payable, it shall be reduced on a dollar for dollar basis for the Expense Amount actually paid to Parent pursuant to this Section 9.3(c)). In no event shall the Company be required to pay the Expense Amount on more than one occasion.

(d) Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that:

(i) under no circumstances shall the Company be required to pay the Termination Fee on more than one occasion; and

(ii) if this Agreement is terminated under circumstances in which the Company is required to pay the Termination Fee pursuant to Section 9.3(a) or Section 9.3(b) and the Termination Fee is paid to the Park Parties (or their designee), the payment of the Termination Fee will be the Park Parties’ sole and exclusive remedy against the Company arising out of or relating to this Agreement, except in the case of fraud or a willful and intentional breach of this Agreement by any of the Company.

(e) Each of the Parties hereto acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, (ii) neither the Termination Fee nor the Expense Amount is a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Park Parties in the circumstances in which such fee or amount is due and payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which fee or amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the Park Parties would not enter into this Agreement. Accordingly, if the Company fails to timely pay any amount due pursuant to this Section 9.3 and, in order to obtain such payment, the Park Parties commence a suit that results in a judgment against the Company for the payment of any amount set forth in this Section 9.3, such that the Company shall pay the Park Parties its costs and expenses in connection with such suit, together with interest on such amount at the annual rate of the prime rate as published in The Wall Street Journal on the date of payment for the period from the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

Section 9.4 Payment of Expense Amount or Termination Fee.

(a) In the event that the Company is obligated to pay the Park Parties the Expense Amount and/or Termination Fee, the Company shall pay to the Park Parties from the Expense Amount and/or Termination Fee deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Expense Amount and/or Termination Fee, as applicable, and (ii) the sum of (A) the maximum amount that can be paid to the Park Parties (or their designees) without causing the Park Parties (or their designees) to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A) through (H) or 856(c)(3)(A) through (I) of the Code (“Qualifying Income”), as determined by Park’s independent certified public accountants, plus (B) in the event Parent receives either (1) a letter from Park’s counsel indicating that Park has received a ruling from the IRS described in

Section 9.4(b)(ii) or (2) an opinion from Park’s outside counsel as described in Section 9.4(b)(ii), an amount equal to the excess of the Expense Amount and/or Termination Fee, as applicable, less the amount payable under clause (A) above. To secure the Company’s obligation to pay these amounts, the Company shall deposit into escrow an amount in cash equal to the Expense Amount or the Termination Fee, as applicable, with an escrow agent selected by the Company and on such terms (subject to Section 9.4(b)) as shall be mutually agreed upon by the Company, the Park Parties and the escrow agent. The payment or deposit into escrow of the Expense Amount or the Termination Fee, as applicable, pursuant to this Section 9.4(a) shall be made at the time the Company is obligated to pay the Park Parties such amount pursuant to Section 9.3 by wire transfer or bank check.

(b) The escrow agreement shall provide that the Expense Amount or the Termination Fee, as applicable, in escrow or any portion thereof shall not be released to the Park Parties (or their designees) unless the escrow agent receives any one or combination of the following: (i) a letter from Park’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Park Parties (or their designees) without causing the Park Parties (or their designees) to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from Park’s accountants revising that amount, in which case the escrow agent shall release such amount to the Park Parties (or their designees), or (ii) a letter from Park’s counsel indicating that Parent received a ruling from the IRS holding that the receipt by Parent (or its designee) of the Expense Amount and/or the Termination Fee, as applicable, would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, indicating that Park’s outside counsel has rendered a legal opinion to the effect that the receipt by the Park Parties (or their designees) of the Expense Amount and/or the Termination Fee, as applicable, should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Expense Amount and/or the Termination Fee, as applicable, to the Park Parties (or their designees). The Company agrees to not unreasonably withhold, delay or condition its consent to amend this Section 9.4(b) at the request of Park in order to (x) maximize the portion of the Expense Amount and/or Termination Fee, as applicable, that may be distributed to the Park Parties (or their designees) hereunder without causing the Park Parties (or their designees) to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve Park’s chances of securing a favorable ruling described in this Section 9.4(b) or (z) assist Park in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.4(b). Park shall reimburse the Company for any reasonable, out-of-pocket costs or expenses incurred by the Company in achieving such amendment. The escrow agreement shall also provide that any portion of the Expense Amount and/or Termination Fee, as applicable, that remains unpaid as of the end of the taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 9.4; provided, that the obligation of the Company to pay the unpaid portion of the Expense Amount and/or Termination Fee, as applicable, shall terminate on the December 31 following the date which is ten (10) years from the date of this Agreement and any such unpaid portion shall be released by the escrow agent to the Company. The Company shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.

(c) Except at set forth in Section 9.3 and this Section 9.4, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses whether or not the Merger are consummated.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 10.2 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and delivered (i) in person, (ii) by electronic mail (provided that any such electronic mail notice must contain the following “all caps” notation in the subject line: “MERGER AGREEMENT OFFICIAL NOTICE” in order to be effective) or (iii) sent by prepaid overnight courier (providing proof of delivery), to the Parties at the following addresses (or at such other addresses as shall be specified by the Parties by like notice):

(a)	if to any of the Park Parties:

Park Hotels & Resorts Inc.

1775 Tysons Blvd.

Suite 700

Tysons, VA 22102

Attention: General Counsel

Email: tmorey@pkhotelsandresorts.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, NW

Washington, DC 20004

Attention: Paul D. Manca

Email: paul.manca@hoganlovells.com

(b)	if to any of the Company:

Chesapeake Lodging Trust

4300 Wilson Boulevard Suite 625

Arlington, VA 22203

Attention: James L. Francis

Email: jfrancis@cltreit.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Steven J. Williams

Email: swilliams@paulweiss.com

All notices, requests, claims, consents, demands and other communications under this Agreement shall be deemed duly given (A) if delivered in person, on the date delivered, (B) if sent by electronic mail, on the same day it was received if received no later than 5:00 p.m. (Eastern Time) on a Business Day (if received after 5:00 p.m. (Eastern Time) on a Business Day or on a non-Business Day, such electronic mail notice shall be deemed to have been received at 9:00 a.m. (Eastern Time) on the next Business Day) or (C) if sent by prepaid overnight courier, on the next Business Day (providing proof of delivery). For the avoidance of doubt, counsel for a Party may send notices, requests, claims, consents demands or other communications on behalf of such Party.

Section 10.3 Entire Agreement. This Agreement (including the Exhibits and Schedules, the Company Disclosure Letter and the Park Disclosure Letter) and the Confidentiality Agreement constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties, or between any of them, with respect to the subject matter of this Agreement.

Section 10.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

Section 10.5 No Third Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, except for the provisions of ARTICLE III (which, from and after the Effective Time, shall be for the benefit of holders of Company Common Shares immediately prior to the Effective Time) and Section 7.4 (which, from and after the Effective Time shall be for the benefit of the Indemnified Parties). The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.6 without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Accordingly, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding the foregoing, each Debt Financing Source shall be an express and intended third party beneficiary of the Lender Designated Sections and each of such Sections shall expressly inure to the benefit of the Debt Financing Source and each Debt Financing Source (and its successors and assigns) shall be entitled to rely on and enforce the provisions of such Sections.

Section 10.6 Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law or public policy in any jurisdiction, as to that jurisdiction, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party, and (d) such terms or other provision shall not affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced in any jurisdiction, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.8 Governing Law. This Agreement and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or be related to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland, except with respect to matters under the DLLCA relating to the Merger, which shall be governed by the laws of the State of Delaware.

Section 10.9 Consent to Jurisdiction. Each Party irrevocably agrees (a) to submit itself to the exclusive jurisdiction and forum of the Circuit Court for Baltimore City (Maryland) (or, if that court does not have jurisdiction to the United States District Court for the State of Maryland, Northern Division) (the “Maryland Courts”) for the purpose of any Action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement of this Agreement, (b) to request and/or consent to the assignment of any dispute arising out of this Agreement or the transactions contemplated by this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement of this Agreement to the Business and Technology Case Management Program of the Circuit Court for Baltimore City (Maryland), (c) that it will not attempt to deny or defeat such jurisdiction or forum by motion or other request for leave from any such court, (d) that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement of this Agreement in any court other than the Maryland Courts, and (e) that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties agrees, that service of process may be made within or outside the State of Maryland, and agree that service of process on such Party at the address referred to in Section 10.2 (or such other address as may be specified in accordance with Section 10.2) by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service shall be deemed effective service of process. Service made pursuant to the foregoing sentence shall have the same legal force and effect as if served upon such Party personally within the State of Maryland.

Section 10.10 Specific Performance.

(a) The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that, prior to the termination of this Agreement pursuant to Section 9.1, the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. In no event shall the exercise of any Party’s right to seek specific performance pursuant to this Section 10.10 reduce, restrict or otherwise limit the right of a Party to terminate this Agreement pursuant to Section 9.1.

(b) Notwithstanding anything to the contrary contained in this Agreement, each Party: (1) except for claims by the Park Parties against any Debt Financing Source pursuant to the Debt Commitment Letter (as defined below) and any definitive documents related thereto, agrees that (A) none of the Parties nor any of their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or shareholders shall have any rights or claims against any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated hereby, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (B) no Debt Financing Source shall have any liability (whether in contract, in tort or otherwise) to any Party or any of their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or shareholders for any obligations or liabilities of any Party under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise, and any such actions are disclaimed and released in full, and (2)(i) agrees that it will not bring or support any Person in any Action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the parties providing financing to the Park Parties pursuant to the Debt Commitment Letter or their Affiliates (each such Person, a “Debt Financing Source”) in respect of the transactions contemplated by this Agreement, including, but not limited to any dispute arising out of or relating in any way to the fully executed debt commitment letter (together with any related fee letters), dated as of the date of this Agreement, by and among the Debt Financing Sources and the Park Parties named therein providing for debt financing as described therein (together, including all exhibits, schedules, annexes and any joinders thereto or amendments thereof, the “Debt Commitment Letter”) or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York State courts located in the Borough of Manhattan of the City of New York; (ii) agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any Debt Financing Source, in any way relating to the Debt Commitment Letter, or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the laws of the State of New York; and (iii) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby. Each Debt Financing Source is an intended third party beneficiary of this Section 10.10(b) and shall be entitled to the protections of this provision.

Section 10.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties.

Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document form”, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.12 Amendment. Prior to the Effective Time, this Agreement may be amended with the mutual agreement of the Company and the Park Parties at any time, whether before or after the Company Shareholder Approval has been obtained; provided, however, that after the Company Shareholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the shareholders of the Company without such further approval or adoption. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Notwithstanding anything to the contrary contained herein, Section 10.5, Section 10.10(b) and this Section 10.12 (such sections, the “Lender Designated Sections”) and any definitions used in such Sections of this Agreement, to the extent a modification, waiver or termination of such definition would modify the substance of any Lender Designated Section, may not be modified, waived or terminated in a manner that is adverse in any respect to any Debt Financing Source without the prior written consent of such Debt Financing Source.

Section 10.13 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.13.

Section 10.14 Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations among the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

PARK HOTELS & RESORTS INC.

By:	/s/ Thomas J. Baltimore, Jr.
Name: Thomas J. Baltimore, Jr.
Title: Chairman, President and Chief Executive Officer

PK DOMESTIC PROPERTY LLC

By: Park Intermediate Holdings LLC,
Managing Member

By:	/s/ Thomas J. Baltimore, Jr.
Name: Thomas J. Baltimore, Jr.
Title: President and Chief Executive Officer

PK DOMESTIC SUB LLC

By:	/s/ Thomas J. Baltimore, Jr.
Name: Thomas J. Baltimore, Jr.
Title: President

CHESAPEAKE LODGING TRUST

By:	/s/ James L. Francis
Name: James L. Francis
Title: President and Chief Executive Officer and Trustee

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Polsinelli PC Tax Opinion

1401 Eye Street NW, Suite 800, Washington, DC, 20005 • 202.783.3300

                                         , 2019

Park Hotels & Resorts Inc.

1775 Tysons Blvd.

7th Floor

Tysons, VA

Ladies and Gentlemen:

We have acted as REIT tax counsel to Chesapeake Lodging Trust, a Maryland real estate investment trust (the “Company”), in connection with the merger of the Company into PK Domestic Sub LLC, a Delaware limited liability company (“REIT Merger Sub”) and a wholly owned subsidiary of PK Domestic Property LLC, a Delaware limited liability company (“Parent LLC”) and an indirectly wholly owned subsidiary of Park Hotels & Resorts Inc., a Delaware corporation (“Park”), pursuant to an Agreement and Plan of Merger, dated as of May 5, 2019, (the “Merger Agreement”), by and among Park, Parent LLC, REIT Merger Sub, and the Company, and certain other transactions. Pursuant to the requirements set forth in Section 8.2(e) of the Merger Agreement, we have been asked to provide you with a legal opinion regarding the qualification of the Company as a REIT as set forth below under the caption titled “Opinion.” All capitalized terms used but not defined herein have the same meaning as used in the Merger Agreement.

Bases for Opinion

The opinion set forth in this letter is based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

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Park Hotels & Resorts Inc.

            , 2019

In rendering our opinion, we have only examined the following, collectively referred to as the “Reviewed Documents”, which constitute all of the documents, agreements, and instruments that we have deemed necessary or appropriate to deliver this opinion letter:

(1)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2018;

(2)	the Merger Agreement;

(3)

the registration statement on Form S-4 (Registration No. [_]) initially filed by Park with the Securities and Exchange Commission on [_], as amended through the date hereof (together with the documents incorporated by reference therein) under the Securities Act of 1933, as amended, including the Company’s proxy statement and Park’s prospectus contained therein;

(4)	certain organizational documents of the Company and certain of its subsidiaries listed in the Management Representation Letter (defined below);

(5)

the income and asset REIT compliance calculations for the Company’s taxable years 2010 through 2018, and the short taxable year ending as of the Effective Time, the date hereof, as attached to the Management Representation Letter;

(6)

the income and asset REIT compliance calculations for CHSP DC Holding Trust, a Maryland real estate investment trust’s (the “REIT II”) taxable years 2011 through 2018, and the short taxable year ending as of the Company Subsidiary REIT Liquidation Date, as attached to the Management Representation Letter;

(7)

the income and asset REIT compliance calculations for RP Holdings Trust, a Maryland statutory trust’s (“RP Trust”, and together with REIT II, the “Subsidiary REITs”) taxable years 2015 through 2018, and the short taxable year ending as of the Company Subsidiary REIT Liquidation Date, as attached to the Management Representation Letter;

(8)	the calculations of the Company’s annual distributions for the taxable years 2010 through 2018 and the short taxable year ending as of the Effective Time, the date hereof;

(9)	the 2010 through 2018 Federal income tax returns of the Company, the 2011 through 2018 Federal income tax return of REIT II, and the 2015 through 2018 Federal income tax returns of RP Trust;

(10)	the organizational charts of the Company, as attached to the Management Representation Letter;

(11)	the list of properties owned by the Company, as attached to the Management Representation Letter;

(12)	the leases listed on the Management Representation Letter;

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(13)	the Management Representation Letter; and

(14)

that certain Share Purchase Agreement, dated as of February 16, 2015, by and among Fillmore RYP Holdings, LLC, a Delaware limited liability company, and Capitol Miami Beach Holdings LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of the Company.

The opinion set forth in this letter is premised on, among other things, the written representations of the Company, and, to the extent set forth in the Management Representation Letter (as hereinafter defined), of the Subsidiary REITs, contained in a letter to us dated as of the date hereof (the “Management Representation Letter”). Although we have discussed the Management Representation Letter with the Company, for purposes of rendering our opinion, we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents and the Management Representation Letter. We consequently have relied upon the representations and statements of the Company as described in the Reviewed Documents and the Management Representation Letter (and, to the extent set forth in the Management Representation Letter, of the Subsidiary REITs), and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects.

In this regard, we have assumed with your consent the following:

(1)

that (A) all of the representations and statements as to factual matters set forth in the Reviewed Documents and the Management Representation Letter are true, correct, and complete as of the date hereof, (B) any representation or statement in the Reviewed Documents and the Management Representation Letter made as a belief or made “to the knowledge of” or similarly qualified is true, correct and complete as of the date hereof, without such qualification, (C) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, and (D) each of the obligations of the Company, and its subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms;

(2)

the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

(3)	that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us; and

(4)

that all Reviewed Documents have been duly authorized, executed, and delivered by all parties thereto, each of the Reviewed Documents is enforceable against the parties thereto in accordance with their respective terms, and all of the parties to the Reviewed Documents timely perform their obligations thereunder;

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Management Representation Letter) may adversely affect the conclusions stated herein.

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Opinion

Based upon and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion set forth below, we are of the opinion that:

(1)

for each of the Company’s taxable years beginning with its taxable year ended December 31, 2010, through and including its taxable year ended December 31, 2018, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code;

(2)

for each of REIT II’s taxable years beginning with its taxable year ended December 31, 2011, through and including its taxable year ended December 31, 2018, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code;

(3)

for each of RP Trust’s taxable years beginning with its taxable year ended December 31, 2011, through and including its taxable year ended December 31, 2018, RP Trust has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code; and

(4)

each of the Company’s, REIT II’s, and RP Trust’s organization and method of operation enabled the Company, REIT II, and RP Trust, respectively, to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending, with respect to the Company, on the Effective Time and with respect to the Subsidiary REITs, on the Company Subsidiary REIT Liquidation Date, as applicable.

In order to qualify as a REIT, 75% of the Company’s total assets must be comprised of “real estate assets” (as that term is used for purposes of Code Section 856(c)) and limited other assets specified in the Code as of the close of each calendar quarter of each taxable year of the Company, and at least 75% of the Company’s gross income for any taxable year for which it seeks to qualify as a REIT must be derived from certain specified “real estate” sources, including qualifying rents from real property. The Company’s ability to comply with this requirement is entirely dependent on the Company acquiring and owning (for U.S. federal income tax purposes) on the relevant dates “real estate assets” with an aggregate value equal to, or in excess of, 75% of its “total assets” and owning throughout the relevant taxable year assets that will produce sufficient “real estate” gross income to satisfy the 75% gross income test. Accordingly, the accuracy of our opinion is entirely dependent on the Company’s representations contained in the Management Representation Letter, regarding, among other things, its gross income and the value and composition of its assets during the taxable years beginning with its taxable year ended December 31, 2010 and ending on the Effective Time.

Our opinions set forth above do not foreclose the possibility that the Company, REIT II and RP Trust, as the case may be, may have to utilize one or more “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g)) through the Effective Time or the Company Subsidiary REIT Liquidation Date, as applicable, which could require the Company, REIT II or RP Trust, as applicable, to pay an excise or penalty tax (which could be significant in amount) in order to maintain its REIT qualification.

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            , 2019

This opinion letter addresses only the specific U.S. federal income tax matters set forth above and does not address any other federal, state, local or foreign legal or tax issues.

This opinion letter has been prepared for your use in connection with the closing under the Merger Agreement on the date hereof and speaks as of the date hereof. We assume no obligation by reason of this opinion letter or otherwise to advise you of any changes in our opinion subsequent to the delivery of this opinion letter. This opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent, except that this opinion letter may be provided to the IRS. No person other than Park (and its counsel for purposes of rendering the opinion set forth in Section 8.3(e) of the Merger Agreement) may rely on this opinion letter for any purpose without our prior written consent.

Very truly yours,

Polsinelli PC

5

Exhibit B

Form of Hogan Lovells US LLP Tax Opinion

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

[_], 2019

Park Hotels & Resorts Inc.

1775 Tysons Blvd.

Suite 700

Tysons, VA 22102

Chesapeake Lodging Trust

4300 Wilson Boulevard Suite 625

Arlington, VA 22203

Re: Old Dominion

Ladies and Gentlemen:

We have acted as tax counsel to Park Hotels & Resorts Inc., a Delaware corporation (the “Park”), in connection with the transactions contemplated by the Agreement and Plan of Merger (the “Agreement”), by and among Park, PK Domestic Property LLC, PK Domestic Sub LLC (“Merger Sub”), and Chesapeake Lodging Trust, a Maryland real estate investment trust (“Chesapeake”) with respect to the merger of Chesapeake with and into Merger Sub, with Merger Sub surviving the merger, and certain other transactions. This opinion letter is being delivered to you pursuant to Section 8.3(e) of the Agreement in connection with the closing thereunder on the date hereof (the “Closing”). Capitalized terms used herein which are defined in the Agreement shall have the meanings set forth in the Agreement, unless otherwise defined herein.

Bases for Opinion

The opinion set forth in this letter is based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s professional judgment with respect to the merits of such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

Park Hotels & Resorts Inc.

Chesapeake Lodging Trust

[    ], 2019

In rendering the opinion set forth in this letter, we have examined such statutes, regulations, records, agreements, certificates and the following documents that we have considered necessary and appropriate to serve as a basis for the opinion and, with your consent, relied upon (without any independent investigation or review thereof):

(1)	the Agreement;

(2)

the registration statement on Form S-4 (Registration No. [    ]) initially filed by Park with the Securities and Exchange Commission on [    ], as amended through the date hereof (together with the documents incorporated by reference therein (the “Registration Statement”) under the Securities Act of 1933, as amended, including the Proxy Statement/prospectus included therein;

(3)

the form of lease (the “Lease”) between Park (or its subsidiary), as lessor, and a “taxable REIT subsidiary” of Park as defined in Section 856(l) of the Code (or its subsidiary), as lessee (a “TRS Lessee”), with respect to those hotels (the “Hotels”) owned by Park (or its subsidiary) that are leased to a TRS Lessee, which Leases have been executed on or before the date of this opinion letter;

(4)

the waiver letter agreement among Hilton Worldwide Holdings Inc., a Delaware corporation (“Hilton”), Park and certain entities affiliated with The Blackstone Group L.P. (“Blackstone”), dated as of October 24, 2016, the bring-down waiver letter agreement among the same parties, dated as of January 3, 2017, the update letter from certain entities affiliated with Blackstone, dated as of April 14, 2017, the update letter from certain entities affiliated with Blackstone, dated as of August 2, 2017, the update letter from certain entities affiliated with Blackstone, dated as of November 2, 2017, together with all exhibits and attachments thereto, pursuant to which certain Blackstone entities made representations, warranties and covenants in connection with the grant by Park of a limited exemption from the ownership limits in the Amended and Restated Certificate of Incorporation of Park (the “Charter”);

(5)

the waiver letter agreement among Hilton, Park and HNA Tourism Group Company Limited (“HNA”), dated as of October 24, 2016, the bring-down waiver letter agreement among the same parties, dated as of January 3, 2017, the update letter from HNA, dated as of March 15, 2017, the update letter from HNA, dated as of July 17, 2017, the update letter from HNA, dated as of October 16, 2017, the update letter from HNA, dated as of January 13, 2018, together with all exhibits and attachments thereto, pursuant to which HNA made representations, warranties and covenants in connection with the grant by Park of a limited exemption from the ownership limits in the Charter;

(6)

the waiver letter agreement among the Vanguard REIT Index Fund and Park, dated as of April 28, 2017, together with all exhibits and attachments thereto, pursuant to which the Vanguard REIT Index Fund made representations, warranties and covenants in connection with the grant by Park of a limited exemption from the ownership limits in the Charter; and

(7)	the Charter and certain organizational documents of Park and certain of its subsidiaries (those documents referred to in clauses (1) through (7), the “Reviewed Documents”).

Park Hotels & Resorts Inc.

Chesapeake Lodging Trust

[    ], 2019

The opinion set forth in this letter is premised on, among other things, the written representations and covenants of Park and PK Domestic REIT Inc. (the “Park Subsidiary REIT”) contained in a letter to us, dated as of the date hereof, together with all exhibits and attachments thereto (collectively, the “Park Management Representation Letter”), and the written representations of Chesapeake, Chesapeake Lodging, L.P., RP Holdings Trust and CHSP DC Holding Trust, contained in a letter to us dated as of the date hereof (together with Park Management Representation Letter, the “Management Representation Letters”). Although we have discussed the Park Management Representation Letters with the relevant signatories thereto, for purposes of rendering our opinion we have not made an independent investigation or audit of the facts set forth in any of the Reviewed Documents or the Management Representation Letters. We consequently have relied upon the representations and statements of Park, Park Subsidiary REIT, Chesapeake, Chesapeake Lodging, L.P., RP Holdings Trust and CHSP DC Holding Trust, and other signatories as described in the Reviewed Documents and the Management Representation Letters, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects.

In this regard, we have assumed with your consent the following:

(1)

that (A) all of the representations and statements as to factual matters set forth in each of the Reviewed Documents and the Management Representation Letters are true, correct, and complete as of the date hereof, (B) any representation or statement in any of the Reviewed Documents or the Management Representation Letters made as a belief or made “to the knowledge of” or similarly qualified is true, correct, and complete as of the date hereof, without such qualification, (C) each agreement described in any of the Reviewed Documents is valid and binding in accordance with its terms, and (D) each of the obligations of the parties to the Reviewed Documents, and their subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms;

(2)

Section 856(c)(8) of the Code does not apply to Hilton or Park because the distribution of 100 percent of common shares of Park (“Park Common Shares”) by Hilton pursuant to a registration statement on Form 10 (the “Distribution”) is described in the private letter ruling request letter submitted by Hilton to the IRS on September 11, 2015 (the “PLR Request”), the PLR Request initially was submitted to the IRS by Hilton on September 11, 2015, the PLR Request has not been withdrawn as of December 7, 2015, and with respect to the PLR Request a private letter ruling had not been issued or denied by the IRS in its entirety as of December 7, 2015;

(3)

the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

(4)	that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us;

(5)	that the Agreement is valid and binding in accordance with its terms;

(6)

that the Merger will be consummated in accordance with the Agreement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties without amendment, waiver, or breach thereof);

Park Hotels & Resorts Inc.

Chesapeake Lodging Trust

[    ], 2019

(7)

that, from and after the date of this letter, Park will comply with its representation contained in the Park Management Representation Letter that it will utilize all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to Park under the Code in order to correct any violations of the applicable real estate investment trust (“REIT”) qualification requirements of Sections 856 and 857 of the Code to the full extent the remedies under such provisions are available; and

(8)	that Chesapeake qualified to be taxed as a REIT under the Code for all taxable periods commencing with its taxable year ended December 31, 2010 through the Effective Time.

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Reviewed Documents and the Management Representation Letters) may adversely affect the conclusions stated herein.

Opinion

Based upon and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion in the next five paragraphs below, we are of the opinion that commencing with its taxable year ended December 31, 2017, Park has been organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) for U.S. federal income tax purposes, and Park’s method of operation (as described in the Reviewed Documents and the Management Representation Letters) should enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for the taxable year that includes the Effective Time and future taxable years.

Park’s qualification and taxation as a REIT under the Code depends upon the ability of Park to meet on an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of share ownership and otherwise) the various qualification tests imposed under the Code, and upon Park utilizing any and all available “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to Park under the Code in order to correct any violations of the applicable REIT qualification requirements of Sections 856 and 857 of the Code. Our opinion set forth in this letter does not foreclose the possibility that Park may have to utilize one or more of these “savings provisions” in the future, which could require Park to pay an excise or penalty tax (which could be significant in amount) in order to maintain its REIT qualification.

The accuracy of our opinion is entirely dependent on the representations contained in the Park Management Representation Letter regarding the value and composition of the assets of Park, and the nature of its income derived therefrom. We have not undertaken at this time to review Park’s compliance with the applicable REIT qualification requirements on a continuing basis, nor will we do so in the future. Accordingly, no assurance can be given that the actual results of Park’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership, and/or changes in the actual or constructive ownership of Park and Hilton, which is intended to be an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code (an “Eligible Independent Contractor”) with respect to Park for any given taxable year, should permit Park to satisfy the requirements under the Code for qualification and taxation as a REIT.

Park Hotels & Resorts Inc.

Chesapeake Lodging Trust

[    ], 2019

We note in particular that Hilton currently operates all of the hotels, that are owned by Park immediately prior to the Effective Time except for the hotels that are managed by Park rather than a third-party hotel management company, consisting of the following four hotels: the Hilton Garden Inn LAX/El Segundo in El Segundo, California; the Hampton Inn & Suites Memphis—Shady Grove in Memphis, Tennessee; the Hilton Suites Chicago/Oak Brook in Chicago, Illinois; and the Hilton Garden Inn Chicago/Oak Brook in Chicago, Illinois. A few of the hotels that are operated by Hilton are owned by taxable REIT subsidiaries of Park. The remainder of the hotels that are operated by Hilton are owned by Park and are leased by Park to a TRS Lessee. Hilton is expected to continue to operate in the foreseeable future a very substantial portion, if not all, of the hotels owned by Park and leased to a TRS Lessee. One of the requirements that must be satisfied for the rents that Park receives from a TRS Lessee with respect to a Lease to qualify as “rents from real property” under Section 856(d) of the Code (and thus for Park to satisfy the gross income tests applicable to REITs) is that Hilton must qualify as an Eligible Independent Contractor. An Eligible Independent Contractor means, with respect to a Hotel, an “independent contractor” as defined in Section 856(d)(3) of the Code (an “Independent Contractor”) from whom Park derives no income, who is adequately compensated, and, at the time the Independent Contractor enters into a management agreement to operate the Hotel, is actively engaged in the trade or business of operating “qualified lodging facilities” as defined under Section 856(d)(9)(D) of the Code for any person who is not a related person with respect to Park or its TRS Lessees. For Hilton to qualify as an Independent Contractor with respect to Park, (i) Hilton cannot own, directly or indirectly, more than 35% of shares of Park’s stock and (ii) not more than 35% of the total combined voting power of Hilton’s stock (or 35% of the total shares of all classes of its stock) can be owned, directly or indirectly, by one or more persons owning 35% or more of the shares of Park’s stock, in each case, taking into account certain constructive ownership rules set forth in Section 318(a) of the Code (as modified by Section 856(d)(5) of the Code) (collectively, the “35% Ownership Requirement”). For the period commencing on January 4, 2017: (i) Park and Hilton have only had common stock outstanding, and (ii) both Park Common Shares and the shares of common stock of Hilton (the “Hilton Common Shares”) have been and are currently regularly traded on an established securities market. Thus, only persons who own, directly or indirectly (taking into account the constructive ownership rules), more than 5% of Park Common Shares and more than 5% of the Hilton Common Shares (the owner of such amount of stock, a “5% Shareholder”) are taken into account as owning any of Park Common Shares or the Hilton Common Shares for purposes of applying the limitation in clause (ii) of the preceding sentence.

Prior to the Distribution, certain funds affiliated with Blackstone and affiliated entities that directly or indirectly owned, actually or constructively, the Hilton Common Shares (the “Blackstone Entities”) were 5% Shareholders of Hilton and would not have satisfied the 35% Ownership Requirement. Immediately after the Distribution, but before January 4, 2017, Blackstone undertook certain steps (the “Blackstone Restructuring”) intended to reduce Park Common Shares and the Hilton Common Shares held the Blackstone Entities and Blackstone Investors that would be considered to be owned by 5% Shareholders for purposes of the 35% Ownership Requirement, such that commencing at the time of completion of the Blackstone Restructuring, those persons treated as 5% Shareholders of Park or Hilton should not have caused and should not cause Park or Hilton to fail the 35% Ownership Requirement. Moreover, on March 15, 2017, certain entities affiliated with Blackstone and HNA engaged in a transaction that resulted in HNA acquiring approximately 25% of each of the Hilton Common Shares and Park Common Shares (the “HNA Purchase Transaction”). The HNA Purchase Transaction had the effect of reducing the ownership of the Blackstone Entities in each of Hilton and Park, but required that HNA also be taken into account in applying the 35% Ownership Requirement. Given the manner in which the rules work, the HNA Purchase Transaction actually increased, for purposes of the 35% Ownership Requirement, the Hilton Common Shares and Park Common Shares that are considered owned by persons treated as 5% Shareholders. Effective March 9, 2018, HNA sold all of its Park Common Shares.

Park Hotels & Resorts Inc.

Chesapeake Lodging Trust

[    ], 2019

Applying the tax ownership rules, including the constructive ownership rules, we believe that, after the Distribution and the Blackstone Restructuring, and both before and after the HNA Purchase Transaction, (i) Hilton and/or one or more actual or constructive owners of 10% or more of the Hilton Common Shares should not be considered to own, actually or constructively, more than 35% of Park Common Shares, and (ii) the Blackstone Entities that are 5% Shareholders with respect to Park Common Shares and the Hilton Common Shares, together with HNA following the HNA Purchase Transaction, collectively should not be considered to own more than 35% of Park Common Shares and the Hilton Common Shares. Based on this conclusion and the statements in the Reviewed Documents and the Park Management Representation Letter, we believe that, commencing January 4, 2017, Hilton and its subsidiaries should qualify as Eligible Independent Contractors with respect to the TRS Lessees. However, because the tax ownership rules and constructive ownership rules are very complex and there is no or limited authority on certain aspects of those rules that are relevant to Blackstone’s ownership for purposes of the 35% Ownership Requirement, and because the Hilton Common Shares are publicly traded and are not subject to restrictions on ownership and transfer similar to the restrictions on ownership and transfer applicable to Park Common Shares, there can be no assurance that Hilton in fact has satisfied or will satisfy the 35% Ownership Requirement. If Hilton has not satisfied that requirement at all times since the Distribution or does not satisfy that requirement in the future, then Park may fail to qualify as a REIT.

This opinion letter addresses only the specific U.S. federal income tax matters set forth above and does not address any other U.S. federal, state, local or foreign legal or tax issues.

This opinion letter has been prepared solely for your use in connection with the transactions contemplated by the Agreement and speaks as of the date hereof. We assume no obligation by reason of this opinion letter or otherwise to advise you of any changes in our opinion subsequent to the date hereof. This opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent. In addition, this opinion letter may not be relied on by any other person for any other purpose without our prior written consent.

Very truly yours,

HOGAN LOVELLS US LLP

Schedule I

Knowledge of the Company

1.	James L. Francis

2.	Douglas W. Vicari

3.	D. Rick Adams

Schedule II

Knowledge of Park Parties

1.	Thomas J. Baltimore, Jr.

2.	Sean M. Dell’Orto

3.	Robert D. Tanenbaum